Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WORDSTREAM, INC.,

GANNETT CO., INC.,

ORCA MERGER SUB, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the EQUITYHOLDER REPRESENTATIVE

Dated as of May 9, 2018

i

EXHIBITS

Exhibit A	Form of Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement
Exhibit B	Example Net Working Capital Calculation
Exhibit C	Operating Area Expense Ratio Targets and Caps
Exhibit D	Amended and Restated Certificate of Incorporation
Exhibit E	Amended and Restated Bylaws
Exhibit F-1	Form of Company Vested Optionholder Acknowledgment and Joinder
Exhibit F-2	Form of Company Unvested Optionholder Agreement
Exhibit F-3	Form of Company Option Offeree Agreement
Exhibit G	Form of Company Warrantholder Agreement and Joinder
Exhibit H	Form of Company Stockholder Consent and Joinder

SCHEDULES

Schedule 1.1	Knowledge of the Company
Schedule 1.2	Knowledge of the Purchaser
Schedule 1.3	Total Company Expenses
Schedule 2.12	Certain Definitions and Calculations
Schedule 5.15	List of Non-Competition Agreements

COMPANY DISCLOSURE SCHEDULE

Section 4.1	Corporate Existence and Power
Section 4.2	Authority
Section 4.3	Capitalization
Section 4.4	Consents and Approvals
Section 4.5	No Conflict or Violation
Section 4.6	Subsidiaries
Section 4.7	Financial Statements
Section 4.8	Undisclosed Liabilities
Section 4.9	Related Party Transactions
Section 4.10	Licenses and Permits
Section 4.11	Regulatory Filings
Section 4.12	Litigation, Actions and Proceedings
Section 4.13	Compliance with Laws
Section 4.14	Absence of Certain Business Practices
Section 4.15	Compliance with Sanctions
Section 4.16	Insurance
Section 4.17	Conduct of Business and Absence of Certain Changes
Section 4.18	Tax Matters
Section 4.19	Employee and Labor Matters

Section 4.20	Employee Benefit Plans
Section 4.21	Material Contracts
Section 4.22	Real Property
Section 4.23	Environmental Matters
Section 4.24	Personal Property
Section 4.25	Intellectual Property
Section 4.26	Accounts Receivable
Section 4.27	Customers and Suppliers
Section 4.28	Brokerage and Financial Advisers
Section 4.29	Stockholder Vote

PURCHASER DISCLOSURE SCHEDULE

Section 3.1	Corporate Existence and Power
Section 3.2	Authority
Section 3.3	Consents and Approvals
Section 3.4	No Conflict or Violation
Section 3.5	Brokerage and Financial Advisers
Section 3.6	Proceedings
Section 3.7	No Additional Representations
Section 3.8	Sufficient Funds

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 9, 2018 (the “Agreement Date”), is entered into by and among WordStream, Inc., a Delaware corporation (the “Company”), Gannett Co., Inc., a Delaware corporation (the “Purchaser”), Orca Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Purchaser (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (the “Equityholder Representative”). Certain capitalized terms used herein are defined in Section 1.1.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the parties hereto desire to effect a transaction in which Merger Sub will merge with and into Company, with Company continuing as the surviving entity (the “Merger”);

WHEREAS, the respective Boards of Directors of the Purchaser, Merger Sub and the Company have unanimously adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, promptly following the execution and delivery of this Agreement, and as a condition of and inducement to the Purchaser’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, the Company will seek to have each of the Company Stockholders adopt this Agreement and to have each of the Company Equityholders join this Agreement in accordance with the applicable provisions hereof;

WHEREAS, to preserve the value of and goodwill associated with the business and operations of the Company, and as a condition of and inducement to the Purchaser’s and Merger Sub’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, each of the employee equityholders listed on Schedule 5.15 will execute and deliver an Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement, in the form attached hereto as Exhibit A (a “Non-Competition Agreement”), at or prior to the Closing; and

WHEREAS, the Purchaser, Merger Sub, the Company and the Equityholder Representative desire to make certain representations, warranties and covenants in connection with, and to prescribe certain conditions to, the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“2018 Earn-Out Amount” means, with respect to each 2018 Earn-Out Period Quarter, (a) if, and only if, the Revenue for such 2018 Earn-Out Period Quarter equals or exceeds 100% of the Revenue Target for such 2018 Earn-Out Period Quarter, $2,500,000, and (b) if, and only if, the Revenue for such 2018 Earn-Out Period Quarter equals or exceeds 80% of the Revenue Target for such 2018 Earn-Out Period Quarter but is less than 100% of the Revenue Target for such 2018 Earn-Out Period Quarter, an amount equal to the equivalent percentage of $2,500,000. For purposes of example only, if the Revenue for a particular 2018 Earn-Out Period Quarter equals 90% of the Revenue Target for such 2018 Earn-Out Period Quarter, the 2018 Earn-Out Amount for that 2018 Earn-Out Period Quarter shall be $2,250,000.

“2018 Earn-Out Payment” has the meaning set forth in Section 2.12(a).

“2018 Earn-Out Period” means the last two (2) calendar quarters of 2018.

“2018 Earn-Out Period Quarter” means each calendar quarter of the 2018 Earn-Out Period.

“2019 Earn-Out Amount” means, with respect to each 2019 Earn-Out Period Quarter, (a) if, and only if, the Revenue for such 2019 Earn-Out Period Quarter equals or exceeds 100% of the Revenue Target for such 2019 Earn-Out Period Quarter, $3,750,000, and (b) if, and only if, the Revenue for such 2019 Earn-Out Period Quarter equals or exceeds 80% of the Revenue Target for such 2019 Earn-Out Period Quarter but is less than 100% of the Revenue Target for such 2019 Earn-Out Period Quarter, an amount equal to the equivalent percentage of $3,750,000. For purposes of example only, if the Revenue for a particular 2019 Earn-Out Period Quarter equals 90% of the Revenue Target for such 2019 Earn-Out Period Quarter, the 2019 Earn-Out Amount for that 2019 Earn-Out Period Quarter shall be $3,375,000.

“2019 Earn-Out Payment” has the meaning set forth in Section 2.12(a).

“2019 Earn-Out Period” means calendar year 2019.

“2019 Earn-Out Period Quarter” means each of the four (4) calendar quarters of the 2019 Earn-Out Period.

“401(k) Plan” has the meaning set forth in Section 6.2.

“401(k) Plan Termination Date” has the meaning set forth in Section 6.2.

“Acceleration Amount” has the meaning set forth in Section 2.12(f).

“Acquisition Proposal” has the meaning set forth in Section 5.9(a).

“Additional Consideration” means, individually and collectively, any additional amounts that become payable to the Company Equityholders from the Purchaser, the General Escrow Fund, the Section 382 Escrow Fund, or the Equityholder Representative Expense Fund in accordance with Section 2.11, Section 2.12, Section 7, Section 9 or Section 11.1(f) (without interest).

“Additional Per Share Consideration” means the quotient obtained by dividing (a) the Additional Consideration by (b) the Fully Diluted Common Share Number.

“Adjusted Closing Consideration” means an amount in cash equal to (a) the Base Amount, plus (b) the Final Working Capital Surplus (if any), plus (c) the Final Closing Cash, plus (d) the Aggregate Stock Option Exercise Price, plus (e) the Aggregate Warrant Exercise Price, minus (f) the Final Working Capital Deficiency (if any), minus (g) the Final Closing Indebtedness, minus (h) the Final Unpaid Transaction Expenses, minus (i) the General Escrow Amount, minus (j) the Section 382 Escrow Amount, minus (k) the Equityholder Representative Expense Amount, minus (l) the aggregate amount of Company Option Bonuses.

“Adjusted Earn-Out Amount” has the meaning set forth in Section 2.12(a).

“Adjustment Items” has the meaning set forth in Section 2.11(a).

“Affiliate” means, with respect to any Person, at any relevant time, any other Person controlling, controlled by or under common control with such Person.

“Aggregate Consideration” means, collectively, the Closing Consideration and the Additional Consideration (if any).

“Aggregate Stock Option Exercise Price” means the aggregate exercise prices payable by the holders of all Vested Company Stock Options upon the exercise of such Vested Company Stock Options.

“Aggregate Warrant Exercise Price” means the aggregate exercise prices payable upon the exercise of all Outstanding Company Warrants.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Law” means any domestic or foreign supranational, federal, state or local statute, law (including common law), ordinance, code, treaty, rule, regulation or other pronouncement having the effect of law issued by any Governmental Authority (including administrative interpretations of any of the foregoing), and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction or other Governmental Authority applicable to the Company, the parties hereto or their respective properties, assets, officers, directors, employees, Affiliates, Representatives or agents, as the case may be.

“Balance Sheet” has the meaning set forth in Section 4.7(a).

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Base Amount” means One Hundred Thirty Million Dollars ($130,000,000).

“Binder Agreement” means the Binder Agreement, dated as of the Agreement Date, between the Underwriting Representative and the Purchaser.

“Books and Records” means all records (in any type of storage medium) in the possession or control of the Company, including, without limitation, customer lists, sales records, records relating to regulatory matters, financial, Tax and accounting records and compliance records.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the City of Boston are permitted or obligated to be closed for regular banking hours.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Certificates” has the meaning set forth in Section 2.15(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” means all cash and cash equivalents held in the bank accounts of the Company, net of (i) outstanding (uncleared) outbound checks, drafts, wire transfers or deposits in transit, and other debits of the Company in-process, (ii) restricted balances, and (iii) amounts held in escrow (other than funds held in escrow as a result of this Agreement), in each case, calculated as of immediately prior to the Effective Time.

“Closing Consideration” means an amount in cash equal to (a) the Base Amount, plus (b) the Estimated Working Capital Surplus (if any), plus (c) the Estimated Closing Cash, plus (d) the Aggregate Stock Option Exercise Price, plus (e) the Aggregate Warrant Exercise Price, minus (f) the Estimated Working Capital Deficiency (if any), minus (g) the Estimated Closing Indebtedness, minus (h) the Estimated Unpaid Transaction Expenses, minus (i) the General Escrow Amount, minus (j) the Section 382 Escrow Amount, minus (k) the Equityholder Representative Expense Amount, minus (l) the aggregate amount of Company Option Bonuses.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Equity Certificate” has the meaning set forth in Section 5.11.

“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Effective Time.

“Closing Per Share Consideration” means the quotient obtained by dividing (a) the Closing Consideration by (ii) the Fully Diluted Common Share Number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificates” has the meaning set forth in Section 2.15(a).

“Common Stock” has the meaning set forth in Section 4.3(a).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.12(a).

“Company Board Resolutions” has the meaning set forth in Section 4.2.

“Company Capital Stock” means collectively, the Common Stock and the Preferred Stock.

“Company Charter Documents” has the meaning set forth in Section 4.1.

“Company Disclosure Schedule” has the meaning set forth in Section 4.

“Company Equityholder Indemnified Parties” has the meaning set forth in Section 9.2(e).

“Company Equityholders” means, collectively, the Company Stockholders, Company Vested Optionholders and Company Warrantholders.

“Company Equityholders’ Objection Notice” has the meaning set forth in Section 2.11(c).

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.28 and Section 4.29.

“Company Insiders” has the meaning set forth in Section 4.9.

“Company Material Adverse Effect” means an event, change, fact, condition or occurrence that, individually or together with any other event, change, fact, condition or occurrence, has a material adverse effect on (a) the business, properties, assets, liabilities, operations, financial condition or prospects of the Company considered as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, provided, however, that a “Company Material Adverse Effect” shall not include the effect of any event, change or occurrence arising out of or attributable to the effects of changes that are generally applicable to general economic, political or market conditions including (A) any outbreak or escalation of hostilities, war (whether or not declared), acts of terrorism, national emergency or other national or international calamity or crisis, (B) any general suspension of trading in securities or the declaration of a banking moratorium or any suspension of payments on the extension of credit by lending institutions, (C) changes after the Agreement Date in any Applicable Law or in the interpretation of any Applicable Law by any Governmental Authority which do not affect the Company to a materially greater extent than such changes affect other Persons in the industry in which the Company competes, (D) changes in prevailing interest rates, (E) financial or securities market fluctuations or conditions, and (F) any change or effect resulting from the announcement of the pendency of the transactions contemplated herein.

“Company Option Bonuses” means, collectively, all amounts contemplated as of the Agreement Date to be payable to Company Unvested Optionholders and Company Option Offerees pursuant to Company Unvested Optionholder Agreements and Company Option Offeree Agreements, as set forth in the Company Disclosure Schedule.

“Company Option Offeree Agreement” has the meaning set forth in Section 2.8(b).

“Company Option Offeree” has the meaning set forth in Section 2.8(b).

“Company Party” has the meaning set forth on Schedule 2.12.

“Company Stock Incentive Plan” means the Company’s 2008 Stock Incentive Plan, as amended.

“Company Stock Options” means each option to purchase shares of Common Stock granted under the Company Stock Incentive Plan.

“Company Stockholder Consent and Joinder” has the meaning set forth in Section 5.12(a).

“Company Stockholders” means the holders of any outstanding shares of Company Capital Stock.

“Company Transaction Agreements” has the meaning set forth in Section 4.2.

“Company Unvested Optionholder Agreement” has the meaning set forth in Section 2.8(b).

“Company Unvested Optionholder” has the meaning set forth in Section 2.8(b).

“Company Vested Optionholder Acknowledgment and Joinder” has the meaning set forth in Section 2.8(b).

“Company Vested Optionholder” has the meaning set forth in Section 2.8(a).

“Company Warrantholder Agreement and Joinder” has the meaning set forth in Section 2.9(b).

“Company Warrantholders” means the holders of Outstanding Company Warrants.

“Company Warrants” means each warrant to purchase capital stock of the Company issued and not otherwise terminated.

“Computer Software” means all versions of any and all (i) computer programs, including all object code, all executables, copy books, modules required to compile the source code form of such computer programs into the object code form of the same, (ii) databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize, develop, maintain and support any of the foregoing, (iv) documentation, including programming, systems, operator and user manuals and training materials, relating to any of the foregoing and (iv) all versions, enhancements, modifications and derivative works of any of the foregoing.

“Confidential Information” has the meaning set forth in Section 5.7(b).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated February 20, 2018, by and between the Company and the Purchaser.

“Confirmation Certificate” has the meaning set forth in Section 2.11(c).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Governmental Authority or other Person pursuant to any Contract or Applicable Law.

“Continued Employees” has the meaning set forth in Section 6.1.

“Contract” means any agreement, contract, plan, lease, sublease, license, sublicense, franchise, power of attorney, undertaking, indenture, promissory note, evidence of Indebtedness, letter of credit, guaranty, bond, loan, mortgage, instrument, or any other contract, commitment or arrangement.

“Control” (including the terms “controlling,” “controlled by” and “under common control with” as used in the definition of “Affiliates”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of proxies, by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of a corporate office or similar official position held by the Person. Except as provided otherwise in this Agreement, Control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 50% or more of the voting securities of any other Person, or is entitled by contract or otherwise, to appoint or elect the majority of the board of directors or comparable governing body of any other Person.

“Cybersecurity Incident” means actions taken through the use of computer networks that result in an actual, suspected or potentially likely cyber incident that could have an adverse effect on a system and/or any information residing therein, including but not limited to an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a system or the information the system processes, stores, or transmits or that constitutes a violation or threat of violation of the Company’s security policies, data privacy policies, security procedures, acceptable use policies, industry best practices and/or any applicable privacy or data laws.

“D&O Tail Policy” has the meaning set forth in Section 5.14.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosure Materials” has the meaning set forth in Section 5.12(c).

“Disputed Earn-Out Item” has the meaning set forth in Section 2.12(b)(iii).

“Disputed Item” has the meaning set forth in Section 2.11(c).

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Earn-Out Amount” means (a) with respect to any 2018 Earn-Out Period Quarter, the 2018 Earn-Out Amount, and (b) with respect to any 2019 Earn-Out Period Quarter, the 2019 Earn-Out Amount.

“Earn-Out Confirmation Certificate” has the meaning set forth in Section 2.12(b)(iii).

“Earn-Out Determination Date” has the meaning set forth in Section 2.12(b)(v).

“Earn-Out Item” has the meaning set forth in Section 2.12(b)(ii).

“Earn-Out Negotiation Period” has the meaning set forth in Section 2.12(b)(iv).

“Earn-Out Objection Notice” has the meaning set forth in Section 2.12(b)(iii).

“Earn-Out Payments” means, collectively, the 2018 Earn-Out Payment and 2019 Earn-Out Payment.

“Earn-Out Period Quarters” means, collectively, each of the 2018 Earn-Out Period Quarters and the 2019 Earn-Out Period Quarters.

“Earn-Out Periods” means, collectively, the 2018 Earn-Out Period and the 2019 Earn-Out Period.

“Earn-Out Statement” has the meaning set forth in Section 2.12(b)(ii).

“Earn-Out Transaction Expense Deduction Amount” has the meaning set forth in Section 2.12(b)(ii).

“Earn-Out Transaction Expenses” has the meaning set forth in Section 2.12(c).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Benefit Plans” has the meaning set forth in Section 4.20(a).

“Employees” has the meaning set forth in Section 4.19(a).

“End Date” has the meaning set forth in Section 10.3(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Laws” has the meaning set forth in Section 4.23(d).

“Equityholder Representative” has the meaning set forth in the first paragraph of this Agreement.

“Equityholder Representative Engagement Letter” means that certain letter agreement to be executed by the Equityholder Representative, the Company and certain Company Equityholders at or prior to the Closing.

“Equityholder Representative Expense Amount” means One Hundred Thousand Dollars ($100,000).

“Equityholder Representative Expense Fund” means the amounts held by the Equityholder Representative for the purposes of paying directly, or reimbursing the Equityholder Representative for, any third party expenses in accordance with this Agreement.

“Equityholder Representative NDAs” means, collectively, that certain Nondisclosure Agreement, dated as of April 6, 2018, by and between the Equityholder Representative and the Company and that certain Nondisclosure Agreement, dated as of May 9, 2018, by and between the Equityholder Representative and the Purchaser.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association, or, if such Person is unwilling or unable to serve as the escrow agent with respect to the Escrow Funds, such escrow agent as is mutually reasonably acceptable to the Purchaser and the Equityholder Representative.

“Escrow Agreement” means the escrow agreement to be entered into at or prior to the Closing by and among the Purchaser, the Equityholder Representative and the Escrow Agent, in a form reasonably acceptable to the parties thereto, pursuant to which the Escrow Funds will be held in escrow by the Escrow Agent.

“Escrow Funds” means, collectively, the General Escrow Fund and the Section 382 Escrow Fund.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.11(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.11(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.11(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.11(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.11(a).

“Estimated Transaction Expense Statement” has the meaning set forth in Section 2.11(a).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.11(a).

“Excess Spend Penalty” has the meaning set forth on Schedule 2.12.

“Exchange Materials” has the meaning set forth in Section 2.15(a).

“FICA” means the Federal Insurance Contributions Act.

“Final and Binding” has the meaning set forth in Section 2.11(e).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.11(b).

“Final Closing Cash” has the meaning set forth in Section 2.11(e).

“Final Closing Indebtedness” has the meaning set forth in Section 2.11(e).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.11(e).

“Final Closing Statement” has the meaning set forth in Section 2.11(b).

“Final Unpaid Transaction Expenses” has the meaning set forth in Section 2.11(e).

“Final Working Capital Deficiency” has the meaning set forth in Section 2.11(e).

“Final Working Capital Surplus” has the meaning set forth in Section 2.11(e).

“Fully Diluted Common Share Number” means an amount equal to the sum of, without duplication, (a) the total number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time, plus (b) the total number of shares of Common Stock issuable upon exercise of Vested Company Stock Options, plus (c) the total number of shares of Common Stock issuable upon exercise of Outstanding Company Warrants or upon the conversion of any Preferred Stock issuable upon exercise of Outstanding Company Warrants.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Escrow Amount” means One Million Three Hundred Thousand Dollars ($1,300,000).

“General Escrow Fund” means the General Escrow Amount held in escrow by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Governmental Authority” means, whether within or outside the United States of America, any court, administrative or regulatory agency or commission, or other supranational, federal, state or local governmental authority or instrumentality, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or any arbitrator.

“Grant Date” has the meaning set forth in Section 4.3(b).

“HSR Act” has the meaning set forth in Section 3.3.

“Inbound Licenses” has the meaning set forth in Section 4.25(f).

“Indebtedness” as applied to any Person means (without duplication) (i) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for any such indebtedness for borrowed money, (ii) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iv) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) any liability of such Person in respect of any banker’s acceptances, letters of credit or similar facilities, (vi) any obligations under any interest rate, currency or other hedging agreement or derivative contract, net of any obligations to such Person thereunder, (vii) all capitalized lease obligations of such Person in accordance with GAAP, (viii) all obligations of such Person in respect of the deferred purchase price of property, assets, services or securities (other than trade payables arising in the ordinary course of business), (ix) all earn-outs and similar contingent obligations of the Company, and (x) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (ix) above.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” has the meaning set forth in Section 2.11(g).

“Intellectual Property” means: United States and foreign (i) patents and patent applications, and all re-examination, reissues, continuations, and continuations in part related to the same; (ii) trademarks, service marks, logos and other indicia of origin, together with all the goodwill, registrations and applications related to the foregoing; (iii) copyrights, copyright registrations, copyright applications and renewals; (iv) technology, ideas, inventions (whether or not patentable), trade secrets, confidential or proprietary information, and know-how; and (v) domain names, rights to publicity, moral rights and all other similar rights throughout the world, together with all licenses of and to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.7(a).

“Investors’ Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement between the Company and certain Company Stockholders, dated as of June 26, 2014.

“IP Contracts” has the meaning set forth in Section 4.25(f).

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joinder” means (a) with respect to any Company Stockholder, a Company Stockholder Consent and Joinder, (b) with respect to any Company Vested Optionholder, a Company Vested Optionholder Acknowledgment and Joinder and (c) with respect to any Company Warrantholder, a Company Warrantholder Agreement and Joinder.

“Key Agreement” has the meaning set forth on Schedule 2.12.

“Key Partner” has the meaning set forth on Schedule 2.12.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed on Schedule 1.1, after inquiry which would be reasonable business practice for a company of a similar size and in a similar industry.

“Knowledge of the Purchaser” or “the Purchaser’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed on Schedule 1.2, after inquiry which would be reasonable business practice for a company of a similar size and in a similar industry.

“Letter of Transmittal” has the meaning set forth in Section 2.15(a).

“Liabilities” has the meaning set forth in Section 4.8.

“Licensed Intellectual Property” means Intellectual Property with respect to which the Company is a licensee.

“Lien” means any claim, charge, conditional sale agreement, default of title, easement, encroachment, hypothecation, infringement, lien, mortgage, pledge, reservation, security interest or other security arrangement, restriction (including any restriction on transferability, use, voting, receipt of income of exercise of any other attribute of ownership) or other encumbrance of any kind or nature whatsoever on or with respect to any asset or property.

“Litigation” means any action, cause of action, claim, complaint, charge, petition, investigation, audit, suit, arbitration, or proceeding against any Person alleging potential liability, wrongdoing or misdeed of such Person, whether civil, criminal or administrative, at law or in equity, before any Governmental Authority or arbitrator.

“Loss” and “Losses” have the meanings set forth in Section 9.1.

“Mandatory Conversion Approval” has the meaning set forth in Section 4.3(d).

“Material Contract” has the meaning set forth in Section 4.21(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Negotiation Period” has the meaning set forth in Section 2.11(d).

“Net Working Capital” shall mean the Company’s and its subsidiaries’ current assets less current liabilities as of immediately prior to the Effective Time determined in accordance with the example set forth on Exhibit B; provided that (A) current assets will not include (i) Closing Cash or (ii) any current or deferred Tax assets, and (B) current liabilities will not include (i) Transaction Expenses, (ii) the current portion of any Indebtedness of the Company, (iii) Transfer Taxes, if any, (iv) any Section 382 Liability or deferred Tax liabilities, or (v) equity related liabilities.

“Non-Competition Agreement” has the meaning set forth in the recitals to this Agreement.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Off-the-Shelf Software” means the following: (A) ready-to-use, pre-packaged Computer Software which is (i) commercially available to the public, (ii) not embedded in, otherwise included with, or necessary to provide any of the products or services provided by the Company, and (iii) replaceable in its most current version without material delay for less than $2,000 per copy, seat or monitored device (as applicable); and (B) Computer Software embedded in, or supplied as a necessary component of, commercially available hardware devices such as computers, smartphones, networking devices, etc.

“Open Source Software” means any Computer Software that is distributed pursuant to a license that (i) requires the licensee to distribute or provide access to the source code of such Computer Software or any portion thereof when the object code is distributed, (ii) requires the licensee to distribute the Computer Software or any portion thereof for free, or (iii) requires that other Computer Software or any portion thereof combined with, linked to, or based upon such Computer Software be licensed pursuant to the same license or requires the distribution of all or any portion of such other Computer Software for free, including, Computer Software licensed or distributed under any of the following licenses: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the BSD License; and (E) the Apache License.

“Operating Area” has the meaning set forth in Section 2.12(e).

“Operating Area Excess Expense Amount” has the meaning set forth in Section 2.12(e).

“Operating Area Expense Ratio” means, with respect to any Operating Area in any Earn-Out Period Quarter, a fraction (expressed as a percentage) equal to (i) the Total Company Expenses in such Operating Area in such Earn-Out Period Quarter, divided by (ii) the Total Company Revenue in such Earn-Out Period Quarter.

“Operating Area Expense Ratio Cap” means, with respect to any Operating Area in any Earn-Out Period Quarter, the percentage corresponding to such Operating Area and Earn-Out Period Quarter labeled the “Operating Area Expense Ratio Cap” on Exhibit C.

“Operating Area Expense Ratio Target” means, with respect to any Operating Area in any Earn-Out Period Quarter, the percentage corresponding to such Operating Area and Earn-Out Period Quarter labeled the “Operating Area Expense Ratio Target” on Exhibit C.

“Outbound Licenses” has the meaning set forth in Section 4.25(f).

“Outstanding Company Warrant” has the meaning set forth in Section 2.9(a).

“Owned Computer Software” means all Computer Software owned by the Company.

“Owned Intellectual Property” has the meaning set forth in Section 4.25(a).

“Owned Personal Property” has the meaning set forth in Section 4.24(a).

“Payments Administrator” means Acquiom Financial LLC, a Colorado limited liability company, or, if such Person is unwilling or unable to serve as the payments administrator as contemplated hereunder, such other payments administrator as is mutually reasonably acceptable to the Purchaser and the Equityholder Representative.

“Payments Agreement” means the payments agreement to be entered into at or prior to the Closing by and among the Purchaser, the Equityholder Representative and the Payments Administrator, in a form reasonably acceptable to the parties thereto, pursuant to which the Payments Administrator will perform the duties of the Payments Administrator contemplated hereunder.

“Payoff Letters” has the meaning set forth in Section 5.10.

“Permits” mean all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings with Governmental Authorities required under Applicable Law.

“Permitted Lien” means (i) statutory Liens for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with GAAP, (ii) materialmen’s or similar Liens or obligations arising in the ordinary course of business securing accrued obligations not yet due and payable and which individually or in the aggregate would not be material to the Company, (iii) purchase money Liens arising in the ordinary course of business and which individually or in the aggregate would not be material to the Company, (iv) easements, covenants, conditions and restrictions affecting real property that do not materially interfere with the conduct of the business of the Company as it is currently conducted, and (v) any zoning or other governmentally established restrictions or encumbrances that are shown by public records.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Personal Property Leases” has the meaning set forth in Section 4.24(b).

“Pre-Closing Period” means the period between the Agreement Date and the Closing.

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.2(a).

“Preferred Certificates” has the meaning set forth in Section 2.15(a).

“Preferred Stock” has the meaning set forth in Section 4.3(a).

“Pro Rata Percentage” means, with respect to each Company Equityholder, a fraction, (a) the numerator of which is the portion of the Aggregate Consideration to which such Company Equityholder is entitled pursuant and subject to this Agreement and the other Transaction Agreements, and (b) the denominator of which is the Aggregate Consideration.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Change in Control” means (i) a reorganization, merger, consolidation, stock sale or other corporate transaction involving the Purchaser or its parent entity, Gannett Co., Inc., in each case, with respect to which the stockholders of the Purchaser (or its parent entity) immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the Purchaser (or its parent entity) or the entity resulting from such transaction, excluding any transaction between Affiliates of the Purchaser or its parent entity after which Gannett Co., Inc. remains the ultimate beneficial owner of more than fifty percent (50%) of the combined voting power of the Purchaser or the entity resulting from such transaction; or (ii) a sale, liquidation or distribution of all or substantially all of the assets of the Purchaser.

“Purchaser Disclosure Schedule” has the meaning set forth in Section 3.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set forth in Section 3.1, Section 3.2 and Section 3.5.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Transaction Agreements” has the meaning set forth in Section 3.1.

“Quarterly Earn-Out Statement” has the meaning set forth in Section 2.12(b)(i).

“Real Property Leases” has the meaning set forth in Section 4.22(b).

“Receivables” has the meaning set forth in Section 4.26.

“Registered Intellectual Property” has the meaning set forth in Section 4.25(a).

“Related Party Contract” has the meaning set forth in Section 4.9.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates (but does not include such Person).

“Representative Losses” has the meaning set forth in Section 11.1(e).

“Reps and Warranties Policy” means that Buyer-Side Representations and Warranties Insurance Policy to be issued to the Purchaser pursuant to the Binder Agreement, as such policy may be amended, modified or supplemented from time to time.

“Requisite Stockholder Approvals” has the meaning set forth in Section 4.29.

“Revenue” has the meaning set forth on Schedule 2.12.

“Revenue Target” has the meaning set forth on Schedule 2.12.

“ROFR and Co-Sale Agreement” means that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company and certain Company Stockholders, dated as of June 26, 2014.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons (individually or in the aggregate) described in the foregoing clauses (a) and (b).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Section 280G” has the meaning set forth in Section 5.12(b).

“Section 280G Payments” has the meaning set forth in Section 5.12(b).

“Section 280G Stockholder Approval” has the meaning set forth in Section 5.12(b).

“Section 280G Waiver” has the meaning set forth in Section 5.12(b).

“Section 382 Accounting Firm” means Deloitte, or if Deloitte is unwilling or unable to serve in such capacity, another independent accounting firm of nationally recognized standing that has not provided material services to Purchaser or the Company within the two-year period immediately preceding the date of such accounting firm’s appointment and that is mutually agreed to by the Purchaser and the Equityholder Representative, each acting in good faith.

“Section 382 Escrow Amount” means Five Million Dollars ($5,000,000).

“Section 382 Escrow Fund” means the Section 382 Escrow Amount held in escrow by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Section 382 Liability” has the meaning set forth in Section 5.13.

“Section 382 Ownership Change” has the meaning set forth in Section 5.13.

“Section 382 Study” has the meaning set forth in Section 5.13.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in Section 4.3(a).

“Series B Preferred Stock” has the meaning set forth in Section 4.3(a).

“Series B-1 Preferred Stock” has the meaning set forth in Section 4.3(a).

“Series C Preferred Stock” has the meaning set forth in Section 4.3(a).

“Shortfall Amount” has the meaning set forth in Section 2.11(f)(i).

“Solicitation Agent” means Acquiom Clearinghouse LLC.

“Stockholders Agreements” means the Voting Agreement, the Investors’ Rights Agreement and the ROFR and Co-Sale Agreement.

“Straddle Period” has the meaning set forth in Section 7.1(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means Nine Hundred Forty Thousand Two Hundred Fifty Dollars ($940,250.00).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, assessments (including guarantee fund and similar assessments), fees, charges, levies, excises, duties or other governmental charges, including, without limitation, income, excise, gross receipts, license, severance, social security (or similar, including FICA), ad valorem, sales, use, value-added, employment, unemployment, disability, worker’s compensation, franchise, profits, gains, property (real, tangible and intangible), telecommunications, capital stock, recapture, health, conveyance, documentary, environmental, windfall profits, occupation, net worth, transfer, registration, use, payroll, stamp, premium, retaliatory, alternative or add-on minimum, escheat, unclaimed property, customs duties, partnership and partnership items, estimated taxes or other taxes of any kind (whether payable directly or by withholding), or assessment of any kind in the nature of (or similar to) taxes whatsoever, together with any interest, penalties or additional amounts with respect thereto, whether disputed or not and including obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means the IRS or any Governmental Authority that had or has jurisdiction over the assessment, determination, administration, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 7.3(a).

“Tax Contest” has the meaning set forth in Section 7.3(b).

“Tax Indemnified Party” has the meaning set forth in Section 7.3(a).

“Tax Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Tax Returns” means all returns and reports (including elections, forms, filings, declarations, disclosures, schedules, claims for refunds, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Tax Authority, including any schedule, attachment, or any amendment with respect thereto.

“Termination Notice” has the meaning set forth in Section 2.8(b).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Title IV Plan” has the meaning set forth in Section 4.20(b).

“Total Company Expenses” means, with respect to any Operating Area in any Earn-Out Period Quarter, the total expenses of the Company in such Operating Area, calculated in accordance with Schedule 1.3.

“Total Company Revenue” means, with respect to any Earn-Out Period Quarter, the gross revenue of the Company for such Earn-Out Period Quarter.

“Transaction Agreements” means, collectively, this Agreement, the Payments Agreement, the Escrow Agreement, the Joinders and each other agreement executed and delivered by the Company Equityholders, the Company, the Purchaser or any of their respective Affiliates in connection with the Merger and the other transactions contemplated hereby.

“Transaction Expenses” means all out of pocket fees and expenses incurred or committed to at or prior to (whether payable at, prior to or after) the Closing by or on behalf of the Company in connection with the preparation of this Agreement or the other Transaction Agreements and the transactions contemplated by this Agreement or the other Transaction Agreements, including (i) the fees and expenses of legal counsel and accountants, (ii) fees and expenses payable to the Equityholder Representative, (iii) fees and expenses payable to any Person with respect to solicitations of Company Equityholders, Company Unvested Optionholders or Company Option Offerees prior to Closing, (iv) any fees and expenses payable to financial advisors, investment bankers and brokers of the Company, (v) any fees and expenses incurred in connection with the termination of any Employee Benefit Plan, (vi) any fees, bonuses or compensation payable to any lender, employee or any other Person in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements; provided that “Transaction Expenses” shall not include any Company Option Bonuses separately taken into account in the calculation of the Closing Consideration or the Adjusted Closing Consideration, (vii) the Company’s share (pursuant to Section 5.3) of filing fees associated with the filings and submissions contemplated by Section 5.6, and (viii) the fees for the D&O Tail Policy.

“Transfer Taxes” has the meaning set forth in Section 7.1(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions or succeeding, similar, substitute proposed or final Treasury Regulations.

“Underwriting Representative” means Euclid Transactional, LLC.

“Unpaid Transaction Expenses” means any Transaction Expenses that remain unpaid as of immediately prior to the Effective Time

“Unresolved Earn-Out Items” has the meaning set forth in Section 2.12(b)(iv).

“Unresolved Items” has the meaning set forth in Section 2.11(d).

“Vested Company Stock Option” has the meaning set forth in Section 2.8(a).

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement by and among the Company and Company Stockholders, dated as of June 26, 2014, as amended on January 18, 2018.

“Voting Agreement Approvals” has the meaning set forth in Section 5.12(a).

2. THE MERGER

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 Closing; Effective Time.

(a) Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. New York time at the offices of Gesmer Updegrove LLP, 40 Broad Street, Boston, MA, on the date that is no more than two (2) Business Days following the date on which the last of the conditions set forth in Section 10 have been satisfied or waived in accordance with this Agreement (other than conditions that by their nature are to be satisfied or waived at the Closing, or are expected to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), or at such other time and date or at such other place as the parties may mutually agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) Subject to the terms and conditions of this Agreement, at the Closing and in order to effect the Merger, the parties shall file, or cause to be filed, with the Secretary of State of the State of Delaware a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be mutually determined by the parties and set forth in the Certificate of Merger (the time as of which the Merger becomes effective being referred herein to as the “Effective Time”).

2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit D hereto, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit E hereto, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

2.5 Directors and Officers. The directors of Merger Sub as of immediately prior to the Effective Time shall be initial directors of the Surviving Corporation and shall serve until their respective successors are duly elected or appointed and qualified in accordance with Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed in accordance with Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company, any holders of capital stock or other voting or equity interests in any of the foregoing, or any other Person, the following shall occur:

(a) each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock to be cancelled pursuant to Section 2.6(b) and the Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such share of Common

Stock (or the certificate representing shares of Preferred Stock that were converted into Common Stock in accordance with the Mandatory Conversion Approval, if such certificate has not been exchanged for a Common Stock certificate) in the manner provided in Section 2.15 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and indemnification agreement, if required, in the manner provided in Section 2.18), (i) the Closing Per Share Consideration (without interest), and (ii) any Additional Per Share Consideration that becomes payable hereunder, only if, as and when any such amounts become payable hereunder (without interest);

(b) each share of Common Stock held by the Purchaser, Merger Sub, the Company or any of their respective subsidiaries immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock outstanding as of immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, or otherwise contractually waived such holder’s rights to appraisal, and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the consideration for such Common Stock set forth in Section 2.6(a). At the Effective Time, the Dissenting Shares shall automatically be cancelled and cease to exist, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL or pursuant to Section 2.7(b).

(b) Notwithstanding the provisions of Section 2.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, each such holder’s shares of Common Stock shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 2.15 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and indemnification agreement, if required, in the manner provided in Section 2.18), the consideration for such Common Stock set forth in Section 2.6(a).

(c) The Company shall give the Purchaser (i) prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted written withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Purchaser, make any payment with respect to any such demands, or settle or compromise, or offer to settle or compromise, any such demands, or agree to do any of the foregoing.

2.8 Cancellation of Company Stock Options.

(a) No Company Stock Options shall be assumed or otherwise replaced by the Purchaser. Subject to the terms and conditions of this Agreement, and pursuant to the terms of the Company Stock Incentive Plan, at the Effective Time, each Company Stock Option (or portion thereof) that is outstanding, unexercised and vested as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the Merger and the other transactions contemplated by this Agreement) (each, a “Vested Company Stock Option”) shall be cancelled and extinguished and each holder of any such Vested Company Stock Option (each a “Company Vested Optionholder”) shall automatically (without any further action required of such holder) become entitled to receive (i) a cash payment in an amount (without interest) equal to (A) the product obtained by multiplying (1) the number of shares of Common Stock issuable upon exercise of the Vested Company Stock Options held by such holder, by (2) the Closing Per Share Consideration, minus (B) the aggregate exercise price payable by such holder upon exercise of all of the Vested Company Stock Options held by such holder, and (ii) for each share of Common Stock issuable upon exercise of the Vested Company Stock Options held by such holder, any Additional Per Share Consideration that becomes payable hereunder, only if, as and when any such amounts become payable (without interest). Subject to the terms and conditions of this Agreement, and pursuant to the terms of the Company Stock Incentive Plan, at the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the Merger and the other transactions contemplated by this Agreement), shall be cancelled and extinguished and no amount shall be payable therefor under this Agreement.

(b) The Company shall (i) take all actions necessary to effect the termination of the Company Stock Incentive Plan prior to the Effective Time, (ii) take all actions necessary to effect the cancellation of outstanding Company Stock Options and rights thereto contemplated by Section 2.8(a), including sending a written notice, pursuant to Section 8(b)(2)(ii) of the Company Stock Incentive Plan, to each holder of a Company Stock Option that is expected to be outstanding and fully or partially unvested as of immediately prior to the Effective Time, providing that such Company Stock Option or the portion thereof that remains unvested and thus unexerciseable as of immediately prior to the Effective Time will terminate immediately prior to the Effective Time (the “Termination Notice”) and (iii) without limiting Section 2.14(a)(vii), use its best efforts to obtain, as promptly as practicable after the date hereof, (A) from each Company Vested Optionholder, an executed Company Vested Optionholder Acknowledgment and Joinder, in the form attached hereto as Exhibit F-1 (a “Company Vested Optionholder Acknowledgment and Joinder”), (B) from each holder of Company Stock Options who holds only Company Stock Options that remain fully unvested as of immediately prior to the Effective Time (each, a “Company Unvested Optionholder”), an executed Company Unvested Optionholder Agreement, in the form attached hereto as Exhibit F-2 (a “Company Unvested Optionholder Agreement”), and (C) from each employee of the Company that has been offered Company Stock Options pursuant to employment offer letters, but which Company Stock Options have not been granted by the Board of Directors of the Company or documented in executed Company Stock Option Agreements prior to the Effective Time (each, a “Company Option Offeree”), a Company Option Offeree Agreement, in the form attached hereto as Exhibit F-3 (a “Company Option Offeree Agreement”). The Company shall provide the Purchaser with a reasonable opportunity to review, comment on and approve the Termination Notice and any other materials to be provided to holders of Company Stock Options or Company Option Offerees regarding this Agreement, the transactions contemplated hereby or the treatment of Company Stock Options contemplated herein prior to the distribution of such materials, and shall accept all reasonable comments of the Purchaser with respect thereto. Subject to the preceding sentence, the Company shall cause the Termination Notice to be distributed to the applicable holders of Company Stock Options as promptly as reasonably practicable, but in any event within ten (10) days, after the Agreement Date.

2.9 Cancellation of Company Warrants.

(a) No Company Warrants shall be assumed or otherwise replaced by the Purchaser. Subject to the terms and conditions of this Agreement, and pursuant to the terms of the Company Warrantholder Agreement and Joinders, at the Effective Time, each Company Warrant that is outstanding and exercisable as of immediately prior to the Effective Time (each, an “Outstanding Company Warrant”) shall be cancelled and extinguished and each holder of any such Outstanding Company Warrant that has executed a Company Warrantholder Agreement and Joinder shall automatically (without any further action required of such holder) become entitled to receive (i) a cash payment in an amount (without interest) equal to (A) the product obtained by multiplying (1) the number of shares of Common Stock issuable upon exercise of the Outstanding Company Warrants held by such holder or upon the conversion of any Preferred Stock issuable upon exercise of the Outstanding Company Warrants held by such holder, by (2) the Closing Per Share Consideration, minus (B) the aggregate exercise price payable by such holder upon exercise of all of the Outstanding Company Warrants held by such holder, and (ii) for each share of Common Stock issuable upon exercise of the Outstanding Company Warrants held by such holder or upon the conversion of any Preferred Stock issuable upon exercise of the Outstanding Company Warrants held by such holder, any Additional Per Share Consideration that becomes payable hereunder, only if, as and when any such amounts become payable (without interest).

(b) The Company shall take all actions necessary to (i) effect the foregoing cancellation of Outstanding Company Warrants and (ii) cause each Company Warrantholder to execute a Company Warrantholder Agreement and Joinder, substantially in the form attached hereto as Exhibit G (with such modifications to such form as the Purchaser and the Company may agree by countersigning the same) (a “Company Warrantholder Agreement and Joinder”), at or prior to the Closing.

2.10 Closing Payments.

(a) At or prior to the Closing, and in accordance with the Payments Agreement, the Purchaser shall deposit or cause to be deposited with the Payments Administrator, for the benefit of the Company Equityholders entitled thereto, cash in an amount sufficient to effect the payment of the portion of the Closing Consideration that is payable to Company Stockholders and Company Warrantholders. Any portion of the Closing Consideration deposited with the Payments Administrator in respect of any Dissenting Shares shall be returned to the Purchaser, upon demand.

(b) At or prior to the Closing, and in accordance with the Escrow Agreement, the Purchaser shall deposit or cause to be deposited with the Escrow Agent (i) the General Escrow Amount and (ii) the Section 382 Escrow Amount.

(c) At the Closing, and in accordance with Section 11.1(f), the Purchaser shall deliver or cause to be delivered to the Equityholder Representative the Equityholder Representative Expense Amount.

(d) At the Closing, the Purchaser shall deliver to each Person designated by the Estimated Transaction Expense Statement, the amount designated by the Company with respect to each such Person in the manner set forth on the Estimated Transaction Expense Statement, unless the Company shall have previously paid such amount.

(e) With respect to any portion of the Closing Consideration payable to Company Vested Optionholders, the Purchaser shall, in lieu of delivering such portion of the Closing Consideration to the Payments Administrator, cause such portion of the Closing Consideration to be paid through the Purchaser’s or the Surviving Corporation’s payroll processing service or system within three (3)  Business Days following the Closing Date, subject to applicable Tax withholding and reporting requirements.

2.11 Post-Closing Adjustment.

(a) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (i) an unaudited balance sheet prepared as a good faith estimate of the Company’s balance sheet as of immediately prior to the Effective Time (the “Estimated Closing Balance Sheet”), (ii) based on the Estimated Closing Balance Sheet, a statement, certified by the Chief Executive Officer or Vice President of Finance of the Company, detailing the Company’s calculation of (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), and (C) the Net Working Capital (such statement, the “Estimated Closing Statement,” and the calculation of the Net Working Capital as set forth in the Estimated Closing Statement, the “Estimated Closing Net Working Capital”), (iii) a statement (the “Estimated Transaction Expense Statement”), certified by the Chief Executive Officer or Vice President of Finance of the Company, setting forth the Company’s good faith estimate of the amount of Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), including an itemized list identifying each Person entitled to receive payment of any portion of the Estimated Unpaid Transaction Expenses, the total amount owed to such Person, a description of the nature of expenses owed to such person and payment instructions for the payment of such Estimated Unpaid Transaction Expenses, and (iv) any additional information reasonably requested by the Purchaser with respect to the amounts or calculations set forth in the Estimated Closing Balance Sheet, the Estimated Closing Statement or the Estimated Transaction Expense Statement. The Estimated Closing Balance Sheet shall be (i) calculated in a manner consistent with the accrual method accounting (except as otherwise specifically noted thereon) and (ii) prepared using the same accounting methodologies, assumptions and procedures, and the application thereof, that Company utilized in preparing Company’s balance sheet for the twelve-month period ending December 31, 2017. The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer or Vice President of Finance of the Company, certifying that the Estimated Closing Balance Sheet was prepared in such manner. If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, such excess will be deemed an “Estimated Working Capital Surplus.” If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, such shortfall will be deemed an “Estimated Working Capital Deficiency.” The Closing Cash, the Closing Indebtedness, the Net Working Capital and the Unpaid Transaction Expenses are referred to herein collectively as the “Adjustment Items” and individually as an “Adjustment Item.”

(b) Not later than the forty-fifth (45th) Business Day after the Closing Date, the Purchaser shall deliver to the Equityholder Representative (i) an unaudited balance sheet for the Company as of immediately prior to the Effective Time (the “Final Closing Balance Sheet”) and (ii) based on the Final Closing Balance Sheet, a statement (the “Final Closing Statement”) detailing the Purchaser’s calculation of the Closing Cash, the Closing Indebtedness, the Net Working Capital and the Unpaid Transaction Expenses, together with reasonable supporting documentation for any variances from the calculations of such amounts set forth in the Estimated Closing Statement or the Estimated Transaction Expense Statement, as applicable. The Final Closing Balance Sheet shall be (i) calculated in a manner consistent with the accrual method of accounting (except as otherwise specifically noted thereon) and (ii) prepared using the same accounting methodologies, assumptions and procedures, and the application thereof, that the Company utilized in preparing the Company’s balance sheet for the twelve-month period ending dated December 31, 2017. The Final Closing Balance Sheet shall be accompanied by a certificate of the Purchaser, certifying that the Final Closing Balance Sheet was prepared in such manner.

(c) Following the Equityholder Representative’s receipt of the Final Closing Balance Sheet and the Final Closing Statement, the Equityholder Representative shall have thirty (30) calendar days within which to review the Final Closing Balance Sheet and the calculation of the Adjustment Items set forth in the Final Closing Statement, and during such period the Purchaser shall provide such assistance to the Equityholder Representative as the Equityholder Representative shall reasonably request, including, without limitation, providing the Equityholder Representative and its designated representatives with reasonable access to all related books, records, personnel and systems, provided that such access will be provided (i) during normal business hours in a manner that does not interfere with the normal business operations of the Purchaser or the Company and (ii) upon reasonable prior notice from the Equityholder Representative, and provided, further, that such access shall not include access to materials that are subject to any attorney-client, work product or other similar privilege if such provision would adversely affect such privilege (provided, that Purchaser shall use commercially reasonable efforts to provide such information to the Equityholder Representative in a manner that would not adversely affect any such privilege, including by entering into customary joint defense agreements with the Equityholder Representative or similar arrangements with respect thereto). Within thirty (30) calendar days after the Equityholder Representative’s receipt of the Final Closing Balance Sheet and the Final Closing Statement, the Equityholder Representative shall either (i) provide the Purchaser with a written certificate confirming that the Purchaser’s calculation of the Adjustment Items as set forth in the Final Closing Statement is correct (the “Confirmation Certificate”) or (ii) notify the Purchaser in writing of any and all objections to the Final Closing Balance Sheet and the calculation of the Adjustment Items set forth in the Final Closing Statement (the “Company Equityholders’ Objection Notice”), stating in reasonable detail the basis for any and all such objections to any specific items in the Final Closing Balance Sheet or Final Closing Statement (each, a “Disputed Item”) and setting forth the Equityholder Representative’s calculations of each of the Disputed Items, together with reasonably detailed supporting documentation for such calculations.

(d) If the Equityholder Representative provides a Company Equityholders’ Objection Notice as set forth in Section 2.11(c), the Purchaser shall then have thirty (30) calendar days within which to review the matters raised in the Company Equityholders’ Objection Notice. At the end of such thirty (30)-calendar-day review period for the Purchaser, the parties shall negotiate in good faith for a period of up to thirty (30) calendar days (the “Negotiation Period”) to resolve all Disputed Items; provided, however, that if such disputes are not resolved within such Negotiation Period, either the Purchaser or the Equityholder Representative may elect to submit any remaining Disputed Items (collectively, the “Unresolved Items”) to an Independent Accountant as provided in Section 2.11(g).

(e) If a Confirmation Certificate is delivered by or on behalf of the Equityholder Representative pursuant to Section 2.11(c), or if the Equityholder Representative does not deliver a Company Equityholders’ Objection Notice within thirty (30) days following its receipt of the Final Closing Balance Sheet and Final Closing Statement in accordance with the procedures set forth in Section 2.11(c), the Final Closing Statement, together with the Purchaser’s calculation of each of the Adjustment Items, shall be deemed to have been accepted by all of the parties to this Agreement and shall be deemed to be Final and Binding on the parties to this Agreement. In the event that the Equityholder Representative delivers a Company Equityholders’ Objection Notice in accordance with Section 2.11(c), (i) only the Disputed Items specified in the Company Equityholders’ Objection Notice shall be deemed to be disputed, and all other items included in the Final Closing Balance Sheet and Final Closing Statement shall be deemed to have been accepted by all of the parties to this Agreement and shall be deemed to be Final and Binding on the parties to this Agreement and (ii) if the Purchaser and the Equityholder Representative are able to resolve any or all of the Disputed Items by mutual agreement (whether before or after submission of any such items to the Independent Accountant), the resolution of the parties as to such Disputed Item(s) shall be reduced to writing and shall be deemed to be Final and Binding on all of the parties to this Agreement. In the event that the Equityholder Representative delivers a Company Equityholders’ Objection Notice in accordance with Section 2.11(c) and the Purchaser and the Equityholder Representative are unable to resolve any of the Disputed Items by mutual agreement, the determination of the Independent Accountant as to such Unresolved Items (subject to the limitations set forth in Section 2.11(g)) shall be deemed to have been accepted by all of the parties to this Agreement and shall be Final and Binding on the parties to this Agreement; provided, however, that any such determination by the Independent Accountant is subject to collateral attack in the case of actual fraud or a manifest error in calculations. For purposes of this Agreement, “Final and Binding” shall mean that the aforesaid determinations shall have the same preclusive effect for all purposes as if such determinations had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction. The Closing Cash, the Closing Indebtedness, the Net Working Capital

and the Unpaid Transaction Expenses as finally determined pursuant to this Section 2.11(e) shall be referred to herein, respectively, as the “Final Closing Cash,” the “Final Closing Indebtedness,” the “Final Closing Net Working Capital,” and the “Final Unpaid Transaction Expenses.” If the Final Closing Net Working Capital is greater than the Target Net Working Capital, such excess will be deemed the “Final Working Capital Surplus.” If the Final Closing Net Working Capital is less than the Target Net Working Capital, such shortfall will be deemed the “Final Working Capital Deficiency.”

(f) Within five (5) Business Days following approval of the Final Closing Balance Sheet and the final determination of each of the Adjustment Items in accordance with Section 2.11(e), the following shall occur:

(i) if the Closing Consideration exceeds the Adjusted Closing Consideration by more than Fifty Thousand Dollars ($50,000), the Purchaser and the Equityholder Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release from the General Escrow Fund and deliver to the Purchaser an amount in cash equal to the lesser of (A) the entire amount of the difference between the Closing Consideration and the Adjusted Closing Consideration, without interest (such amount, the “Shortfall Amount”) and (B) all amounts remaining in the General Escrow Fund; and

(ii) if the Adjusted Closing Consideration exceeds the Closing Consideration by more than Fifty Thousand Dollars ($50,000), the Purchaser shall pay to the Company Equityholders, in the manner specified in Section 2.13, an aggregate amount in cash equal to entire amount of the difference between the Adjusted Closing Consideration and the Closing Consideration, without interest. The Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.11(f)(ii) any amount definitively determined to be owed to the Purchaser by the Company Equityholders pursuant to Section 9 of this Agreement prior to the date such amount otherwise due to be paid pursuant to this Section 2.11(f)(ii) becomes due.

(g) From and after the end of the Negotiation Period, either party may elect to submit any Unresolved Items for decision to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unwilling or unable to serve in such capacity, another independent accounting firm of nationally recognized standing that has not provided material services to Purchaser or the Company within the two-year period immediately preceding the date of such accounting firm’s appointment and that is mutually agreed to by the Purchaser and the Equityholder Representative, each acting in good faith (the “Independent Accountant”), which Independent Accountant shall resolve the Unresolved Items and adjust the calculation of each of the Adjustment Items, as applicable, to reflect such resolution. Notice regarding the submission of Unresolved Items to the Independent Accountant, as well as all other notices required or permitted under this Section 2.11(g), must be in writing and sent in accordance with Section 11.6. Each of the parties to this Agreement shall, and shall cause their respective Representatives to, provide full cooperation to the Independent Accountant. The Independent Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only the Unresolved Items (provided that at any time the Purchaser and the Equityholder Representative may agree to settle any Unresolved Items, and following any such agreement, any such item shall cease to be an “Unresolved Item” hereunder), and (iii) be instructed to reach its conclusions regarding any Unresolved Items as promptly as practicable, but in any event within thirty (30) days after its appointment, and provide a written explanation of its decision. In the event that the Purchaser or the Equityholder Representative shall submit any Unresolved Items to the Independent Accountant, each such party may submit a “position paper” to the Independent Accountant setting forth the position of such party with respect to such Unresolved Items, to be considered by such Independent Accountant as it deems fit.

(h) The dispute resolution procedure set forth in this Section 2.11 shall be the exclusive dispute resolution mechanic for determining any Disputed Item, and each of the parties hereto agrees that it shall not have any right to, and shall not, institute any Litigation challenging any such determination or with respect to the matters that are the subject of this Section 2.11, except that the foregoing shall not preclude any Litigation to enforce such determination or to compel any party to perform its obligations under this Section 2.11 in accordance with its terms. Each of the Purchaser and the Equityholder Representative (from funds in the Equityholder Representative Expense Fund, on behalf of the Company Equityholders) will bear its own costs and expenses in connection with the resolution of such disputes, except that all fees and expenses relating to the engagement of the Independent Accountant shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Equityholder Representative (from funds in the Equityholder Representative Expense Fund, on behalf of the Company Equityholders). For the avoidance of doubt, neither this Section 2.11 nor any determination of the Independent Accountant shall be subject to any state or federal arbitration law.

(i) Notwithstanding anything to the contrary contained herein, any payments made to the Company Equityholders pursuant to this Section 2.11 shall be treated by the parties as an adjustment to the consideration payable to the Company Equityholders for all Tax purposes to the maximum extent permitted by Applicable Law.

2.12 Earn-Out.

(a) Earn-Out Payments. If, and only if, the Revenue for a particular Earn-Out Period Quarter is equal to or greater than 80% of the Revenue Target for such Earn-Out Period Quarter, then in addition to any other amounts payable hereunder, the Purchaser shall pay to the Company Equityholders, at such time after the Closing Date as specified herein and in the manner specified in Section 2.13, an aggregate amount with respect to such Earn-Out Period Quarter equal to (i) the Earn-Out Amount for such Earn-Out Period Quarter, minus (ii) any Excess Spend Penalty for such Earn-Out Period Quarter, minus (iii) any Operating Area Excess Expense Amounts for such Earn-Out Period Quarter (such amount, with respect to any Earn-Out Period Quarter, the “Adjusted Earn-Out Amount”), subject to a deduction for any applicable Earn-Out Transaction Expenses pursuant to Section 2.12(c). If the Revenue for a particular Earn-Out Period Quarter does not equal or exceed at least 80% of the Revenue Target for such Earn-Out Period Quarter, no Earn-Out Amount or Adjusted Earn-Out Amount will be payable for such Earn-Out Period Quarter. The aggregate of all Adjusted Earn-Out Amounts payable with respect to all 2018 Earn-Out Period Quarters pursuant to this Section 2.12(a) is referred to herein as the “2018 Earn-Out Payment” and the aggregate of all Adjusted Earn-Out Amounts payable with respect to all 2019 Earn-Out Period Quarters pursuant to this Section 2.12(a) is referred to herein as the “2019 Earn-Out Payment.”

(b) Procedures Applicable to Determination of each Earn-Out Payment.

(i) Within forty-five (45) calendar days following the end of the first 2018 Earn-Out Period Quarter and each of the first three (3) 2019 Earn-Out Period Quarters (or, if later, within ten (10) calendar days following the date on which the amount payable to the Company Party by the Key Partner under the Key Agreement with respect to the applicable Earn-Out Period Quarter has been agreed to by the Company Party and the Key Partner, but in no case longer than ninety (90) calendar days following the end of the applicable Earn-Out Period Quarter), the Purchaser shall deliver a written statement (each a “Quarterly Earn-Out Statement”) to the Equityholder Representative, detailing (A) the Purchaser’s calculation of Revenue for the applicable Earn-Out Period Quarter in accordance with Schedule 2.12, (B) the Purchaser’s calculations of any Excess Spend Penalty and any Operating Area Excess Expense Amounts for the applicable Earn-Out Period Quarter in accordance with Schedule 2.12, Schedule 1.3 and Section 2.12(e) and (C) the Purchaser’s calculation of the resulting Adjusted Earn-Out Amount for such Earn-Out Period Quarter.

(ii) Within forty-five (45) calendar days following the end of each of the 2018 Earn-Out Period and the 2019 Earn-Out Period (or, if later, within ten (10) calendar days following the date on which the amount payable to the Company Party by the Key Partner under the Key Agreement with respect to the final 2018 Earn-Out Period Quarter or the final 2019 Earn-Out Period Quarter, as applicable, has been agreed to by the Company Party and the Key Partner, but in no case longer than ninety (90) calendar days following the end of the final 2018 Earn-Out Period Quarter or the final 2019 Earn-Out Period Quarter, as applicable), the Purchaser shall deliver a written statement (each, an “Earn-Out Statement”) to the Equityholder Representative, detailing (A) the Purchaser’s calculation of Revenue for each Earn-Out Period Quarter in the applicable Earn-Out Period in accordance with Schedule 2.12, (B) the Purchaser’s calculations of any Excess Spend Penalty and any Operating Area Excess Expense Amounts for each Earn-Out Period Quarter in the applicable Earn-Out Period in accordance with Schedule 2.12, Schedule 1.3 and Section 2.12(e), (C) the Purchaser’s calculation of the resulting Adjusted Earn-Out Amount for each Earn-Out Period Quarter in the applicable Earn-Out Period, (D) the Purchaser’s calculation of the resulting Earn-Out Payment for the applicable Earn-Out Period, and (E) the amount of any Earn-Out Transaction Expenses to be deducted from any Earn-Out Payment for the applicable Earn-Out Period in accordance with Section 2.12(c) (the “Earn-Out Transaction Expense Deduction Amount”), together with reasonably detailed supporting documentation for such calculations and reasonably detailed explanations for any deviations between the Adjusted Earn-Out Amount set forth in the Quarterly Earn-Out Statement with respect to any Earn-Out Period Quarter and the Adjusted Earn-Out Amount set forth in the Earn-Out Statement with respect to such Earn-Out Period Quarter. With respect to each Earn-Out Period Quarter, Revenue, any Excess Spend Penalty, any Operating Area Excess Expense Amounts and any Adjusted Earn-Out Amount are referred to herein collectively as the “Earn-Out Items” and individually as an “Earn-Out Item.”

(iii) Following the Equityholder Representative’s receipt of any Earn-Out Statement, the Equityholder Representative shall have thirty (30) calendar days within which to review the Earn-Out Statement, and the calculations set forth in the Earn-Out Statement, and during such period, the Purchaser and the Company shall provide such assistance to the Equityholder Representative as the Equityholder Representative shall reasonably request, including, without limitation, providing the Equityholder Representative and its designated representatives with reasonable access to the books and records of the Company in the possession of, or under the control of, the Purchaser or the Company, provided that such access will be provided (i) during normal business hours in a manner that does not interfere with the normal business operations of the Purchaser or the Company and (ii) upon reasonable prior notice from the Equityholder Representative, and provided, further, that such access shall not include access to materials that are subject to any attorney-client, work product or other similar privilege. if such provision would adversely affect such privilege, except that the Purchaser shall use commercially reasonable efforts to provide such information to the Equityholder Representative in a manner that would not adversely affect such privilege, including by entering into customary joint defense agreements with the Equityholder Representative or similar arrangements with respect thereto. Within thirty (30) calendar days after the Equityholder Representative’s receipt any Earn-Out Statement, the Equityholder Representative shall either (i) provide the Purchaser with a written certificate confirming that the Purchaser’s calculations of the Earn-Out Items for each Earn-Out Period Quarter in the applicable Earn-Out Period, the resulting Earn-Out Payment for such Earn-Out Period, and the Earn-Out Transaction Expense Deduction Amount for such Earn-Out Period as set forth in the Earn-Out Statement are correct (the “Earn-Out Confirmation Certificate”) or (ii) notify the Purchaser in writing of any and all objections to the Earn-Out Statement and the calculations of the Earn-Out Items for each Earn-Out Period Quarter in the applicable Earn-Out Period, the resulting Earn-Out Payment for such Earn-Out Period, and the Earn-Out Transaction Expense Deduction Amount for such Earn-Out Period set forth in the Earn-Out Statement (the “Earn-Out Objection Notice”), stating in reasonable detail the basis for any and all such objections to any specific items in the Earn-Out Statement (each, a “Disputed Earn-Out Item”) and setting forth the Equityholder Representative’s calculations of each of the Disputed Earn-Out Items, together with reasonably detailed supporting documentation for such calculations.

(iv) If the Equityholder Representative provides an Earn-Out Objection Notice as set forth in Section 2.12(b)(iii), the Purchaser shall then have thirty (30) calendar days within which to review the matters raised in the Earn-Out Objection Notice. At the end of such thirty (30)-calendar-day review period for the Purchaser, the parties shall negotiate in good faith for a period of up to thirty (30) calendar days (the “Earn-Out Negotiation Period”) to resolve all Disputed Earn-Out Items; provided, however, that if such disputes are not resolved within such Earn-Out Negotiation Period, either the Purchaser or the Equityholder Representative may elect to submit any remaining Disputed Earn-Out Items (collectively, the “Unresolved Earn-Out Items”) to an Independent Accountant as provided in Section 2.12(b)(vi).

(v) If an Earn-Out Confirmation Certificate is delivered by or on behalf of the Equityholder Representative pursuant to Section 2.12(b)(iii), or if the Equityholder Representative does not deliver an Earn-Out Objection Notice within thirty (30) days following its receipt of an Earn-Out Statement in accordance with the procedures set forth in Section 2.12(b)(iii), the Earn-Out Statement, together with the Purchaser’s calculations of the Earn-Out Items for each Earn-Out Period Quarter in the applicable Earn-Out Period, the resulting Earn-Out Payment for such Earn-Out Period, and the Earn-Out Transaction Expense Deduction Amount for such Earn-Out Period, shall be deemed to have been accepted by all of the parties to this Agreement and shall be deemed to be Final and Binding on the parties to this Agreement. In the event that the Equityholder Representative delivers an Earn-Out Objection Notice in accordance with Section 2.12(b)(iii), (A) only the Disputed Earn-Out Items specified in the Earn-Out Objection Notice shall be deemed to be disputed, and all other items included in the Earn-Out Statement shall be deemed to have been accepted by all of the parties to this Agreement and shall be deemed to be Final and Binding on the parties to this Agreement and (B) if the Purchaser and the Equityholder Representative are able to resolve any or all of the Disputed Earn-Out Items by mutual agreement (whether before or after submission of any such items to the Independent Accountant), the resolution of the parties as to such Disputed Earn-Out Item(s) shall be reduced to writing and shall be deemed to be Final and Binding on all of the parties to this Agreement. In the event that the Equityholder Representative delivers an Earn-Out Objection Notice in accordance with Section 2.12(b)(iii) and the Purchaser and the Equityholder Representative are unable to resolve any of the Disputed Earn-Out Items by mutual agreement, the determination of the Independent Accountant as to such Unresolved Items (subject to the limitations set forth in Section 2.12(b)(vi)) shall be deemed to have been accepted by all of the parties to this Agreement and shall be Final and Binding on the parties to this Agreement; provided, however, that any such determination by the Independent Accountant is subject to collateral attack in the case of actual fraud or a manifest error in calculations. The date upon which the Earn-Out Payment with respect to any Earn-Out Period becomes Final and Binding upon the parties as provided in this Section 2.12(b)(v) is referred to herein as the “Earn-Out Determination Date”.

(vi) From and after the end of the Earn-Out Negotiation Period, either party may elect to submit any Unresolved Earn-Out Items for decision to the Independent Accountant, which Independent Accountant shall resolve the Unresolved Earn-Out Items and adjust the calculation of each of the Earn-Out Items for any applicable Earn-Out Period, as well as the calculation of the resulting Earn-Out Payment and any Earn-Out Transaction Expense Deduction Amount (if applicable), to reflect such resolution. Notice regarding the submission of Unresolved Earn-Out Items to the Independent Accountant, as well as all other notices required or permitted under this Section 2.12(b), must be in writing and sent in accordance with Section 11.6. Each of the parties to this Agreement shall, and shall cause their respective Representatives to, provide full cooperation to the Independent Accountant. The Independent Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only the Unresolved Earn-Out Items (provided that at any time the Purchaser and the Equityholder Representative may agree to settle any Unresolved Earn-Out Items, and following any such agreement, any such item shall cease to be an “Unresolved Earn-Out Item” hereunder), and (iii) be instructed to reach its conclusions regarding any Unresolved Earn-Out Items as promptly as practicable, but in any event within thirty (30) days after its appointment, and provide a written explanation of its decision. In the event that the Purchaser or the Equityholder Representative shall submit any Unresolved Earn-Out Items to the Independent Accountant, each such party may submit a “position paper” to the Independent Accountant setting forth the position of such party with respect to such Unresolved Earn-Out Items, to be considered by such Independent Accountant as it deems fit.

(vii) The dispute resolution procedure set forth in this Section 2.12(b) shall be the exclusive dispute resolution mechanic for determining any Disputed Earn-Out Item, and each of the parties hereto agrees that it shall not have any right to, and shall not, institute any Litigation challenging any such determination or with respect to the matters that are the subject of this Section 2.12, except that the foregoing shall not preclude any Litigation to enforce such determination or to compel any party to perform its obligations under this Section 2.12 in accordance with its terms. Each of the Purchaser and the Equityholder Representative (from funds in the Equityholder Representative Expense Fund, on behalf of the Company Equityholders) will bear its own costs and expenses in connection with the resolution of such disputes, except that all fees and expenses relating to the engagement of the Independent Accountant shall be paid by the Purchaser and the Equityholder Representative (from funds in the Equityholder Representative Expense Fund, on behalf of the Company Equityholders) in proportion to the amounts by which their respective calculations of the applicable Earn-Out Payment differ from the Earn-Out Payment as finally determined by the Independent Accountant.

(c) Earn-Out Transaction Expenses. The parties hereto acknowledge that certain Transaction Expenses may become payable by the Company in the event that an Earn-Out Payment or Acceleration Amount is determined to be payable to the Company Equityholders hereunder, which may include fees and expenses payable to financial advisors, investment bankers and brokers of the Company (any such Transaction Expenses, the “Earn-Out Transaction Expenses”). Notwithstanding anything to contrary contained herein, the Purchaser shall have the right to deduct from any amount otherwise due to be paid to the Company Equityholders pursuant to this Section 2.12 any such Earn-Out Transaction Expenses. The Purchaser shall cause the Company to pay any Earn-Out Transaction Expenses so deducted to the Person to whom such Earn-Out Transaction Expenses are owed in accordance with the Contract pursuant to which such Earn-Out Transaction Expenses are payable.

(d) Timing of Payment of Earn-Out Payments. Any Earn-Out Payment (less any applicable Earn-Out Transaction Expenses deducted pursuant to Section 2.12(c)) that the Purchaser is required to pay pursuant to this Section 2.12 shall be paid to the Company Equityholders, in the manner specified in Section 2.13, no later than fifteen (15) Business Days following the applicable Earn-Out Determination Date.

(e) Post-Closing Operation of the Company. The parties hereto acknowledge that during the Earn-Out Periods, it is intended that (i) the current Company leadership shall continue to supervise the day-to-day management of the Company (it being understood that such intention does not create a contractual obligation), and (ii) with respect to the three areas of (1) Customer Success, (2) Sales and Marketing, and (3) Product and Engineering (each, an “Operating Area”), the Company’s budget will be prepared and the Company will be operated in a manner consistent with a goal of achieving an Operating Area Expense Ratio in each Operating Area equal to the Operating Area Expense Ratio Target for such Operating Area in each Earn-Out Period Quarter. In the event that, in any Earn-Out Period Quarter, the Operating Area Expense Ratio for any Operating Area exceeds the Operating Area Expense Ratio Cap for such Operating Area, the Company shall use commercially reasonable efforts to reduce the Total Company Expenses in such Operating Area during the immediately following Earn-Out Period Quarter to ensure that, in such following Earn-Out Period Quarter, the Operating Area Expense Ratio in such Operating Area does not exceed the Operating Area Expense Ratio Cap for such Operating Area. In the event the Operating Area Expense Ratio in the same Operating Area nonetheless exceeds the Operating Area Expense Ratio Cap for such Operating Area in such following Earn-Out Period Quarter, then the amount of Total Company Expenses in such Operating Area during such following Earn-Out Period Quarter in excess of the amount of Total Company Expenses in such Operating Area that would have resulted in the Operating Area

Expense Ratio for such Operating Area being equal to the Operating Area Expense Ratio Cap shall be an “Operating Area Excess Expense Amount,” which shall be taken into account in the calculation of any Adjusted Earn-Out Amount that may be payable with respect to such following Earn-Out Period Quarter, in accordance with Section 2.12(a). During the Earn-Out Periods, the Purchaser shall not, directly or indirectly, take any actions for the purpose of avoiding or reducing the Earn-Out Payment hereunder, or which could reasonably be expected to have such impact.

(f) Acceleration of Earn-Out Payments. Notwithstanding anything to the contrary contained herein, in the event a Purchaser Change in Control occurs during either of the Earn-Out Periods, then any amounts contemplated to be payable pursuant to Section 2.12(a) shall automatically, and without regard to Revenue or Revenue Targets, Excess Spend Penalties or Operating Area Excess Expense Amounts, accelerate and be payable in full (to the extent not previously paid or finally determined not to be payable in accordance with Section 2.12(b)). For the avoidance of doubt, as a result of such acceleration, the Purchaser shall pay to the Company Equityholders, at such time as specified below and in the manner specified in Section 2.13, the following amount: (a) if the Purchaser Change in Control occurs prior to the Earn-Out Determination Date with respect to the 2018 Earn-Out Period, an aggregate amount equal to $20,000,000, and (b) if the Purchaser Change in Control occurs on or after the Earn-Out Determination Date with respect to the 2018 Earn-Out Period and prior to the end of the 2019 Earn-Out Period, an aggregate amount equal to (i) the 2018 Earn-Out Payment, if any, if not previously paid in accordance with this Section 2.12, plus (ii) $15,000,000 (the amount payable pursuant to clause (a) or (b) above, the “Acceleration Amount”), in each case subject to a deduction for any applicable Earn-Out Transaction Expenses pursuant to Section 2.12(c). Any Acceleration Amount (less any applicable Earn-Out Transaction Expenses deducted pursuant to Section 2.12(c)) that the Purchaser is required to pay pursuant to this Section 2.12(f) shall be paid to the Company Equityholders, in the manner specified in Section 2.13, upon the closing of the applicable Purchaser Change in Control, and following the payment thereof, the Purchaser shall not be obligated to pay any further amounts under this Section 2.12.

(g) Right of Set-Off. The Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.12 any amount definitively determined to be owed to the Purchaser or the Equityholder Representative by the Company Equityholders pursuant to Section 7, Section 9 or Section 11 of this Agreement prior to the date such amount otherwise due to be paid pursuant to this Section 2.12 becomes due.

(h) No Security. The parties hereto understand and agree that (i) the contingent rights of the Company Equityholders to receive any amounts under this Section 2.12 shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Applicable Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Purchaser or the Company, (ii) the Company Equityholders shall not have any rights as a stockholder of the Purchaser or the Company solely as a result of the contingent right to receive any amounts under this Section 2.12, and (iii) no interest is payable with respect to any amounts payable under this Section 2.12.

(i) Tax Reporting. Within forty-five (45) days of the payment of any Earn-Out Payment or Acceleration Amount pursuant to this Section 2.12, the Purchaser shall provide the Equityholder Representative with an accounting of the payment, for Tax purposes, setting forth the amount of the payment that constitutes interest and the amount of the payment that constitutes principal, computed in accordance with the principles of Section 483 of the Code and the Treasury Regulations promulgated thereunder, which shall be Final and Binding on the Purchaser, the Payments Administrator, the Equityholder Representative and the Company Equityholders. Each of the Purchaser and the Company Equityholders shall (i) timely file all forms and Tax Returns required to be filed in connection with such accounting, (ii) be bound by such filings, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with such accounting, and (iv) not take any position, or cause their respective Affiliates to take any position, inconsistent with such accounting on any Tax Return, in any audit or proceeding before any Governmental Authority or in any report made for Tax purposes. The Equityholder Representative shall (x) be bound by such filings, and (y) not take any position, or cause its Affiliates to take any position, inconsistent with such accounting on any Tax Return, in any audit or proceeding before any Governmental Authority or in any report made for Tax purposes. Notwithstanding anything in this Section 2.12(i) to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in this Section 2.12(i) if required to do so by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction or Governmental Authority.

2.13 Additional Consideration Payments.

(a) In the event that the Purchaser becomes obligated to pay any Additional Consideration to the Company Equityholders pursuant to Section 2.11, Section 2.12, Section 7 or Section 9, the Purchaser (i) shall deliver the applicable Additional Consideration (less the portion thereof that is payable through the Purchaser’s or the Surviving Corporation’s payroll processing service or system pursuant to Section 2.13(b)) to the Payments Administrator (for further distribution to the Company Equityholders) within the time period or at the time specified for the payment of such Additional Consideration to the Company Equityholders pursuant to Section 2.11, Section 2.12, Section 7 or Section 9 (to the extent any such time is specified), and (ii) shall thereafter instruct the Payments Administrator to promptly (and in any event within three (3) Business Days) distribute any such Additional Consideration to the Company Equityholders entitled thereto, based on the Additional Per Share Consideration each such Company Equityholder is entitled to receive pursuant to Section 2.6(a), Section 2.8 or Section 2.9.

(b) With respect to any portion of any Additional Consideration that becomes payable to Company Vested Optionholders the Purchaser shall, in lieu of delivering such portion of the Additional Consideration to the Payments Administrator, cause such portion of the Additional Consideration to be paid through the Purchaser’s or the Surviving Corporation’s payroll processing service or system on the first reasonably practicable payroll date following the time specified for the payment of such Additional Consideration to the Company Vested Optionholders pursuant to Section 2.11, Section 2.12, Section 7 or Section 9 (to the extent any such time is specified), subject to applicable Tax withholding and reporting requirements.

(c) For the avoidance of doubt, in the event that any Additional Consideration becomes payable to the Company Equityholders out of the General Escrow Fund, the Section 382 Escrow Fund or the Equityholder Representative Expense Fund, such Additional Consideration shall be paid in accordance with Section 9.4(c) or Section 11.1(g), as applicable.

2.14 Closing Deliveries.

(a) At or, to the extent required, prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) evidence of the receipt of all Consents of, the making of the filings with and the notices given to Governmental Authorities or other Persons listed in Sections 4.5, 4.22(b) and 4.24(b) of the Company Disclosure Schedule, each in form and substance acceptable to the Purchaser;

(ii) a certificate executed by the Secretary or other duly authorized officer of the Company (A) attaching and certifying as to the completeness and accuracy of a copy of (1) the Mandatory Conversion Approval and (2) the Company Board Resolutions, and (B) certifying that such resolutions are in full force and effect, have not been amended or otherwise modified and, in the case of the Company Board Resolutions, constitute all the resolutions adopted by the Board of Directors of the Company in connection with the Merger and the other transactions contemplated hereby;

(iii) resignations of each of the directors of the Company and resignations of such officers as may be requested by the Purchaser;

(iv) counterparts to the Payments Agreement executed by the Payments Administrator and the Equityholder Representative;

(v) counterparts to the Escrow Agreement executed by each of the Escrow Agent and the Equityholder Representative;

(vi) copies of Company Stockholder Consents and Joinders executed by the Company and Company Stockholders who (a) hold at least 98% of the total outstanding Company Capital Stock as of the Closing Date, and (b) represent at least 90% of the number of holders of Common Stock as of the Closing Date (in each case, determined prior to giving effect to the mandatory conversion of all Preferred Stock in accordance with the Mandatory Conversion Approval);

(vii) copies of Company Vested Optionholder Acknowledgments and Joinders, Company Unvested Optionholder Agreements and Company Option Offeree Agreements, as applicable, executed by the Company and individuals representing at least 98% of the number of all Company Vested Optionholders, Company Unvested Optionholders and Company Option Offerees as of the Closing Date, determined collectively as a group;

(viii) copies of Company Warrantholder Agreement and Joinders executed by the Company and each holder of Outstanding Company Warrants;

(ix) copies of Non-Competition Agreements executed by the Company and each of the employee equityholders listed on Schedule 5.15;

(x) a certificate issued by the Secretary of State (or equivalent) of the State of Delaware attesting to Company’s good standing (or other equivalent designation) under the Applicable Laws of such jurisdiction;

(xi) a certificate signed on behalf of the Company, by a duly authorized officer thereof, certifying that the conditions set forth in Section 10.1(f), Section 10.1(g) and Section 10.1(h) have been satisfied;

(xii) a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), in a form reasonably acceptable to the Purchaser; and

(xiii) any other certificates, statements or other documents contemplated by other provisions of this Agreement to be delivered by the Company, the Equityholder Representative or the Company Equityholders to the Purchaser on or prior to the Closing Date.

(b) At or prior to the Closing, the Purchaser shall deliver or caused to be delivered to the Company the following:

(i) a counterpart to the Payments Agreement executed by the Purchaser;

(ii) a counterpart to the Escrow Agreement executed by the Purchaser;

(iii) a counterpart to each Joinder executed by the Purchaser;

(iv) a certificate signed on behalf of the Purchaser, by a duly authorized officer thereof, certifying that the conditions set forth in Section 10.2(f) and Section 10.2(g) have been satisfied; and

(v) any other certificates, statements or other documents contemplated by other provisions of this Agreement to be delivered by the Purchaser to the Company or the Equityholder Representative on or prior to the Closing Date.

2.15 Surrender of Certificates.

(a) Exchange Procedures. Promptly following the Agreement Date, the Company shall engage the Solicitation Agent to, among other things, (i) distribute to each Company Stockholder who holds a certificate or certificates or an instrument or instruments representing outstanding shares of Common Stock (the “Common Certificates”) or Preferred Stock (the “Preferred Certificates,” and, together with the Common Certificates, the “Certificates”) (A) a letter of transmittal (a “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates (subject to Section 2.18) in exchange for the consideration payable pursuant to the provisions of this Section 2 following the Effective Time, in each case, in a form reasonably acceptable to the Purchaser and the Company (collectively, the “Exchange Materials”), and (ii) collect completed Letters of Transmittal and surrendered Certificates from such Company Stockholders. Prior to the Closing and with reasonably sufficient time to allow for delivery of completed Letters of Transmittal and Certificates at or prior to the Closing, the Company shall instruct the Solicitation Agent to distribute the Exchange Materials to each holder of a Certificate. Subject to Section 2.18, any Company Stockholder that surrenders his, her or its Certificates for cancellation to the Solicitation Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive, and the Purchaser shall instruct the Payments Administrator to pay, within three (3) Business Days following the earlier of the Effective Time and the date of such surrender, in exchange therefor, the aggregate amount of the Closing Per Share Consideration that such holder has the right to receive pursuant to Section 2.6(a) in respect of the shares of Company Capital Stock formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates (other than any Certificates representing Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, to evidence solely the right to receive the consideration into which the shares of Company Capital Stock formerly represented thereby shall have been converted pursuant to Section 2.6(a). The Purchaser shall instruct the Payments Administrator to pay to each holder of Outstanding Company Warrants the consideration such Company Warrantholder is entitled to receive pursuant to Section 2.9(a)(i) within three (3) Business Days following the Effective Time; provided that such Company Warrantholder has executed and delivered a Company Warrantholder Agreement and Joinder at or prior to the Closing. No interest shall be paid or accrue on any amount payable to the holders of Certificates or Outstanding Company Warrants pursuant to the provisions of this Section 2.

(b) Undistributed Funds. Any portion of the funds deposited with the Payments Administrator pursuant to Section 2.10(a) that remains undistributed on the date that is one year after the Effective Time shall either (a) if requested in writing by the Purchaser, be distributed to the Purchaser to be held and disposed of by the Purchaser in accordance with Applicable Law or (b) in the absence of written instruction from the Purchaser, remain in a custodial account for the benefit of customers of the Payments Administrator for eventual distribution to either such Company Equityholders or to the applicable Governmental Authority in compliance with the laws of escheat.

2.16 Escheat and Abandoned Property Laws. Notwithstanding anything to the contrary in this Agreement, none of the Purchaser, the Company, the Surviving Corporation, the Payments Administrator, the Escrow Agent or the Equityholder Representative, or any of their respective affiliates or Representatives, shall be liable to a Company Equityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by the Company Equityholders at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Purchaser, free and clear of any claims or interests of any such Company Equityholders or their successors, assigns or personal representatives previously entitled thereto.

2.17 No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Common Stock and the cancellation of Company Stock Options and Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock, Company Stock Options and Company Warrants. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock, Company Stock Options or Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Solicitation Agent, the Purchaser or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.

2.18 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if reasonably required by the Purchaser or the Surviving Corporation, the delivery of an indemnification agreement in form and substance reasonably satisfactory to the Purchaser, as indemnity against any claim that may be made against it with respect to such Certificate, the Payments Administrator shall issue in exchange for such lost, stolen or destroyed Certificate the Closing Per Share Consideration for each share of Common Stock represented by such Certificate. No Company Stockholder shall be required to post any bond in respect of any lost, stolen or destroyed Certificate.

2.19 Wire Transfers. Except as otherwise expressly provided in this Agreement, any payment of cash required by this Agreement shall be paid to the recipient on the required date of payment in immediately available funds, United States Dollars, by means of a wire transfer made in accordance with appropriate wire transfer instructions provided by the recipient to the payer at least two (2) Business Days prior to the required date of payment.

2.20 Tax Withholding and Reporting. Notwithstanding any other provision in this Agreement to the contrary, each of the Purchaser, the Company, the Surviving Corporation, the Payments Administrator, the Escrow Agent and the Equityholder Representative shall be entitled to deduct and withhold from any amounts payable to any Person under this Agreement, the Payments Agreement or the Escrow Agreement and report all Taxes that the Purchaser, the Company, the Surviving Corporation, the Payments Administrator, the Escrow Agent or the Equityholder Representative, as applicable, may be required to deduct, withhold or report (including on account of any “disqualifying dispositions” of shares of Common Stock received upon the exercise of Company incentive stock options by a Company Stockholder within two years of the date of grant or within one year of the date of exercise of such incentive stock options) with respect to the making of such payment under any provision of Applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Tax Authority to the extent required by Applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction or withholding was made.

2.21 Rounding of Payments. Notwithstanding anything to the contrary contained in this Agreement, no fractions of a cent will be payable under this Agreement, the Payments Agreement or the Escrow Agreement, any Person who would otherwise have been entitled to receive a fraction of a cent pursuant to the terms of this Agreement, the Payments Agreement or the Escrow Agreement (after aggregating all cash amounts then payable to such Person) will instead receive a cash amount rounded down to the nearest whole cent.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Subject to such exceptions as are specifically identified in the disclosure schedule supplied by the Purchaser and Merger Sub to the Company (the “Purchaser Disclosure Schedule”), the Purchaser and Merger Sub represent and warrant to the Company and the Company Equityholders, as of the Agreement Date and as of the Closing Date (except in the case of a representation or warranty expressly made as of a particular date), as follows:

3.1 Corporate Existence and Power. Each of the Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power to execute and deliver, and to perform its obligations under, this Agreement and the other Transaction Agreements to which the Purchaser or Merger Sub is, or is intended by this Agreement to be, a party (this Agreement, together with such other Transaction Agreements, collectively the “Purchaser Transaction Agreements”).

3.2 Authority. The execution and delivery by the Purchaser and Merger Sub of the Purchaser Transaction Agreements, and the performance of their respective obligations under the Purchaser Transaction Agreements, have been duly authorized by all necessary corporate action on the part of the Purchaser and Merger Sub. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub, and, subject to the due execution and delivery by the other parties to the Purchaser Transaction Agreements, the Purchaser Transaction Agreements will, upon due execution and delivery, be the valid and binding obligations of the Purchaser and Merger Sub (to the extent Purchaser or Merger Sub is a party thereto), enforceable against the Purchaser or Merger Sub (as applicable) in accordance with their respective terms, except (i) as the same may be limited by bankruptcy, insolvency, rehabilitation, receivership, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) for the limitations imposed by equitable principles of general applicability (whether considered in a proceeding at law or in equity). The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.2 are hereinafter referred to as the “Enforceability Exceptions.”

3.3 Consents and Approvals. The execution, delivery and performance by the Purchaser and Merger Sub of the Purchaser Transaction Agreements and the consummation of the transactions contemplated thereby do not require the Purchaser or Merger Sub to obtain any Consent from, make any filing with, or give any notice to, any Governmental Authority or other Person, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such Consents, filings or notices as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (c) such Consents, filings or notices as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder (the “HSR Act”), or under the antitrust or competition laws of other jurisdictions, and (d) any other such Consent, filing or notice that, if not obtained or made, would not reasonably be expected to prevent, materially delay or otherwise have a material adverse effect on the ability of the Purchaser or Merger Sub to perform its obligations under the Purchaser Transaction Agreements or to consummate the transactions contemplated thereby.

3.4 No Conflict or Violation. Subject to obtaining any Consents, making any filings and giving any notice set forth in Section 3.3, the execution, delivery and performance by the Purchaser and Merger Sub of the Purchaser Transaction Agreements and the consummation of the transactions contemplated thereby will not (a) violate any provision of the charter, bylaws or any other organizational document of the Purchaser or Merger Sub, (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any material Contract to which the Purchaser or Merger Sub may be bound or to which any of its assets or properties may be subject, (c) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental Authority binding upon the Purchaser or Merger Sub, (d) result in a violation by Purchaser or Merger Sub of any Applicable Law or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any material Permit of the Purchaser or Merger Sub, except, in the case of each of clauses (b) through (e) above, as would not reasonably be expected to prevent, materially delay or otherwise have a material adverse effect on the ability of the Purchaser or Merger Sub to perform its obligations under the Purchaser Transaction Agreements or to consummate the transactions contemplated thereby.

3.5 Brokerage and Financial Advisers. Except as set forth on Section 3.5 of the Purchaser Disclosure Schedule, no broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Purchaser or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

3.6 Proceedings. There are no actions, suits or proceedings, pending or to the Purchaser’s Knowledge, threatened, before any Governmental Authority against the Purchaser or Merger Sub, or their respective Affiliates, that challenges or may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement.

3.7 No Additional Representations. Each of the Purchaser and Merger Sub acknowledges that the Company has not made and shall not be deemed to have made any representation, warranty, covenant or agreement, express or implied, with respect to the Company or the transactions contemplated by this Agreement, other than those explicitly set forth herein and in the written agreements, certificates and other documents referenced in this Agreement. Each of the Purchaser and Merger Sub acknowledges and agrees that it will not assert any claim against any Company Equityholder or any of his, her or its respective advisors, agents, representatives, Affiliates, trustees or beneficiaries, or hold such Persons liable for, any inaccuracies, misstatements or omissions with respect to the information furnished by the Company or such Persons concerning the Company, this Agreement or the transactions contemplated hereby, except such claims as may be asserted in accordance with the terms of this Agreement (including Section 9).

3.8 Sufficient Funds. The Purchaser will have sufficient funds available to pay the Closing Consideration and any Additional Consideration when due under this Agreement, and all its fees and expenses related to the transactions contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Subject to such exceptions as are specifically identified in the disclosure schedule supplied by the Company to the Purchaser (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Purchaser, as of the Agreement Date and as of the Closing Date (except in the case of a representation or warranty expressly made as of a particular date), as follows:

4.1 Corporate Existence and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers required to own, lease and operate its assets, properties and business and to carry on its operations as they are now being conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, use, lease or operation of its properties or assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company has delivered or made available to the Purchaser true and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to date (the “Company Charter Documents”), and the Stockholders Agreements.

4.2 Authority. Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which the Company is, or is intended by this Agreement to be, a party (collectively, the “Company Transaction Agreements”), to perform its obligations thereunder and subject only to obtaining the Requisite Stockholder Approvals, to consummate the Merger and the other transactions contemplated thereby. The execution and delivery by the Company of the Company Transaction Agreements, the performance of its obligations thereunder, and the consummation of the Merger and the other transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of Company Transaction Agreements, the performance by the Company of its obligations thereunder or the consummation of the Merger and the other transactions contemplated hereby, subject only to obtaining the Requisite Stockholder Approvals and the filing of the Certificate of Merger pursuant to the DGCL. The Board of Directors of the Company has adopted resolutions, by unanimous vote, in accordance with the Company Charter Documents, the Voting Agreement and the DGCL (i) determining that it is in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, (ii) declaring that the consummation of the Merger and the other transactions contemplated hereby is advisable, (iii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iv) specifying that Section 3 and Section 4 of the Voting Agreement shall apply with respect to the Merger and the other transactions contemplated hereby and (v) directing that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the holders of Company Capital Stock for approval (by action taken by written consent) and recommending approval thereof by the holders of Company Capital Stock (the “Company Board Resolutions”). Such Company Board Resolutions have not been amended or withdrawn. Subject to the due execution and delivery by the other parties to the Company Transaction Agreements, the Company Transaction Agreements will, upon due execution and delivery, be the valid and binding obligations of Company, enforceable against the Company in accordance with their respective terms, except for the Enforceability Exceptions.

4.3 Capitalization.

(a) As of the Agreement Date, (i) the authorized capital stock of the Company consists of (A) 55,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), of which 8,870,480 shares are issued and outstanding, and (B) 35,748,628 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which (1) 6,250,000 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), all of which are issued and outstanding, and which are convertible into 6,389,563 shares of Common Stock (plus cash in lieu of approximately 2.00 shares of Common Stock, in accordance with the Company Charter Documents), (2) 7,355,646 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”), all of which are issued and outstanding, and which are convertible into 8,026,748 shares of Common Stock (plus cash in lieu of approximately 0.66 shares of Common Stock, in accordance with the Company Charter Documents), (3) 11,967,257 shares are designated as Series B-1 Preferred Stock (“Series B-1 Preferred Stock”), 11,340,889 of which are issued and outstanding, and which outstanding shares are convertible into 11,340,889 shares of Common Stock, and (4) 10,175,725 shares are designated as Series C Preferred Stock (“Series C Preferred Stock”), 10,076,133 of which are issued and outstanding, and which outstanding shares are convertible into 10,076,133 shares of Common Stock, (ii) 13,579,550 shares of Common Stock are reserved for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Incentive Plan, of which (A) 8,633,468 are subject to unexercised Company Stock Options (whether vested or unvested), and (B) 1,075,602 remain available for issuance to officers, directors, employees and consultants pursuant to the Company Stock Incentive Plan. As of the Agreement Date, the Company has outstanding warrants to purchase 596,941 shares of Series B-1 Preferred Stock and warrants to purchase 99,592 shares of Series C Preferred Stock. Upon exercise of such warrants, the 596,941 shares of Series B-1 Preferred Stock issued thereunder would be convertible into 596,941 shares of Common Stock and the 99,592 shares of Series C Preferred Stock issued thereunder would be convertible into 99,592 shares of Common Stock.

(b) All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and non-assessable. None of the issued and outstanding shares, options or warrants were issued in violation of any preemptive rights, rights of first refusal, rights of first offer or similar rights, the Company’s certificate of incorporation or bylaws, or the Securities Act or any other Applicable Law. As of the Agreement Date, there are (i) no shares of capital stock, voting debt or other voting securities or equity interests of the Company outstanding, authorized, issued or reserved for issuance, (ii) no securities, instruments or obligations of the Company that are or may become convertible into or exchangeable for shares of capital stock, voting debt or other voting securities or equity interests of the Company outstanding or authorized, and (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of capital stock, voting debt or other voting securities or equity interests of the Company outstanding or authorized, in each case, except as set forth in Section 4.3(a). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except for the Stockholders Agreements, (i) the Company is not a party to any voting agreement with respect to shares of the capital stock of, voting debt or other voting securities or equity interests of the Company, or to any agreement restricting or relating to the transfer of, requiring registration of, relating to dividends or other distributions with respect to, or granting any preemptive rights, antidilutive rights, rights of first refusal, purchase option or similar rights with respect to any shares of the capital stock of, voting debt or other voting securities or equity interests of the Company and (ii) to the Knowledge of the Company, there are no irrevocable proxies and no voting agreements or voting trusts with respect to any shares of the capital stock of, voting debt or other voting securities or equity interests of the Company. Each grant of a Company Stock Option (i) was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, and (ii) was made in all material respects in accordance with the terms of the Company Stock Incentive Plan and all other Applicable Law. Each grant of a Company Stock Option that was intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The per share exercise price of each Company Stock Option was not less than the fair market value of a share of Common Stock on the applicable Grant Date.

(c) Section 4.3(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of the Agreement Date, of (i) all holders of outstanding shares of Company Capital Stock, including the number and type of shares held by each such holder, (ii) all holders of outstanding and unexercised Company Stock Options, including with respect to each outstanding Company Stock Option held by any such holder, the number of shares of Common Stock subject thereto, the exercise price, expiration date and vesting schedule thereof (including any indication of whether and to what extent the vesting thereof will be accelerated in connection with the Merger and the other transactions contemplated by this Agreement), and an indication of whether such Company Stock Option is an “incentive stock option” under Section 422 of the Code, and (iii) all holders of Company Warrants, including with respect to each outstanding Company Warrant held by any such holder, the number and type of shares of Company Capital Stock for which it is exercisable and the exercise price and expiration date thereof.

(d) Concurrently with the execution of this Agreement, the holders of more than eighty-five percent (85%) of the outstanding shares of Series C Preferred Stock have adopted resolutions in an action by written consent specifying that, upon the Closing, and effective immediately prior to the Effective Time, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate (such resolutions, the “Mandatory Conversion Approval”), in accordance with Section 5 of Part B of Article FOURTH of the Company’s certificate of incorporation. As a result, as of immediately prior to the Effective Time, and after giving effect to the mandatory conversion of all Preferred Stock in accordance with the Mandatory Conversion Approval, there will be no shares of Preferred Stock outstanding.

4.4 Consents and Approvals. Subject to obtaining the Requisite Stockholder Approvals, the execution, delivery and performance by the Company of the Company Transaction Agreements and the consummation of the transactions contemplated thereby do not require the Company to obtain any Consent from, make any filing with, or give any notice to, any Governmental Authority or other Person, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such Consents, filings or notices as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country and (c) such Consents, filings or notices as may be required under the HSR Act.

4.5 No Conflict or Violation. Except as set forth on Section 4.5 of the Company Disclosure Schedule, and subject to obtaining the Requisite Stockholder Approvals and obtaining any Consents, making any filings and giving any notice set forth in Section 4.4, the execution, delivery and performance by the Company of the Company Transaction Agreements, and the consummation of the transactions in each case contemplated thereby, will not (a) violate any provision of the Company Charter Documents or the Stockholders Agreements, (b) violate, conflict with or result in the material breach of any of the material terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute a default under (in each case, with or without notice or lapse of time or both), any material Contract to which the Company may be bound or to which any of its assets or properties may be subject, (c) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental Authority binding upon the Company, (d) result in a violation by the Company any Applicable Law or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any material Permit of Company, except, in the case of each of clauses (c) through (e) above, as would not reasonably be expected to be material to the Company.

4.6 Subsidiaries. The Company does not own, or have any interest in (and has never owned, or had any interest in), any shares of capital stock, voting debt or other voting securities or equity interests in any other Person, or any securities that are or may become convertible into or exchangeable for shares of capital stock, voting debt or other voting securities or equity interests in any other Person.

4.7 Financial Statements.

(a) The Company has previously delivered to the Purchaser true, complete and correct copies of the Company’s (i) audited balance sheet and income statement as of and for the years ended December 31, 2015, and December 31, 2016, (ii) unaudited balance sheet and income statement as of and for the twelve month period ended December 31, 2017 (the “Balance Sheet Date” and the Company’s unaudited balance sheet as of such date, the “Balance Sheet”), and (iii) unaudited balance sheet and income statement as of and for the quarter ended March 31, 2018 (the statements described in (ii) and (iii) are collectively referred to as the “Interim Financial Statements” and the statements described in (i), (ii) and (ii) are collectively referred to as the “Company Financial Statements”).

(b) Except as specifically set forth therein or in the notes thereto, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and present fairly the financial position and results of operations of the Company as of the respective dates and for the respective periods covered thereby, except that the Interim Financial Statements may not contain all footnotes required by GAAP and may not contain normal year-end audit adjustments.

(c) The Company maintains a standard system of accounting established and administered in accordance with GAAP, and the accounting practices of the Company are designed to provide reasonable assurance that the Company Financial Statements are complete and accurate in all material respects. The Company maintains accurate books and records reflecting its assets and liabilities, and each of the Company Financial Statements has been prepared in all material respects in accordance with the books and records of the Company. The Company maintains, and has maintained for all periods reflected in the Company Financial Statements, proper and adequate internal accounting controls that provide assurance that (i) transactions are recorded as necessary to permit accurate preparation of its financial statements and to maintain accurate accountability for its assets, (ii) the reporting of its assets is compared with existing assets at regular intervals and (iii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Company nor, to the Knowledge of the Company, any auditor, accountant or other Representative of the Company, has received any material complaint, allegation, assertion or claim, or any material weakness or significant deficiency, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

4.8 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) the liabilities reflected in the Company Financial Statements (or disclosed in the footnotes, if any, to such financial statements as contingent liabilities), (b) those incurred in connection with this Agreement or the transactions contemplated hereby, (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which arises in tort, breach of contract or infringement or misappropriation of Intellectual Property) or are otherwise not, individually or in the aggregate, material in amount, or (d) those set forth in Section 4.8 of the Company Disclosure Schedule.

4.9 Related-Party Transactions. No employee, officer, director or holder of the capital stock of the Company, or member of the immediate family of any of those who are natural persons, or Affiliate of any such persons (“Company Insiders”), is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except for Contracts related to the items in clauses (a) through (c) above or as set forth in Section 4.9 of the Company Disclosure Schedule, there are no Contracts between the Company, on the one hand, and any Company Insider on the other hand (any such Contract, a “Related Party Contract”). To the best of Knowledge of the Company, no Company Insider has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that Company Insiders may own stock in publicly traded companies that may compete with the Company.

4.10 Licenses and Permits.

(a) The Company has all material Permits necessary under Applicable Law to conduct its business in the manner and in the jurisdictions in which its business is presently being conducted, and such Permits contain no material restrictions, limitations or conditions other than customary restrictions, limitations or conditions.

(b) Section 4.10(b) of the Company Disclosure Schedule identifies all Permits issued to the Company as of the Agreement Date. All Permits issued to the Company are valid and in full force and effect. No material violations exist or have previously existed within the past five (5) years in respect of any Permit issued to the Company and no investigation or proceeding is pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the suspension, revocation, non-renewal or limitation or restriction of any such Permit.

4.11 Regulatory Filings. The Company has filed all material reports, statements, documents, registrations, filings or submissions required by Applicable Law to be filed by them with any Governmental Authority. All such registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and, to the Knowledge of the Company, no material deficiencies have been asserted by any Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied.

4.12 Litigation, Actions and Proceedings. There (a) are no outstanding orders, decrees or judgments by any Governmental Authority to which the Company is or was a party, and (b) is no Litigation pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, before or by any Governmental Authority or before any arbitrator of any kind. The Company does not have any Litigation pending against any other Person. To the Knowledge of the Company, there are no outstanding orders, decrees or judgments to which any of the Company’s Representatives is a party, and there is no Litigation pending against any such person, in each case which has or would reasonably be expected to have the effect of prohibiting or impairing the Company’s business or which otherwise is or would reasonably be expected to be material to the Company.

4.13 Compliance with Laws. The Company is and during the past five (5) years has been in compliance in all material respects with all Applicable Laws, with respect to the conduct of its business in the manner and in the jurisdictions in which its business is presently being and has been conducted. The Company has not received any written notice or other communication from any Governmental Authority, arbitrator or any other Person regarding any violation of or failure to comply with any Applicable Law with respect to the conduct of its business.

4.14 Absence of Certain Business Practices. Neither the Company, nor any of its employees, officers or directors, nor to the Knowledge of the Company, any of its other

Representatives has, directly or indirectly, offered, given or agreed to give, or solicited, received or agreed to receive, any gift, any advantage or any other thing of value to or from any customer, supplier, governmental employee (including employees of government-owned or controlled entities), political party, candidate for political office or other Person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction relating to its business) or who may benefit from such business or otherwise acted in a manner:

(a) to secure any improper advantage;

(b) that subjected or might have subjected the Company to any damage or penalty in any civil, criminal or other Litigation or proceeding before or by any Governmental Authority;

(c) for any of the purposes described in Section 162(c) of the Code; or

(d) for the purpose of establishing or maintaining any concealed fund or concealed bank account or for the purpose of obtaining any improper advantage.

4.15 Compliance with Sanctions. The Company and its directors, officers, employees and agents are, and during the past five (5) years have been, in compliance with Sanctions. Neither the Company nor any of its directors, officers, employees or agents is a Sanctioned Person. During the past five (5) years, neither the Company nor any of its directors, officers, employees or agents has (a) been organized, operated, or resided in or (b) had any transactions, business or financial dealings that benefited, or directly or indirectly involved, Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of the Ukraine. There are no pending or, to the Knowledge of the Company, threatened claims or other Litigation against, or investigations by any Governmental Authority of, the Company or any of its directors, officers, employees or agents, nor are there any orders, decrees or judgments imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its directors, officers, employees or agents by or before any Governmental Authority, in each case, in connection with any alleged violation of Sanctions. The Company has in place controls and systems reasonably designed to ensure compliance by the Company and its directors, officers, employees and agents with Sanctions.

4.16 Insurance. Section 4.16 of the Company Disclosure Schedule lists, as of the Agreement Date, all policies of insurance and fidelity bonds issued to the Company showing the insurers, limits, type of coverage, annual premium, any premium financing arrangement, deductibles and expiration dates. All policies and bonds issued to the Company are in full force and effect, and all premiums due and payable thereon have been paid in full. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy or bond, except in accordance with the terms thereof, and such policies and bonds do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has complied in all material respects with each such policy and bond and has not failed to give any notice or present any claim thereunder in a due and timely manner. There are no pending claims under such insurance policies or fidelity bonds, and there are no material claims under such insurance policies or fidelity bonds as to which the insurers of such policies or issuers of such fidelity bonds have denied or disputed liability. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in the material breach of any of the material terms of, result in any modification of the effect of, otherwise give any counter-party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under any such policies or bonds.

4.17 Conduct of Business and Absence of Certain Changes. Except as contemplated by this Agreement or required by Applicable Law, from the Balance Sheet Date to the Agreement Date, the Company has conducted its business in the ordinary course consistent with past practice, and the Company has not:

(a) entered into, renewed, amended, modified, waived performance or any benefit under, or terminated any Material Contract, or any Contract that if not terminated prior to the Agreement Date would have been a Material Contract;

(b) incurred any liability or obligation whatsoever in excess of One Hundred Thousand Dollars ($100,000) in any individual transaction or series of related transactions;

(c) purchased, sold, leased, exchanged or otherwise disposed of or acquired any property or assets for which the aggregate consideration paid or payable is in excess of One Hundred Thousand Dollars ($100,000) in any individual transaction or series of related transactions;

(d) mortgaged, pledged or subjected to any Lien any of its material properties or assets;

(e) suffered any material damage, destruction or loss to any of its material properties or assets (whether or not covered by insurance);

(f) changed its accounting or cash management practices or policies;

(g) disposed or agreed to dispose of any material properties or assets;

(h) cancelled or forgiven without fair consideration any material debts or claims;

(i) declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of the Company;

(j) repurchased, redeemed or otherwise acquired any outstanding shares of the capital stock or other securities of the Company;

(k) transferred, issued, sold or disposed of any shares of the capital stock or other securities of the Company, or granted, or offered to grant pursuant to employment offer letters, any options, warrants, calls or other rights to purchase or otherwise acquire (including upon conversion, exchange or exercise) shares of the capital stock or other securities of the Company;

(l) effected any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

(m) entered into any new line of business or materially changed the operations or business plan for any existing line of business;

(n) granted any bonuses or any severance or termination pay (in cash or otherwise) to, or made any material change in compensation or other benefits, or employment terms, for any of, its current or former directors, officers or employees (including any increase in or acceleration of the vesting or payment of any compensation or other benefits), or entered into, renewed, adopted, amended, modified or terminated any Employee Benefit Plan or any severance agreement, retention agreement, stay bonus agreement, change in control agreement or other Contract with any of its current or former directors, officers or employees, except for bonuses and increases in compensation commensurate with similar bonuses and increases in past years or pursuant to an employment agreement;

(o) merged or consolidated with, or agreed to merge or consolidate with, or purchased or agreed to purchase substantially all of the assets of, or otherwise acquired or agreed to acquire, any business, business organization or division of any other Person;

(p) failed to maintain in full force and effect any insurance policy of the Company, except for any policy replaced by a new or successor policy of substantially similar coverage;

(q) terminated, amended, failed to renew or preserve or failed to maintain in full force an effect any Permit of the Company or any registration or application for Intellectual Property;

(r) undertaken any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s)    (i) hired or offered to hire any employees, except in the ordinary course of business, consistent with the past practices of the Company, or (ii) terminated any employees of the Company, or encouraged any employees to resign from the Company, except for cause or in the ordinary course of business, consistent with the past practices of the Company;

(t)    (i) modified, extended, or entered into any Contract, written or unwritten, or collective bargaining agreement or work rules or practices, with any labor or trade union, labor organization or employee association, or (ii) recognized or certified any labor or trade union, labor organization, employee association or group of employees of the Company as the bargaining representative for any employees of the Company;

(u)    (i) incurred, assumed, endorsed or guaranteed any Indebtedness of any kind, (ii) increased or changed the assets securing existing Indebtedness, (iii) prepaid or refinancing existing Indebtedness, except for mandatory prepayments in accordance with the terms of such existing Indebtedness, (iv) guaranteed the performance or payment obligations of any other Person, or (v) made any loans or advances to any other Person, other than routine advances to employees in the ordinary course of business, consistent with the past practices of the Company;

(v) made payments (or prepayments) to one or more Affiliates outside of the ordinary course of business, consistent with the past practices of the Company, accelerated the collection of or discounted accounts receivable, delayed the payment of accounts payable or accrued expenses, delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance;

(w)    (i) compromised or settled any Litigation (whether or not commenced prior to the Agreement Date) by or against the Company or otherwise relating to the business of the Company, (ii) waived any material claims or rights in connection with any such Litigation or (iii) commenced any Litigation (other than any Litigation directly relating to this Agreement or to enforce rights under any Contract);

(x)    (i) made, changed or revoked any Tax election, (ii) adopted or changed any method of Tax accounting, (iii) amended any Tax Return, (iv) settled or compromised any claim, notice, audit, assessment or other proceeding relating to material Taxes, (v) surrendered or compromised any right to claim a material Tax refund, (vi) entered into any agreement affecting any material Tax liability or refund or filed any request for rulings or special Tax incentives with any Tax Authority, (vii) entered into any Tax allocation, indemnity or sharing agreement, (viii) extended or waived the statute of limitations period applicable to any Tax or Tax Return or (ix) caused or otherwise permitted any other Person to take or cause any other action which could reasonably be expected to increase the Purchaser’s or any of its Affiliates’ (which following the Closing shall include the Company) liability for Taxes;

(y) amended the certificate of incorporation, by-laws or other organizational documents of the Company; or

(z) agreed or committed to take any of the foregoing actions.

Additionally, no event, occurrence, fact, condition, change, development or effect has occurred since the Balance Sheet Date nor currently exists that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Company Material Adverse Effect.

4.18 Tax Matters.

(a) Filing of Tax Returns. The Company has timely filed with the appropriate Tax Authorities all federal income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are, and the information contained therein is, true, complete and accurate in all material respects. The Company has made available to the Purchaser true, correct and complete copies of all federal, state and local Tax Returns for the last six (6) taxable years that relate to the Company.

(b) Payment of Taxes. All material Taxes due or payable by the Company (whether or not shown on any Tax Return) have been fully and timely paid. Adequate accruals have been made on the Company Financial Statements for all Taxes not yet due and payable by or with respect to the Company. No Tax liability has been incurred outside the ordinary course of business by or with respect to the Company since the date of the Company Financial Statements. The Company has withheld and paid all Taxes required by Applicable Laws to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer stockholder or other third party, and has timely complied with all material information reporting, recordkeeping and backup withholding provisions of Applicable Law. The Company has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers, and (ii) for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(c) Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

(d) Notices, Audits. The Company has not received any notice or received any other communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against the Company. There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Company that has been asserted by any Governmental Authority. There is no Litigation pending, asserted, or, to the Knowledge of the Company, threatened against or with respect to the Company in respect of any Tax or Tax Return. The Company has complied in all material respects with applicable Laws relating to Taxes.

(e) Statutes of Limitation. No Person has waived any statute of limitations in respect of any Tax or Tax Return of the Company or agreed to any extension of time with respect to a Tax assessment or deficiency of the Company which waiver or extension is still in effect, nor has any request been made with respect to any such extension or waiver.

(f) Powers of Attorney. No power of attorney has been granted that is currently in effect with respect to any matter relating to Taxes payable by or with respect to the Company.

(g) Agreements with Tax Authorities. No closing agreements (as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or with respect to the Company. The Company has not applied for and has not received a ruling or determination from any Tax Authority regarding a past or prospective transaction.

(h) Prior Affiliated/Combined Groups. The Company (i) has not been a member of an affiliated or combined group filing a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes, and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Tax-Sharing Agreements. The Company is not now, and at no time in the past has been, a party to or bound by a Tax-sharing, allocation or indemnification agreement or any similar agreement or arrangement.

(j) Tax Shelters. The Company has not participated or engaged in a transaction that either constitutes a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provision of state, local or foreign law. The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Company that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign law).

(k) U.S. Person. The Company is not a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Permanent Establishment; Nexus. The Company does not have and has not had a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business, nor has the Company ever engaged in a trade or business, in any country other than the country in which it is organized and resident. The Company does not have and has not had nexus (within the meaning of the applicable Law of any applicable state) in any state where the Company does not, or did not at the applicable time, file Tax Returns and pay Taxes. No claim has been made by any Tax Authority in a jurisdiction in which the Company does not file Tax Returns or pay Taxes to the effect that the Company is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(m) Spin Offs. The Company has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n) Tax Accounting Deferrals. The Company will not be required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Applicable Law by reason of a change in method of accounting initiated by it or any other relevant party, and the Company will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount or advance payment received or paid on or prior to the Closing Date, or deferred revenue realized or received, (iv) an election pursuant to Section 108(i) of the Code made on or prior to the Closing Date, (v) the application of Section 965 of the Code, or (vi) any intercompany transaction consummated on or prior to the Closing Date or excess loss account existing on or prior to the Closing Date, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law).

(o) Subpart-F Income. The Company has not recognized any amount of “subpart F income” (as defined in Section 952 of the Code) during a Tax period of the Company that includes but does not end on the Closing Date.

(p) Loss Limitations. There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company under Sections 382, 383 or 384 of the Code (or any corresponding or similar provision of state, local or foreign law).

(q) Tax Holidays. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement or order to which the Company is currently a party or the Company is currently subject.

(r) Tax Classification. The Company has since inception been treated as an association taxable as a corporation for U.S. federal tax purposes.

4.19 Employee and Labor Matters.

(a) The Company has provided the Purchaser a true, complete and accurate list (and has updated such list as of the Agreement Date) of all employees of the Company (including any employee on leave of absence) (the “Employees”), together with the following information for each Employee: name; job title; department; full-time or part-time status; exempt or non-exempt; and active or leave status (and, if on leave, the nature of the leave and the expected return date); work location; current base salary rate; description of any other compensation for which the Employee may be eligible; amount of earned and unused vacation; legal status for purposes of eligibility to work in the United States (including expiration date of visa or work authorization, if applicable) and hire date.

(b) No Employee is employed by the Company other than as an at will employee, or is party to or otherwise bound by any agreement, Contract or arrangement, written or unwritten, that deals with his or her employment, termination of employment, or terms and conditions of employment with the Company, or his or her conduct, or the conduct of the Company, following the termination of his or her employment with the Company. The Company does not have any obligations to any retired or other former employee of the Company or to any family member or other dependent of any such retired or former employee except as may be required under Section 4980B of the Code or Section 601 of ERISA.

(c) The Company is not a party to or bound by any union agreement, Contract or arrangement, written or unwritten, or collective bargaining agreement or work rules or practices with any labor or trade union, labor organization or employee association applicable to the employees of the Company; no Employee is represented by a labor or trade union, labor organization or employee association with respect to his or her employment with the Company; and there have been no attempts to organize any employees of the Company.

(d) Within the past six (6) years, the Company has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it.

(e) Within the past six (6) years, no state wage and hour department investigations have been made of the Company.

(f) Within the past six (6) years, there has not been any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns or work stoppages against or affecting the Company, or to the Knowledge of the Company, any threats thereof by or with respect to any employees of the Company.

(g) No unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or any similar Governmental Authority.

(h) There is no “mass layoff,” “plant closing” or similar event as defined by The Worker Adjustment and Retraining Notification Act, as amended, with respect to the Company; provided, that no representation is made as to actions taken by the Purchaser in connection with or after the Closing.

(i) The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Affiliates that involves allegations relating to sexual harassment or misconduct. To the Knowledge of the Company, in the last eight (8) years, no allegations of sexual harassment or misconduct have been made against any current or former officer or employee of the Company or its Affiliates.

(j) No Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other material obligation (i) to the Company or (ii), to the Knowledge of the Company, to a former employer of such Employee relating (A) to the right of such Employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information. To the Knowledge of the Company, (x) as of the Agreement Date, no Employee intends to terminate his or her employment with the Company and (y) as of the Closing Date, no Employee intends to terminate his or her employment with the Company, other than any Employee whose termination of employment, either individually or collectively with that of all other Employees who intend to terminate their employment or previously terminated their employment after the Agreement Date, would not reasonably be expected to materially adversely affect the business, operations or prospects of the Company taken as a whole.

4.20 Employee Benefit Plans.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee benefit and compensation arrangements (including, without limitation, any severance pay, vacation pay, salary continuation, disability, sick leave, deferred compensation, bonus, retention, equity-based compensation, change in control, incentive compensation, stock option, and other compensation or benefit plans) and employment agreements, maintained or previously maintained during the past six (6) years by the Company, or to which any of the Company is or was a party or is or was required to contribute, or otherwise has any material liability with respect to (the “Employee Benefit Plans”) during the past six (6) years. The Company has provided the Purchaser true, complete and accurate copies of the Employee Benefit Plans. The Company does not have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, or (ii) to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) No Employee Benefit Plan is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) during the past six (6) years. The Company has never been required to be treated as a single employer together with any other entity pursuant to Section 414 of the Code and has no actual or potential liability under Title IV of ERISA or Section 412 of the Code.

(c) Copies of the following documents with respect of each of the Employee Benefit Plans have been delivered or made available to the Purchaser by the Company: (i) all written plans; (ii) the Form 5500 reports filed for the last three (3) plans years, if required; (iii) the last IRS determination letter, if applicable; (iv) summary plan descriptions and material participant communications; and (v) written descriptions of all unwritten plans.

(d) None of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA, and the Company has not withdrawn from any such multiemployer plan. The Company does not have any liability due to the termination or reorganization of a multiemployer plan, as defined in Section 3(37) of ERISA.

(e) The Company has not terminated any Title IV Plan of ERISA or incurred any outstanding liability under Section 4062 of ERISA to a trustee appointed under Section 4042 of ERISA.

(f) To the Knowledge of the Company, there has been no violation of ERISA relating to employment of employees which could result in any material liability, tax or penalty with respect to the Company. Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified and has received a favorable determination letter to that effect from the IRS.

(g) To the Knowledge of the Company, there are no pending claims or lawsuits which have been asserted or instituted against any of the Employee Benefit Plans, the plan sponsors or administrators or fiduciaries thereof, or against the Company with respect to such plans, or with respect to any other employment matters (other than routine benefit claims).

(h) None of the Employee Benefit Plans provide or has provided life or health benefits to current or future retirees or terminated employees, their spouses or their dependents, except as may be required under Section 4980B of the Code or Section 601 of ERISA and, to the Knowledge of the Company, there has been no communication to any Person that could reasonably be expected to promise or guarantee such benefits.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefit.

(j) Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) complies and at all pertinent times has complied in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(k) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan.

(l) There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. No fiduciary with respect to any Employee Benefit Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. The Company does not have any liability for any tax or penalty under Chapters 43, 46, 47, 48 and 100 of the Code or Section 502 of ERISA.

(m) Each written agreement, plan or arrangement of the Company that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in reasonable, good faith compliance with Section 409A of the Code and the Treasury Regulations thereunder through the Closing Date.

(n) There is no agreement, plan or arrangement (written or otherwise) that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The Company does not have any indemnity or gross-up obligation for any taxes or interest imposed under Section 4999 or Section 280G of the Code.

4.21 Material Contracts.

(a) Section 4.21(a) of the Company Disclosure Schedule identifies each Contract of the following nature to which the Company is a party or by which any of its properties or assets is bound that is in effect as of the Agreement Date:

(i) any Contract relating to, and evidences of, Indebtedness of the Company or relating to any Lien (other than Permitted Liens) on any of the assets or properties of the Company;

(ii) any Contract pursuant to which the Company has agreed to provide funds to or make any loan, capital contribution or other investment in, or assume, guarantee or act as a surety with respect to any liability or obligation of, any Person;

(iii) any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company, or for the purchase of any debt or equity security or other ownership interest of any Person;

(iv) any Contract that purports to limit, curtail or restrict the ability of the Company in any material respect to compete in any geographic area or line of business or during any period of time, make sales to any Person in any manner, solicit the customers or employees of another Person, or use or enforce any Owned Intellectual Property, or that grants the other party or any customer “most favored nation” pricing or similar status;

(v) any Contract pursuant to which Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (i) any real property or (ii) any tangible personal property and, in the case of clause (ii), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000);

(vi) any Contract (i) for the sale or purchase of any real property, or (ii) for the sale or purchase of any goods or services, including customer Contracts, which involved or is expected to involve payments being made or received by the Company in the 2017 calendar year or any subsequent calendar year in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(vii) any IP Contract (as defined in Section 4.25(f));

(viii) any Related Party Contract;

(ix) any employment, consulting or professional services Contract with any current employee or other Person providing services to Company providing for base compensation in excess of One Hundred Thousand Dollars ($100,000) per annum (excluding offer letters on the Company’s standard form in the ordinary course of business to its employees), or any Contract with any individual that provides for any severance, retention or change in control benefits or compensation;

(x) any Contract with any labor or trade union, labor organization, employee association or similar labor organization, or any collective bargaining agreement or similar Contract with or regarding the Employees;

(xi) any Contract relating to future capital expenditures anticipated to result in costs in excess of One Hundred Thousand Dollars ($100,000);.

(xii) any Contract that grants a right of first refusal, right of first offer or similar right with respect to any material assets or rights of the Company;

(xiii) any Contract providing for the disposition or acquisition of material assets or businesses, except for the disposition or acquisition of personal property and equipment acquired, licensed or sold in the ordinary course of business, in accordance with past practice;

(xiv) any Contract relating to any completed disposition or acquisition of material assets within the last three (3) years, and any such Contract entered into at any time pursuant to which the Company has any obligation to make any payments to any third Person upon the occurrence of certain events (including indemnities or earn outs);

(xv) any Contract that contains restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock of the Company;

(xvi) any Contract relating to any joint venture, strategic alliance, partnership or sharing of profits, or any similar arrangements between the Company and any other Person; and

(xvii) any other Contract that is material to the operation of the Company.

Each of the foregoing types of Contracts that is in effect as of the Agreement Date or entered into after the Agreement Date prior to Closing is referred to herein as a “Material Contract.” True and correct copies of all Material Contracts in effect as of the Agreement Date, together with any amendments, supplements or modifications thereto, or waivers or releases of rights thereunder, have been provided to the Purchaser.

(b) An updated version of Section 4.21(a) of the Company Disclosure Schedule shall be provided by the Company to the Purchaser at least two (2) Business Days prior to the Closing Date reflecting all Material Contracts that will be in effect as of the Closing Date. True and correct copies of all Material Contracts listed on such updated schedule, together with any amendments, supplements or modifications thereto, or waivers or releases of rights thereunder, shall have been provided to the Purchaser at least two (2) Business Days prior to the Closing Date.

(c) No Material Contract contains any provision providing that the other party may terminate or exercise other rights under such contract as a result of the consummation of the transactions contemplated by this Agreement, and no third party consent is required to consummate the transactions contemplated by this Agreement or the other Transaction Agreements. Neither the Company nor, to the Knowledge of the Company, any third parties are in violation, breach or default of any Material Contract, and no event has occurred that (with or without notice, the lapse of time or both) would constitute a violation, breach or default of any Material Contract by the Company or, to the Knowledge of the Company, any third parties. To the Knowledge of the Company, there are no disputes under, in connection with or related to any Material Contract. Each Material Contract is in effect as of the Agreement Date, and each Material Contract entered into after the Agreement Date will be, in full force and effect and is or will be, as applicable, a legal, binding and enforceable obligation of the Company, and to the Knowledge of the Company, of the other party or parties thereto, subject to the Enforceability Exceptions. The Company has not received any written notice, or to the Knowledge of the Company, any other notice, from any third party (i) alleging any violation, breach or default under any Material Contract or (ii) indicating an intent to terminate, adversely modify, not renew or challenge the validity or enforceability of any Material Contract.

4.22 Real Property.

(a) The Company does not own, and has never owned, any real property.

(b) Section 4.22(b) of the Company Disclosure Schedule lists all leases, subleases or other agreements or occupancy rights pursuant to which the Company leases real property (collectively, the “Real Property Leases”) as of the Agreement Date. The Company has a good and valid leasehold interest with respect to the real property leased pursuant to each of the Real Property Leases, free and clear of all Liens (other than Permitted Liens) and has the exclusive right to occupy and use, now or in the future, such real property in accordance with each the Real Property Lease. There are no parties occupying, or with a right to occupy by or through the Company, such real property other than the Company, and the Company’s quiet enjoyment of such real property has not been disturbed. The Company’s use of the premises demised under the Real Property Leases is in compliance in all material respects with all zoning, fire, health, building, handicapped persons, sanitation, use, occupancy and other Applicable Law. The Company has not received any citation, subpoena, summons or other written notice from any Governmental Authority alleging any such non-compliance. Except as set forth on Section 4.22(b) of the Company Disclosure Schedule, no Real Property Lease contains any provision providing that the other party may terminate or exercise other rights under such Contract as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements and no third party consent is required to consummate the transaction contemplated by this Agreement or the other Transaction Agreements. The Company has delivered or otherwise made available to the Purchaser, true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto, or waivers or releases of rights thereunder, and any correspondence with any of the parties to the Real Property Leases or with any Governmental Authority and any other material written agreements related to the Real Property Leases. There are no actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the real property leased pursuant to each of the Real Property Leases or any portion thereof or interest therein, including any condemnation, eminent domain proceedings or similar actions or any special assessments, rezoning or moratorium. The real property leased pursuant to each of the Real Property Leases, including the buildings, structures, improvements and all capital and other equipment located upon such real property, is in good operating condition and in a state of good repair (normal wear and tear excepted). The real property leased pursuant to each of the Real Property Leases and any fixtures located on such real property and included as tenant or sub-tenant personal property under such Real Property Leases constitute all interests in real property currently used or currently held for use by the Company, and there is no real property that the Company is obligated to buy, lease or sublease at some future date.

(c) No real property necessary for the conduct of the business of the Company is owned, leased or subleased under any name other than the name of the Company.

4.23 Environmental Matters.

(a) The Company is not subject to any decree, order, formal or informal complaint, or citation related to or arising out of Environmental Laws, or is named, listed or subject to any request for information as a potentially responsible party by any Governmental Authority in a matter arising under or relating to Environmental Laws. There are no pending or, to the Knowledge of the Company, threatened claims under, or notification of any violation of, Environmental Laws against the Company or otherwise related to any real property leased pursuant to the Real Property Leases.

(b) The Company: (i) is in compliance in all material respects with all applicable Environmental Laws; (ii) has all material Permits required under any applicable Environmental Laws and are in compliance in all material respects with their respective requirements; and (iii) has not produced, released or stored, or permitted any other Person to produce, release or store, on or from the property subject to the Real Property Leases or any other location, any pollutant, contaminant, special waste, hazardous waste, hazardous substance or chemical substance defined in or regulated under an Environmental Law (other than de minimis amounts used for office and cleaning purposes).

(c) The Company has not prepared or commissioned and does not otherwise possess any reports or inspections relating to any analysis of compliance with Environmental Laws or any reports or inspections relating to soil, construction, engineering or other similar matters, with respect to any real property leased pursuant to the Real Property Leases.

(d) As used herein, “Environmental Laws” means all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions, requirements and policies relating to hazardous substances or materials, the emission of air pollutants, discharge of water pollutants or process waste water or otherwise relating to the environment or hazardous substances or solid waste including, but not limited to, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act and their state or local counterparts now in effect.

4.24 Personal Property.

(a) Section 4.24(a) of the Company Disclosure Schedule lists all items of tangible personal property having a fair market value in the reasonable estimation of the Company of more than One Hundred Thousand Dollars ($100,000) per item that is owned by Company (collectively, the “Owned Personal Property”) as of the Agreement Date. The Company has good, valid and marketable title to each item of Owned Personal Property, and all other personal property shown to be owned by the Company on the Balance Sheet (other than personal property disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens (other than Permitted Liens).

(b) Section 4.24(b) of the Company Disclosure Schedule lists all leases pursuant to which the Company leases any tangible personal property having a fair market value in the reasonable estimation of the Company of more than One Hundred Thousand Dollars ($100,000) per lease (the “Personal Property Leases”) as of the Agreement Date. The Company has a good and valid leasehold interest with respect to each item of tangible personal property leased pursuant to such Personal Property Leases, and all other personal property shown to be leased by the Company on the Balance Sheet (other than personal property disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens (other than Permitted Liens). Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, no Personal Property Lease contains any provision providing that the other party may terminate or exercise other rights under such Contract as a result of the consummation of the transactions contemplated by this Agreement and no third party consent is required to consummate the transaction contemplated by this Agreement or the other Transaction Agreements.

(c) All of the personal property owned or leased by the Company is in good operating condition and in a state of good repair (normal wear and tear excepted), is suitable for the purposes for which it is presently used, and is sufficient for conducting the business of the Company following the Closing in substantially the same manner as conducted as of the Agreement Date.

4.25 Intellectual Property.

(a) Section 4.25(a) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all Intellectual Property (other than trade secrets) that is owned by the Company and that is either (x) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing (“Registered Intellectual Property”); or (y) used in or necessary for the Company’s current or to the Knowledge of the Company its planned business or operations ((i) and (ii) collectively, the “Owned Intellectual Property”); (ii) any material unregistered trademarks; and (iii) any material Owned Computer Software, which lists are as of the Agreement Date.

(b) The Company owns exclusively all right, title and interest in and to the Owned Intellectual Property; provided (i) no representation is made in the foregoing sentence with respect to non-infringement of third party Intellectual Property, with any such non-infringement representation made in Section 4.25(h), and (ii) Owned Intellectual Property may include or be derived from components in the public domain, and as to such components themselves (but not the derivations thereto) the Company may have non-exclusive rights. Without limiting the generality of the foregoing, the Company has taken commercially reasonable steps to protect its rights in the Owned Intellectual Property has entered into binding, written agreements with every current and former employee and independent contractor involved in the development of Owned Intellectual Property for the Company whereby such individuals (i) assign to the Company any ownership interest and right they may have in the Owned Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Owned Intellectual Property. No former or current employee or contractor of the Company has asserted any claim that such employee or contractor has any ownership right or other right or interest in any of the Owned Intellectual Property or the Intellectual Property rights therein. No Owned Intellectual Property was developed other than by a current or former employee or independent contractor in the course of their employment by the Company. To the Knowledge of the Company, there has been no disclosure by the Company (or any of its current and former employees, officers, directors, consultants, or contractors) of any trade secrets included in Owned Intellectual Property that would compromise the status, protectibility or confidentiality of such trade secrets.

(c) To the Knowledge of the Company, there are no facts or circumstances that would or reasonably would be expected to (i) render the Company’s rights in any of the Owned Intellectual Property invalid or unenforceable, or (2) adversely affect, limit, restrict, impair, or impede the ability of the Purchaser to use and practice Owned Intellectual Property upon the Closing in the same manner as currently used and practiced by the Company. The Company has not received any notice or claim challenging the Company’s sole and exclusive ownership of any Owned Intellectual Property or that any such Owned Intellectual Property is invalid, unenforceable or has been misused.

(d) None of the Owned Intellectual Property was created or developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the creation or development of the Owned Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property or products or technology sold or services rendered by the Company. No current or former employee, officer, consultant or contractor of the Company, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, officer, consultant or contractor was also performing services for the Company.

(e) With respect to the Registered Intellectual Property, all assignments that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Authority elsewhere. All of the Registered Intellectual Property is valid, subsisting and enforceable, and has not been abandoned or passed into the public domain.

(f)    (i) Section 4.25(f)(i) of the Company Disclosure Schedule lists all licenses, sublicenses and other Contracts whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in the Company’s current business or operations (other than Off-the-Shelf Software) (the “Inbound Licenses”), which lists are as of the Agreement Date; (ii) Section 4.25(f)(ii) of the Company Disclosure Schedule lists all licenses, sublicenses and other Contracts pursuant to which the Company grants rights or authority to any Person with respect to any Owned Intellectual Property or Licensed Intellectual Property other than customer agreements entered in the ordinary course of business (the “Outbound Licenses”), which lists are as of the Agreement Date; and (iii) Schedule 4.25(f)(iii) of the Company Disclosure Schedule lists all cross-license agreements containing both Inbound Licenses and Outbound Licenses (together with the Inbound Licenses and Outbound Licenses, the “IP Contracts”), which lists are as of the Agreement Date. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements.

(g) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not alter, encumber, impair or extinguish or cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Owned Intellectual Property or violate or result in a breach, of any material Contracts, licenses or agreements relating to Licensed Intellectual Property or any acceleration of or increase in, or loss of, any payments or benefits thereunder. Following the Closing, the Purchaser will be permitted to exercise all of the rights of the

Company under such Contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(h) The Owned Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used (including by incorporation into the Company’s product or services) by the Company or proposed to be used, and the Company’s conduct of its business as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, have not and do not infringe, violate or misappropriate the Intellectual Property rights of any third party. The Company has received no written communication that alleges any such infringement, violation or misappropriation.

(i) To the Knowledge of the Company, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Owned Intellectual Property, and Company has not made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(j) The Company has not used Open Source Software in any manner that, with respect to any Owned Computer Software (excluding the Open Source Software itself), does or is reasonably expected to (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for the Company with respect to any Owned Intellectual Property or grant, or purport to grant, to any third Person, any rights or immunities under any rights to the Owned Intellectual Property. With respect to any Open Source Software that is or has been used by the Company in connection with any Owned Computer Software, the Company has been and is in material compliance with all applicable licenses with respect thereto.

(k) With respect to the Owned Computer Software, (i) no such Owned Computer Software contain (A) to the Knowledge of the Company, any material defects that have not been corrected, or (B) devices or features designed to disrupt, disable, or otherwise impair the function of any Owned Computer Software, or any “back door,” “time bomb,” “Trojan horse,” “worm”, “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Computer Software; and (ii) the Company has not delivered, licensed, or made available, and the Company has no duty or obligation to deliver, license or make available, the source code for any Owned Computer Software to any other Person.

(l) The Company has at all times complied in all material respects with Applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company. No claims have been asserted or, to the Knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights, and to the Knowledge of the Company, there does not exist any colorable basis thereof. The Company takes commercially reasonable measures to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse, including through administrative, technical, and physical safeguards.

(m) During the past three (3) years, the Company has not experienced any material Cybersecurity Incidents that adversely affected the Company’s business or operations. The Company has evaluated its disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

4.26 Accounts Receivable. Section 4.26 of the Company Disclosure Schedule sets forth a list of all accounts receivable, notes and other amounts receivable of the Company (“Receivables”), whether billed or unbilled and indicating whether such amounts are billed or unbilled, together with any unpaid financing charges accrued thereon, as of a date no more than five (5) days prior to the Agreement Date, together with a range of days elapsed since invoice. All Receivables of the Company reflected in the Company Financial Statements represent bona fide transactions on the part of the Company. The Receivables reflected in the Company Financial Statements arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, to the Knowledge of the Company are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Company Financial Statements. No person has any Lien on any of the Receivables and no request or agreement for deduction or discount has been made with respect to any of the Receivables since the date of the Balance Sheet Date in excess of the reserves provided therefor.

4.27 Customers and Suppliers. Since the Balance Sheet Date, (a) no material customer or supplier has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract with the Company before such Contract’s scheduled expiration date, (ii) it will otherwise terminate its relationship with the Company, or (iii) it will or intends to materially reduce its purchases from or sales or provisions of services to the Company or otherwise materially amend any of its Contracts with the Company; (b) no material customer has made a material complaint to the Company in connection with its business; and (c) to the Knowledge of the Company, no material customer or supplier has been threatened with bankruptcy or insolvency.

4.28 Brokerage and Financial Advisers. Except as set forth on Section 4.28 of the Company Disclosure Schedule, no broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Company in connection with this Agreement or the transactions contemplated hereby.

4.29 Stockholder Vote. The Mandatory Conversion Approval and the affirmative vote or consent of (a) the holders of at least 75% of the outstanding shares of Preferred Stock, voting together as a separate class, (b) the holders of at least 85% of the outstanding shares of Series C Preferred Stock, voting together as a separate class, and (c) a majority of the outstanding Company Capital Stock entitled to vote on the approval of this Agreement, the Merger and the other transactions contemplated hereby, voting together as a single class on an as-converted-to-common-stock basis (the “Requisite Stockholder Approvals”), are the only votes, approvals or consents of the holders Company Capital Stock necessary to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger. No other vote, approval or consent of the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or Series C Preferred Stock, voting together or as separate classes, is necessary to adopt or approve this Agreement and the transactions contemplated hereby, including the Merger.

5. COVENANTS

5.1 Operation of the Company Business.

(a) During the Pre-Closing Period: (i) the Company shall conduct its business and operations: (1) in the ordinary course and in accordance with past practices; and (2) in material compliance with all Applicable Law and the requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other key employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, and employees; and (iii) the Company shall keep in full force all insurance policies on Section 4.16 of the Company Disclosure Schedule (other than any such policies that are immediately replaced with substantially similar policies).

(b) During the Pre-Closing Period, the Company shall promptly notify the Purchaser in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date, or discovery of any event condition, fact or circumstance that occurred or existed on or prior to the Agreement Date, that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date; and (ii) any material breach of any covenant or obligation of the Company under this Agreement.

(c) During the Pre-Closing Period, except as expressly contemplated by this Agreement and unless required by Applicable Law, the Company shall not, without consent of the Purchaser, take or permit the taking of any of the actions listed in Section 4.17(a) through (z).

5.2 Efforts to Consummate. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the transactions contemplated hereunder and to cooperate with each other in connection with the foregoing.

5.3 Expenses. Except as otherwise specifically provided in the Transaction Agreements, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Agreements and the transactions contemplated thereby, including all fees and expenses of Representatives. Any filing fees with respect to the filings and submissions contemplated by Section 5.6 shall be paid one-half by the Purchaser and one-half by the Company.

5.4 Books and Records. Concurrent with the Closing, the Company shall deliver to the Purchaser or shall make available to the Purchaser at the offices of the Company all Books and Records and, if (at any time after the Closing).

5.5 Further Actions. Subject to the terms and conditions set forth in this Agreement, the Company, the Equityholder Representative, Merger Sub and the Purchaser (a) shall, after the Closing Date, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, and (b) to the extent commercially reasonable, shall refrain from taking any actions that could reasonably be expected to materially impair, delay or impede the Closing.

5.6 Regulatory Approvals. The Purchaser and the Company shall, within ten (10) Business Days after the Agreement Date, make or cause to be made all filings and submissions required of them under any laws or regulations, including but not limited to the HSR Act, applicable to the consummation of the transactions contemplated herein. The Purchaser and the Company shall promptly inform each other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party to this Agreement or any affiliate of any party shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to any antitrust law with respect to which any filings have been made, then the party receiving such a request shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by Applicable Law or by the applicable Governmental Authority, the Purchaser and the Company agree to (i) give the other reasonable advance notice of all meetings or teleconferences with any Governmental Authority relating to the transactions contemplated by this Agreement, (ii) give the other an opportunity to participate in each of such meetings or teleconferences, (iii) keep the other reasonably apprised with respect to any oral communications with any Governmental Authority regarding the transactions contemplated by the Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, and (v) provide the other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantial written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the transactions contemplated hereby.

5.7 Confidentiality.

(a) Each party hereto (other than the Equityholder Representative, whose obligations with respect to Confidential Information shall be governed by the Equityholder Representative NDAs) will hold, and will cause its Representatives to hold, in strict confidence the Confidential Information from any other Person unless:

(i) a party is compelled to disclose the Confidential Information by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and transactions contemplated hereby by Governmental Authorities) or by other requirements of Applicable Law; provided, however, that if, in the course of any legal or administrative proceedings or as otherwise required by Applicable Law or a Governmental Authority, either party is requested or required to disclose Confidential Information, such party will, prior to any disclosure and within five (5) calendar days, notify the other party in writing and provide the other party with copies of any such written request or demand so that the other party may seek a protective order or other appropriate remedy or waive in writing the provisions of this Section 5.7 to the extent necessary (provided that one or the other be done). The parties shall cooperate with each other to obtain a protective order or other reliable assurance that confidential treatment will be afforded to designated portions of the Confidential Information. If no protective order or other remedy is obtained and the other party has not waived compliance with this Section 5.7, and if the disclosing party is in the opinion of its counsel (which counsel shall be reasonably acceptable to the other party) legally required to disclose Confidential Information under Applicable Law, the disclosing party may do so without liability to the other party, except that disclosure of Confidential Information shall be limited to the information actually required to be disclosed pursuant to Applicable Law; or

(ii) the Confidential Information is disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder.

(b) “Confidential Information” means all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include documents or information that can be shown to have (i) been already in the possession of the party, provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to the other party or another party; or (ii) become generally available to the public other than as a result of a disclosure by the party or become available to the party on a non-confidential basis from a source other than the other party or its Representatives, provided that such source is not known, after due inquiry, to be bound by a confidentiality agreement with or other obligation of secrecy to the other party or another party;

(c) provided, however, that following the Closing the restrictions contained in this Section 5.7 will not apply to the Purchaser’s use of documents and information concerning the Company furnished by the Company hereunder. Notwithstanding the foregoing, in the event the transactions contemplated hereby are not consummated and this Agreement is terminated, the parties’ obligations to maintain the confidentiality of such documents and information shall be governed by the Confidentiality Agreement.

5.8 Reps and Warranties Policy. Prior to the Closing, (a) the Purchaser shall take, or cause to be taken, all actions reasonably necessary to satisfy as promptly as reasonably practicable any conditions (including the conditions in the Binder Agreement) to the issuance and effectiveness of the Reps and Warranties Policy (other than those conditions that are not required to be satisfied prior to the time of the Closing) and (b) the Company and Company Equityholders shall, and shall cause their respective Representatives to, on a timely basis, cooperate with the Purchaser and its Affiliates and the Underwriting Representative to provide such information and take such other actions as may be reasonably requested by the Purchaser and the Underwriting Representative in connection with the issuance of the Reps and Warranties Policy. In the event of any breach by the Purchaser of clause (a) of this Section 5.8, the closing condition set forth in Section 10.1(i) shall immediately terminate and be of no further force or effect. The Purchaser has provided the Company with a copy of the Binder Agreement. Following the Closing, the Company Equityholders shall provide such cooperation as may be reasonably requested to the Purchaser, the Underwriting Representative and the Company in connection with the pursuit of any claims under such policy. Any and all costs and expenses incurred by the Purchaser (or the Company following the Closing Date) in connection with the Reps and Warranties Policy, including, without limitation, any and all due diligence fees, underwriting, legal, and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the Reps and Warranties Policy shall be the responsibility of the Purchaser.

5.9 No Solicitation.

(a) For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by the Purchaser or an Affiliate of the Purchaser), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or its Representatives), contemplating, relating to or otherwise involving in any way (i) any acquisition of the Company, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction, (ii) any merger, consolidation or other similar transaction with or involving the Company as a result of which the Company Stockholders, as a group, immediately prior to such transaction would own less than 80% of the voting equity interests in the surviving or resulting entity of such transaction immediately after the consummation thereof, (iii) any sale by the Company of any stock or assets of the Company (other than the sale of assets in the ordinary course of business consistent with past practice), (iv) any joint venture or other strategic investment in or involving the Company, or (v) any other similar extraordinary transaction involving the Company that is not in the ordinary course of business consistent with past practice.

(b) The Company, each Company Equityholder shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (ii) not directly or indirectly encourage, solicit, initiate, facilitate, engage in or continue discussions or negotiations regarding an Acquisition Proposal or provide any additional information to any Person (other than the Purchaser, its Affiliates and their Representatives) concerning a possible Acquisition Proposal.

5.10 Repayment of Indebtedness. At least three (3) Business Days prior to the Closing Date, and concurrently with or prior to the delivery of the Estimated Closing Statement, the Company shall have obtained and delivered to the Purchaser duly executed payoff letters, in form and substance reasonably acceptable to the Purchaser (collectively, the “Payoff Letters”), with respect to the repayment or prepayment of all of the Closing Indebtedness. Each Payoff Letter shall (a) reflect the amounts required in order to pay in full as of the payoff date provided therein such Closing Indebtedness and (b) provide that, upon receipt of such amounts in compliance with the terms of the applicable Payoff Letter, (A) all instruments evidencing such Closing Indebtedness shall be terminated and all obligations of the Company thereunder released and (B) all Liens, guarantees and collateral agreements relating to the assets and properties of the Company securing such Closing Indebtedness shall be automatically released and terminated, in each case, subject to the terms and provisions applicable to such Indebtedness that survive repayment in accordance with the terms of such Indebtedness. The Company shall cooperate with the Purchaser in arranging for such repayment to occur on the Closing Date and shall take such reasonable actions as may be necessary for the Purchaser to make such repayment and to effect the release in connection with such repayment of any Liens securing such Indebtedness on the Closing Date.

5.11 Share Calculations. At least three (3) Business Days prior to the Closing Date, and concurrently with or prior to the delivery of the Estimated Closing Statement, the Company shall deliver to the Purchaser a certificate, executed by the Chief Executive Officer or Secretary of the Company (the “Closing Equity Certificate”), (i) attaching and certifying as to the completeness and accuracy of an updated version of Section 4.3(c) of the Company Disclosure Schedule, presenting all information required to be set forth in Section 4.3(c) of the Company Disclosure Schedule as it will exist as of immediately prior to the Effective Time (after giving effect to the mandatory conversion of all Preferred Stock in accordance with the Mandatory Conversion Approval) (including, with respect to each outstanding Company Stock Option listed thereon, an indication of the number of shares of Common Stock subject thereto that will be vested and unvested as of immediately prior to the Effective Time) and (ii) detailing and certifying as to the accuracy of the Company’s calculation of the Aggregate Stock Option Exercise Price, the Aggregate Warrant Exercise Price and the Fully Diluted Common Share Number. The Company and the Purchaser shall cooperate in good faith to resolve any disagreements with respect to the calculations set forth in the Closing Equity Certificate prior to the Closing and to prepare and deliver to the Payments Administrator any schedules or other information required by the Payments Administrator in connection with the distribution of the portion of the Closing Consideration to be distributed to Company Stockholders and Company Warrantholders by the Payments Administrator.

5.12 Company Stockholder Consent; Joinders.

(a) Promptly after the execution of this Agreement, the Company’s Board of Directors shall submit this Agreement for approval and adoption by the holders of Company Capital Stock and recommend that such holders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (such recommendation, the “Company Board Recommendation”). Without limiting Section 2.14(a)(vi), the Company shall use its best efforts to solicit and obtain, as promptly as practicable after the date hereof, and in compliance Applicable Law, the Company Charter Documents and the Voting Agreement, from each holder of Company Capital Stock, a written consent and a joinder to this Agreement, substantially in the form attached hereto as Exhibit H hereto (the “Company Stockholder Consent and Joinder”). Without limiting the foregoing, the Company shall use its best efforts to deliver to the Purchaser and Merger Sub Company Stockholder Consent and Joinders representing the Requisite Stockholder Approvals and Voting Agreement Approvals within twenty-four (24) hours following the Agreement Date, and shall take all other actions necessary or advisable to secure the Requisite Stockholder Approvals and Voting Agreement Approvals. Following the approval of this Agreement by the Requisite Stockholder Approvals, the Board of Directors of the Company shall not alter, modify, change or revoke the Company Board Recommendation. For purposes hereof, the “Voting Agreement Approvals” means the approval of the Merger and the other transactions contemplated hereby in writing, specifying that Section 3 of the Voting Agreement shall apply to such transactions, by (i) the holders of at least a majority of the shares of Common Stock issued or issuable upon the conversion of the shares of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock, voting as separate classes, and (ii) the holders of at least a majority of the outstanding shares of Common Stock (including those issued or issuable upon conversion of shares of Preferred Stock).

(b) Promptly after the execution of this Agreement, the Company shall obtain and deliver to Purchaser, a signed waiver from each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)), related to certain payments or benefits to be received by such Person in connection with the transactions contemplated by this Agreement to the extent that such payments or benefits, unless the requisite stockholder approval of such parachute payments is obtained pursuant to this Section 5.12(b), would not be deductible by the Company under Section 280G (which such determination shall be made by the Company and shall be subject to review and approval by the Purchaser, which approval shall not be unreasonably withheld) (the “Section 280G Waiver”). As soon as practicable following the delivery by the Company to Purchaser of the Section 280G Waiver, the Company shall submit to each holder of Company Capital Stock for approval (in a manner reasonably satisfactory to the Purchaser), by such number of Company Stockholders as is required by Section 280G(b)(5)(B) of the Code, all such payments and/or benefits that are subject to the Section 280G Waiver (the “Section 280G Payments”), and prior to the Closing, the Company shall deliver to the Purchaser evidence satisfactory to the Purchaser that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the vote of Company Stockholders (the “Section 280G Stockholder Approval”), or (ii) the Section 280G Stockholder Approval was not obtained and as a consequence, no Section 280G Payments shall be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the 280G Waiver.

(c) The Company shall provide the holders of Company Capital Stock with such notices, documents and other materials as may be required to be delivered to the holders of Company Capital Stock in connection with obtaining the Requisite Stockholder Approvals and Section 280G Stockholder Approval or otherwise in connection with the Merger or the other transactions contemplated hereby pursuant to Applicable Law, the Company Charter Documents, the Voting Agreement or otherwise (the “Disclosure Materials”). The Company shall provide the Purchaser with a reasonable opportunity to review, comment on and approve all Disclosure Materials prior to the distribution of such Disclosure Materials to the holders of Company Capital Stock, and shall accept all reasonable comments of the Purchaser with respect thereto. Subject to the preceding sentence, the Company shall cause the Disclosure Materials to be distributed to the holders of Company Capital Stock as promptly as reasonably practicable, but in any event within ten (10) days, after the Agreement Date, provided that it has received and delivered to Purchaser the Section 280G Waiver. The Disclosure Materials shall include the Company Board Recommendation and shall be sufficient in form and substance to start the twenty (20) day period during which a stockholder must demand appraisal of such stockholder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL.

5.13 Section 382 Study. Within sixty (60) days following the Closing Date, the Purchaser shall cause the Section 382 Accounting Firm, at the Purchaser’s expense, to prepare a report that concludes whether the Company has undergone an “ownership change” prior to the Agreement Date within the meaning of Section 382(g) of the Code (a “Section 382 Ownership Change”) and whether there currently are limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company under Sections 382, 383 or 384 of the Code (a “Section 382 Study”) and to provide the Section 382 Study to the Purchaser and the Equityholder Representative. Each of the Equityholder Representative and the Company shall cooperate with the Section 382 Accounting Firm in connection with the preparation of such Section 382 Study. Each of the Purchaser, the Equityholder Representative and the Company Equityholders shall (i) be bound by the Section 382 Study, (ii) with respect to the Purchaser, prepare and file, and cause its Affiliates to prepare and file, their Tax Returns on a basis consistent with the Section 382 Study, and (iii) not take any position, or cause their respective Affiliates to take any position, inconsistent with the Section 382 Study on any Tax Return, in any audit or proceeding before any Governmental Authority or in any report made for Tax purposes; provided that, notwithstanding anything in this Section 5.13 to the contrary, the parties shall be permitted to take a position inconsistent with that set forth in this Section 5.13 if required to do so by a final and nonappealable decision, judgment, decree or other order by any court of competent jurisdiction or other Governmental Authority. In the event (x) the Section 382 Study concludes that the Company has undergone a Section 382 Ownership Change, and (y) such Section 382 Ownership Change has resulted in a Tax liability for the Company for fiscal year 2016 or 2017 (a “Section 382 Liability”), the Section 382 Escrow Fund shall be available to satisfy any indemnity obligations of the Company Equityholders for such Section 382 Liability pursuant to Section 7.1(a). For the avoidance of doubt, no amounts may be withdrawn from the Section 382 Escrow Fund for any purpose other than to satisfy any indemnity obligations of the Company Equityholders for a Section 382 Liability.

5.14 Directors and Officers Insurance. Prior to the Effective Time, the Company shall take, or cause to be taken, all actions reasonably necessary to obtain, and satisfy any conditions to the issuance and effectiveness of, a non-cancellable extension of the Company’s existing directors’ and officers’ liability insurance policy with a claims reporting or discovery period of at least six (6) years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time, covering each person who is currently covered by the Company’s existing directors’ and officers’ liability insurance policy (or who becomes covered under such policy prior to the Effective Time) on the same terms as the Company’s existing directors’ and officers’ liability insurance policy, and listing or otherwise including the Purchaser as an insured person thereunder (the “D&O Tail Policy”). The Company will provide the Purchaser with a copy of the D&O Tail Policy at or prior to the Closing. Any and all costs and expenses incurred by the Company in connection with the D&O Tail Policy, including any and all legal and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the D&O Tail Policy, shall be the responsibility of the Company, and thus shall be included as a Transaction Expense.

5.15 Non-Competition Agreements. The Company shall use its best efforts to obtain, as promptly as practicable after the date hereof, and in compliance Applicable Law, from each of the employee equityholders listed on Schedule 5.15, a Non-Competition Agreement.

5.16 2017 Audit. Promptly following the Agreement Date, and prior to the Closing Date, the Company shall engage its auditors to commence preparation of the Company’s audited balance sheet and income statement as of and for the year ended December 31, 2017, the cost of which shall be paid by the Purchaser.

5.17 Data Room Contents. Promptly, and in any event within ten (10) Business Days, after the Agreement Date, the Company shall provide the Purchaser with at least two electronic copies (in CD, USB or other format reasonably acceptable to the Purchaser) of the contents of the electronic data room set up by the Company and hosted at Intralinks.com in connection with the transactions contemplated by this Agreement as of the execution of this Agreement. Promptly, and in any event within ten (10) Business Days, after the Closing Date, the Company shall provide the Purchaser with at least two electronic copies (in CD, USB or other format reasonably acceptable to the Purchaser) of the contents of such electronic data room as of the Closing Date.

6. EMPLOYEE MATTERS

6.1 Continued Employees. Each Employee shall, as of the Closing, remain an employee of the Company (“Continued Employees”). All Continued Employees shall be employees-at-will, and nothing contained herein or in any other Transaction Agreement shall result in any Continued Employee having any other employment status with the Company or the Purchaser. Each Continued Employee shall receive substantially the same benefits as a similarly situated new employee of the Purchaser or substantially the same benefits as received immediately prior to the Closing, at the option of the Purchaser.

6.2 401(k) Plan. Prior to the Closing Date, the Company shall complete all corporate acts required to terminate the Wordstream, Inc. 401(k) Plan (the “401(k) Plan”) so that such plan has an effective termination date that is before the Closing Date (the “401(k) Plan Termination Date”). After the 401(k) Plan Termination Date, the Company shall as soon as administratively feasible distribute to participants their 401(k) Plan benefits in the form of a lump sum distribution or a direct rollover. The Company shall continue to maintain and administer the 401(k) Plan during the process of locating and paying participants.

7. TAX MATTERS

7.1 Liability for Taxes.

(a) Each Company Equityholder shall indemnify, defend and hold harmless the Purchaser Indemnified Parties against, and pay or reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with, (A) Taxes imposed on or with respect to the Company for any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”), including any Section 382 Liability; (B) with respect to any taxable period or portion thereof beginning on or before and ending after the Closing Date (a “Straddle Period”), Taxes imposed on or with respect to the Company that are allocable, pursuant to Section 7.1(c) below, to the portion of such taxable period ending on (and including) the Closing Date (a “Pre-Closing Straddle Period”); (C) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any corresponding or similar provision of state, local or foreign law; (D) Taxes of any Person (other than the Company), liability for which is imposed on the Company as a transferee or successor, by Contract or otherwise, pursuant to a transaction or Contract or other indemnification obligation that occurs or arises before the Closing; (E) the inaccuracy or breach of any representations or warranties contained in Section 4.17(x) or Section 4.18; (F) Taxes based upon, attributable to or resulting from any inaccuracy or breach of any representation or warranty made in this Agreement; (G) transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, any real property transfer Tax and any other similar Tax) (“Transfer Taxes”); (H) Taxes arising from or attributable to any breach or non-fulfillment of any covenant or agreement made by the Company (to the extent such breach or non-fulfillment occurs prior to the Effective Time) or the Equityholder Representative in this Agreement; (I) Taxes required to be withheld by the Purchaser with respect to any payment made under this Agreement to the extent such Taxes were not withheld pursuant to Section 2.20; and (J) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (I).

(b) The Purchaser shall indemnify, defend and hold harmless the Company Equityholder Indemnified Parties against, and pay or reimburse any Company Equityholder Indemnified Party for, all Losses that such Company Equityholder Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with all Taxes imposed on or with respect to the Company or for which the Company may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (as determined pursuant to Section 7.1(c)). Any amounts owed to the Company Equityholders by the Purchaser under this Section 7.1(b) shall be paid by the Purchaser in the manner specified in Section 2.13.

(c) To the extent permitted or required by Applicable Law, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning after the Closing Date, shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date. Taxes based on or measured by income, sales, use, receipts or other similar items of the

Company for the Straddle Period shall be allocated between such two taxable years or periods on an interim closing of the books basis by assuming that the books of the Company were closed as of the end of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization or depreciation, shall be apportioned between such two taxable years or periods on a daily basis in proportion to the number of days in each period (not withstanding that such exemptions, allowances or deductions may under Applicable Law be determined solely at the end of the Tax period). All other Taxes of the Company for a Straddle Period shall be allocated or apportioned between such two taxable years or periods on a daily basis, such that such Taxes for a Pre-Closing Straddle Period shall be deemed to be equal to the amount of all such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding taxable period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period.

(d) In the event that Purchaser or any Affiliate of the Purchaser makes (or causes or permits the Surviving Corporation to make) any election under §338(g) of the Code (and any corresponding election under state or local Tax law) with respect to the transactions contemplated hereby, the Company Equityholders shall not be liable for any Taxes resulting solely from the deemed asset sale pursuant to such election, and the Purchaser shall indemnify, defend and hold harmless the Company Equityholder Indemnified Parties from any such Taxes resulting solely from such election.

(e) Any and all Tax-sharing, allocation and indemnification agreements and similar arrangements (whether or not written) that may have been entered into by or with respect to the Company (excluding any such agreement or arrangement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not have any further rights or obligations thereunder.

(f) As between the Company and the Purchaser, the Company shall be entitled to any and all deductions available under the Code and reported on Tax Returns of the Company for the Pre-Closing Tax Period resulting from withholdings made from payments of the Closing Consideration to Company Equityholders who are employees or former employees of the Company in accordance with Section 2.13(b).

7.2 Tax Returns.

(a) The Company shall prepare or cause to be prepared all Tax Returns that are required to be filed at or prior to the Closing Date (taking into account all extensions properly obtained), and the Purchaser (or the Surviving Corporation) shall prepare or cause to be prepared all Tax Returns that are required to be filed after the Closing Date (taking into account all extensions properly obtained), in each case by or with respect to the Company for any Pre-Closing Tax Period (collectively, the “Pre-Closing Tax Returns”). The Company shall timely file or cause to be filed when due all such Pre-Closing Tax Returns due prior to the Closing Date (taking into account all extensions properly obtained) and shall timely pay or cause to be timely paid all Taxes due in respect of such Pre-Closing Tax Returns. Subject to Section 7.2(c) and Section 7.2(d), the Purchaser shall timely file or cause to be timely filed all such Pre-Closing Tax Returns due after the Closing Date (taking into account all extensions properly obtained).

(b) Subject to Section 7.2(c) and Section 7.2(d), the Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or with respect to the Company after the Closing Date for any Straddle Period (taking into account all extensions properly obtained).

(c) Unless otherwise required by Applicable Law, the Purchaser shall prepare and timely file any Tax Return relating to Transfer Taxes.

(d) With respect to Tax Returns to be filed by the Company or the Purchaser pursuant to Section 7.2(a) or Section 7.2(b) that relate to Pre-Closing Tax Periods or Straddle Periods, (i) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, any position which would have the effect of accelerating or deferring income or deductions for periods or portions thereof for which the Company Equityholders, in the case of Tax Returns prepared by the Purchaser, or the Purchaser, in the case of Tax Returns prepared by the Company, are liable under Section 7.1) and (ii) such Tax Returns shall be submitted to the Equityholder Representative, in the case of Tax Returns prepared by the Purchaser, or the Purchaser, in the case of Tax Returns prepared by the Company, not later than thirty (30) days prior to the due date for filing such income Tax Returns or ten (10) days prior to the due date for filing such non-income Tax Returns (in each case taking into account all extensions properly obtained) for review and approval by the Equityholder Representative or the Purchaser, as applicable, which approval may not be unreasonably withheld, conditioned or delayed, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this sentence; provided, however, that the Purchaser shall not be required to file any Tax Return, or take any position thereon, and clause (i) shall therefore not apply, to the extent that the Purchaser or the Company determines, with the written advice of independent Tax counsel, that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign law), for a particular position.

(e) The Company Equityholders, on the one hand, and the Purchaser, on the other hand, shall pay the other party for the Taxes for which the Company Equityholders or the Purchaser, respectively, are liable pursuant to Section 7.1 but which are payable with any Tax Return to be filed by the other party or its representative pursuant to paragraph (a), (b) or (c) of this Section 7.2 promptly upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by the Company Equityholders or the Purchaser, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes. For the avoidance of doubt, any notice or request for a payment owed to or by the Company Equityholders under this Section 7.2(e) shall be delivered only by or to the Equityholder Representative, acting on behalf of the Company Equityholders in accordance with Section 11.1 (it being understood that, in the event that payment is required directly from the Company Equityholders pursuant to clause (v) below, the Equityholder Representative shall not be responsible for pursuing or collecting any funds from the Company Equityholders), and any payment owed by the Company Equityholders under this Section 7.2(e) shall be made (i) first, solely if the payment owed by the Company Equityholders is a result of a Section 382 Liability, from the Section 382 Escrow Fund, (ii) thereafter, from the General Escrow Fund, (iii) thereafter, from the proceeds of the Reps and Warranties Policy (to the extent coverage is available for such amounts under the Reps and Warranties Policy), (iv) thereafter, as a set-off against an applicable Earn-Out Payment or Acceleration Amount in accordance with Section 2.12(g), and (v) finally by the Company Equityholders, based on their respective Pro Rata Percentages. Any payment owed to the Company Equityholders by the Purchaser under this Section 7.2(e) shall be paid by the Purchaser in the manner specified in Section 2.13. For the avoidance of doubt, (x) any indemnity or other liability payment owed by the Company Equityholders related to Taxes, whether under this Section 7.2(e) or otherwise, shall be paid from the General Escrow Fund and not from the Section 382 Escrow Fund, except solely to the extent the payment owed by the Company Equityholders is a result of a Section 382 Liability, and (y) the amount of any Section 382 Liability recovered from the Section 382 Escrow Fund may not also be recovered from the General Escrow Fund (i.e., no double-counting).

(f) The Purchaser shall file a consolidated federal income tax return that includes the Company for the taxable period of the Company starting with the day next following the Closing Date. Accordingly, the taxable year of the Company will close for federal income tax purposes at the end of the day on the Closing Date. No election under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of elections) shall be made in connection with the transactions contemplated by this Agreement. The Company Equityholders shall not be responsible for any Taxes resulting from transactions undertaken by the Company at the direction of the Purchaser on the Closing Date but after the Effective Time outside the ordinary course of business other than the transactions contemplated by this Agreement. The Purchaser agrees that it and its Affiliates will not elect to treat the Closing Consideration as allocable to the day following the Closing Date pursuant to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

(g) None of the Purchaser or any Affiliate of the Purchaser shall (or shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return of the Company with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) if any Company Equityholder or any of its Affiliates could reasonably be expected to be liable for a material amount of additional Taxes on such Tax Return under Section 7.1(a) as a result of such amendment, refiling or modification, unless such amendment, refiling or modification is required to comply with applicable Law or the final resolution of a Tax Contest contested in accordance with Section 7.3.

7.3 Contest Provisions.

(a) If one party is responsible for the payment of Taxes pursuant to Section 7.1 (whether the Company Equityholders collectively, or the Purchaser, as applicable, the “Tax Indemnifying Party”) and the other party (whether the Company Equityholders collectively, or the Purchaser, as applicable, the “Tax Indemnified Party”) receives notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the other party may be liable pursuant to Section 7.1 (a “Tax Claim”), the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim and shall describe in reasonable detail (to the extent known by the Tax Indemnified Party) the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses. No failure or delay on the part of the Tax Indemnified Party to give notice to the Tax Indemnifying Party shall reduce or otherwise affect the obligations or liabilities of the Tax Indemnifying Party pursuant to this Agreement, except to the extent that the Tax Indemnifying Party is actually prejudiced thereby (as determined by a court of competent jurisdiction).

(b) The Equityholder Representative, on behalf of the Company Equityholders, shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding (a “Tax Contest”) of or with respect to the Company relating to Pre-Closing Tax Periods, and to employ counsel of its choice at the expense of the Company Equityholders, so long as the Equityholder Representative provides written notice to the Purchaser of its intent to control such Tax Contest within thirty (30) days after receiving notice of such matter; provided that (i) if the Equityholder Representative fails to give such notice within such time period, the Purchaser shall have the sole right to control such Tax Contest and (ii) if the Equityholder Representative timely notifies the Purchaser of its intent to control such Tax Contest, the Purchaser shall be entitled to participate fully in the Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by the Purchaser. In the case of a Tax Contest of or with respect to the Company, for a Straddle Period, the Purchaser shall have the sole right to represent the Company, and the Equityholder Representative, on behalf of the Company Equityholders, shall be entitled to participate at the expense of the Company Equityholders in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the Pre-Closing Straddle Period and, with the written consent of the Purchaser in its sole discretion, and at the Company Equityholders’ sole expense, the Equityholder Representative, on behalf of the Company Equityholders, may assume the entire control of such audit or proceeding.

(c) Notwithstanding anything to the contrary contained herein, in the case of any Tax Contest for a Pre-Closing Tax Period or a Straddle Period, (i) the non-controlling party shall, in each case, reasonably cooperate, and cause its Affiliates and Representatives to reasonably cooperate with the controlling party in pursuing any Tax Contest, including execution of any powers of attorney in favor of the controlling party, (ii) the controlling party shall keep the non-controlling party reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies of any material related correspondence to the non-controlling party) and shall provide the non-controlling party with an opportunity to review and comment on any material correspondence before the controlling party sends such correspondence to any Tax Authority), and (iii) the controlling party may not settle any such Tax Contest without the prior written consent of the non-controlling party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or compromise could reasonably be expected to increase the Tax liability of the non-controlling party or any of its Affiliates.

7.4 Assistance and Cooperation. After the Closing Date, each of the Company Equityholders and the Equityholder Representative, on the one hand, and the Purchaser, on the other hand, shall (and cause their respective Affiliates to) (i) reasonably assist the other party or parties in connection with the preparation of any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2; (ii) reasonably cooperate in preparing for or conducting any audits of, or disputes with Tax Authorities regarding, any Taxes or Tax Returns of the Company; (iii) make available to the other as reasonably requested all relevant information, records, and documents, and employees on a mutually convenient basis to provide additional information and explanation of any such materials, relating to Taxes of the Company for the applicable Tax Return and audit period; (iv) furnish the other with copies of all relevant correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such relevant taxable period; (v) timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and (vi) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7. Each party (with respect to the Equityholder Representative, to the extent in its possession) shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Company until the later of (A) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (B) seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the applicable party shall provide written notice to the other party prior to the disposition by it of any information, records or documents described in this Section 7.4 and allow such other party to obtain such information, records and documents within thirty (30) days of such notice.

7.5 Exclusivity. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes, and the procedures relating thereto shall be governed exclusively by this Section 7, and the provisions of Section 9 (other than Sections 9.1, 9.2(b), 9.2(c)(ii), 9.2(d), 9.2(h), 9.4, 9.5, 9.6, 9.8 and 9.9) shall not apply.

8. SURVIVAL

8.1 Survival. The representations, warranties, covenants and agreements of the Company and the Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing; provided, however, that the Company Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely; provided, further, that the representations and warranties made in Section 4.18 and the indemnification obligations, representations, warranties and covenants in Section 7 shall expire and be of no further force and effect, as to each Tax period to which such representation or covenant applies, upon the ninetieth (90th) day following the closing of the statute of limitations with respect to such Tax period (including any extensions thereto to the extent that such statute of limitations may be tolled); provided, further, that the remaining representations and warranties in Section 3 and Section 4 (i.e., other than those previously referred to in this Section 8.1) shall expire and be of no further force and effect upon the date that is the eighteen (18)-month anniversary of the Closing Date; provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole prior to the Closing Date, shall expire and be of no further force and effect upon the date that is the eighteen (18)-month anniversary of the Closing Date; provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing

Date (other than the covenants and agreements in Section 7), shall expire and be of no further force and effect upon the date such covenant or agreement is fully performed; provided, further, that the indemnification obligations set forth in Section 9.2(a)(iv) shall survive until the ninetieth (90th) day following the closing of the statute of limitations with respect to any claims that are the subject matter thereof. Upon the termination of the parties’ respective representations, warranties, covenants and agreements contained herein, the corresponding right to seek indemnification in respect of any inaccuracy or breach of such representations or warranties, or failure to comply with such agreements and covenants, pursuant to Section 9.2 shall terminate, except as otherwise provided in Section 9.3(d). It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.1 is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, and to the extent permitted by applicable law, the applicable statute of limitations shall be reduced or extended to the survival period contemplated hereby.

9. INDEMNIFICATION

9.1 Losses. As used in Section 7 and this Section 9 and this Agreement, “Loss” and/or “Losses” shall mean any kind of actions, claims, losses, liabilities, obligations, damages, Taxes, costs, expenses (including reasonable attorneys’ fees), interest and penalties.

9.2 Indemnification.

(a) Indemnification by the Company Equityholders. Subject to Section 9.1 and the limitations in this Section 9, each Company Equityholder shall, severally but not jointly, indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Company under Section 4 of this Agreement or any other Transaction Agreement or under any certificate delivered by the Company as a closing condition pursuant to this Agreement;

(ii) any failure by the Company or the Equityholder Representative to perform any of its covenants or obligations contained in any Transaction Agreement;

(iii) if there is a Shortfall Amount, any portion of such Shortfall Amount that exceeds the amounts distributed to the Purchaser from the General Escrow Fund in accordance with Section 2.11(f);

(iv) any Litigation relating to the treatment of Company Capital Stock, Company Stock Options or Company Warrants, or rights to acquire any Company Capital Stock, Company Stock Options or Company Warrants, contemplated hereunder or the allocation of the consideration among the Company Equityholders contemplated hereunder; and

(v) fraud committed by the Company prior to the Closing in connection with any Transaction Agreement.

(b) Pro Rata Liability. With respect to each claim of any Purchaser Indemnified Party under Section 7 or Section 9.2, each Company Equityholder shall individually be responsible for the indemnification provided for herein (whether or not the indemnifiable damages for such claim are limited to the cap specified below) proportionately to the extent of such Company Equityholder’s respective Pro Rata Percentage.

(c) Limitations on Company Equityholder Indemnification. Notwithstanding any other provision to the contrary, with respect to any Purchaser Indemnified Party’s claim for any Losses pursuant to Section 7 or Section 9.2(a), the indemnification obligations of the Company Equityholders shall be subject to the following limitations (provided that nothing in this Section 9.2(c) shall apply to or in any way limit any rights of any Purchaser Indemnified Party under the Reps and Warranties Policy):

(i) Except with respect to Losses relating to the inaccuracy or breach of any Company Fundamental Representation or Losses arising from fraud by the Company, (A) the Company Equityholders shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 9.2(a)(i) until the aggregate amount of all such Losses of the Purchaser Indemnified Parties exceeds Six Hundred Fifty Thousand Dollars ($650,000), after which the Company Equityholders shall be obligated for all such Losses of the Purchaser Indemnified Parties in excess of Six Hundred Fifty Thousand Dollars ($650,000), and (B) the Company Equityholders’ cumulative, aggregate indemnification obligation for Losses pursuant to Section 9.2(a)(i) shall in no event exceed One Million Three Hundred Thousand Dollars ($1,300,000).

(ii) A Company Equityholder’s indemnification obligations for Losses pursuant to Section 7 and Section 9.2(a) shall not exceed the aggregate amount of proceeds actually received by such Company Equityholder pursuant to this Agreement.

(d) Order of Recourse. The order of recourse in respect of Losses that are indemnifiable under Section 7 or Section 9.2(a) shall be (i) first, solely if the Loss is a result of a Section 382 Liability, against the Section 382 Escrow Fund, (ii) thereafter, against the General Escrow Fund, (iii) thereafter, against the Reps and Warranties Policy (with respect to Losses indemnifiable under Section 7 and Section 9.2(a)(i) and to the extent coverage is available for such Losses under the Reps and Warranties Policy), (iv) thereafter, as a set-off against an applicable Earn-Out Payment or Acceleration Amount in accordance with Section 2.12(g), and (v) finally, against the Company Equityholders (with respect to obligations not subject to the limitations in Section 9.2(c)(i)) based on their respective Pro Rata Percentages; provided, however, that the foregoing order of recourse shall not apply in respect of Losses that are indemnifiable under Section 9.2(a)(iv), and the Purchaser may, at its option, seek recourse in respect of such Losses from any of the applicable sources in clauses (ii) through (v) above in any order (it being understood that the Purchaser may, at its option, seek recourse directly against the Company Equityholders with respect to such Losses in accordance with clause (v) above without seeking any recourse from any other source). For the avoidance of doubt, the Purchaser shall have no recourse against the Section 382 Escrow Fund except to the extent of a Section 382 Liability.

(e) Indemnification by the Purchaser. Subject to Section 9.1 and the limitations in this Section 9, the Purchaser shall indemnify, defend and hold harmless the Company Equityholders and their respective Representatives (collectively, the “Company Equityholder Indemnified Parties”) against, and reimburse any Company Equityholder Indemnified Party for, all Losses that such Company Equityholder Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Purchaser in Section 3 of this Agreement or in any other Transaction Agreement or under any certificate delivered by the Purchaser as a closing condition pursuant to this Agreement;

(ii) any failure by the Purchaser to perform any of its covenants or obligations contained in any Transaction Agreement; and

(iii) fraud committed by the Purchaser prior to the Closing in connection with any Transaction Agreement.

(f) Limitations on Purchaser Indemnification. Notwithstanding any other provision to the contrary, with respect to any Company Equityholder Indemnified Party’s claim for any Losses pursuant to Section 9.2(e), the indemnification obligations of the Purchasers shall be subject to the following limitations:

(i) Except with respect to Losses relating to the inaccuracy or breach of any Purchaser Fundamental Representation or Losses arising from fraud by the Purchaser, the Purchaser shall not be required to indemnify, defend or hold harmless any Company Equityholder Indemnified Party against, or reimburse any Company Equityholder Indemnified Party for, any Losses pursuant to Section 9.2(e)(i) until the aggregate amount of all such Losses of the Company Equityholder Indemnified Parties exceeds Six Hundred Fifty Thousand Dollars ($650,000), after which the Purchaser shall be obligated for all such Losses of the Company Equityholder Indemnified Parties in excess of Six Hundred Fifty Thousand Dollars ($650,000).

(ii) The Purchaser’s indemnification obligations for Losses pursuant to Section 9.2(e) shall not exceed an amount equal to the Aggregate Consideration payable by the Purchaser pursuant to this Agreement.

(g) Method of Payment for Purchaser Indemnification. With respect to any Losses that are indemnifiable under Section 9.2(e) (subject to the limitations in Section 9.2(f)), any amounts owed to the Company Equityholders by the Purchaser shall be paid by the Purchaser in the manner specified in Section 2.13.

(h) Materiality. For purposes of a claim for indemnification under Section 7 and this Section 9, (i) an inaccuracy or breach of a representation or warranty of the Company shall be deemed to exist either if such representation or warranty (A) is actually inaccurate or breached or (B) would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to “materiality,” “Company Material Adverse Effect” (which instead shall be read as any adverse effect or change), dollar amounts or similar language set forth in such representation or warranty, and (ii) the amount of Losses in respect of any such inaccuracy or breach of a representation or warranty, including any deemed breach pursuant to the foregoing clause (i), shall be determined without regard to any such limitation or qualification as to “materiality,” “Company Material Adverse Effect” (which instead shall be read as any adverse effect or change), dollar amounts or similar language. Notwithstanding the foregoing, for purposes of a claim under Section 9.2(a)(v) that relates to an inaccuracy or breach of a representation or warranty by the Company, subsection (i)(B) of this Section 9.2(h) shall not apply.

9.3 Notification of Claims.

(a) If a Purchaser Indemnified Party or a Company Equityholder Indemnified Party may be entitled to be indemnified under this Agreement, the Purchaser, acting on behalf of the Purchaser Indemnified Parties, or the Equityholder Representative, acting on behalf of the Company Equityholder Indemnified Parties (the Purchaser, acting on behalf of the Purchaser Indemnified Parties, or the Equityholder Representative, acting on behalf of the Company Equityholder Indemnified Parties, the “Indemnified Party”), shall promptly notify the Equityholder Representative, acting on behalf of the Company Equityholders, or the Purchaser, as applicable (the Equityholder Representative or the Purchaser, the “Indemnifying Party”) in writing of any actual or imminent Loss or pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against a Purchaser Indemnified Party or a Company Equityholder Indemnified Party, such claim being a “Third Party Claim”) prior to the expiration of the representation, warranty, covenant or obligation forming the basis of such Loss or claim or demand, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Loss or claim or demand to the extent then known to the Indemnified Party; provided, however, that the failure to provide such notice shall not release any Company Equityholder or the Purchaser from any of its indemnification obligations under this Section 9 except to the extent such Company Equityholder or the Purchaser, as applicable, is actually and materially prejudiced by such failure, and then such Company Equityholder or the Purchaser, as applicable, shall only be released from such indemnification obligations to the extent it was actually and materially prejudiced by such failure. For the avoidance of doubt, the Equityholder Representative acting on behalf of the Company Equityholders as the Indemnifying Party does not have indemnification or payment obligations itself under Section 9.2 or any other provision of this Agreement or the agreements ancillary hereto.

(b) Upon receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 9.3(a), the Indemnifying Party will have the right to assume the defense and control of any Third Party Claim, at the Indemnifying Party’s sole cost and expense, but shall allow the Indemnified Party a reasonable opportunity to participate (but not control) in the defense of such Third Party Claim with its own counsel and at its own expense and shall reasonably cooperate with the Indemnified Party in connection with such participation; provided that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party (or the Persons on whose behalf the Indemnified Party is acting in accordance with Section 9.3(a)), (iii) the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party (or the Persons on whose behalf the Indemnified Party is acting in accordance with Section 9.3(a)), or (iv) the Indemnified Party reasonably believes that the Losses relating to the Third Party Claim could exceed the maximum amount that such Indemnified Party (or the Persons on whose behalf the Indemnified Party is acting in accordance with Section 9.3(a)) could then be entitled to recover under the applicable provisions of this Section 9. Subject to the foregoing, the Indemnifying Party shall have thirty (30) days from its receipt of notice of a Third Party Claim from an Indemnified Party to notify the Indemnified Party of whether the Indemnifying Party desires to so assume and control the defense of the Third Party Claim, and if the Indemnifying Party undertakes to assume and control the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence, after consultation with the Indemnified Party, and, subject to the restrictions on the settlement of such claim below, shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Representatives to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any Third Party Claim. The Indemnifying Party shall not settle any Third Party Claim unless (x) such settlement is on exclusively monetary terms, does not exceed the indemnification caps in Section 9.2 and provides a complete release of, or dismissal with prejudice of, all claims against any Indemnified Party (or the Persons on whose behalf the Indemnified Party is acting in accordance with Section 9.3(a)) potentially affected by such Third Party Claim for all matters that were or could have been asserted in connection with such claim, or (y) the Indemnified Party shall have consented in writing to the terms of such settlement, which consent shall not unreasonably be withheld, conditioned or delayed. If the Indemnifying Party does not undertake within the thirty (30)-day period referenced above to assume and control the defense of a Third Party Claim, or if the Indemnifying Party is not entitled to assume control of the defense due to the circumstances described in clauses (i) through (iv) above, then (1) the Indemnified Party may defend against and settle any such Third Party Claim in such manner as it may deem reasonably appropriate, (2) the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim, at the Indemnifying Party’s sole cost and expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, and (3) the Indemnified Party shall not settle any Third Party Claim unless the Indemnifying Party shall have consented in writing to the terms of the settlement, which consent shall not unreasonably be withheld, conditioned or delayed.

(c) In the event an Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice if the Indemnifying Party disputes the liability of the Company Equityholders or the Purchaser, as applicable, set forth in the claim under this Section 9. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Company Equityholders or the Purchaser, as applicable, under this Section 9, and the Company Equityholders or the Purchaser, as applicable, shall pay, subject to the limitations set forth in this Section 9, if applicable, and in accordance with Section 9.2(d) or Section 9.2(g), as applicable, the amount of such liability promptly following a demand for payment delivered by the Indemnified Party to the Indemnifying Party, or in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed the liability of the Company Equityholders or the Purchaser, as applicable, set forth in such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.7.

(d) If, prior to the expiration of the applicable period provided in Section 8.1 for survival of claims for indemnification under this Section 9, a Purchaser Indemnified Party or a Company Equityholder Indemnified Party shall incur Losses which are otherwise indemnifiable under this Section 9, and the Equityholder Representative or the Purchaser, as applicable, gives written notice of such Losses to the Indemnifying Party in accordance with this Section 9.3 on or before such expiration date, the expiration of such period shall not affect the Purchaser Indemnified Party’s or Company Equityholder Indemnified Party’s right to be indemnified for Losses otherwise recoverable but for the expiration of such period.

(e) If there shall be any conflicts between the provisions of this Section 9.3 and Section 7.3 (relating to Tax Contests), the provisions of Section 7.3 shall control with respect to Tax Contests.

9.4 Release of Escrow Funds.

(a) Disbursements from the Escrow Funds shall be governed by the Escrow Agreement. Within three (3) Business Days following the eighteen (18) month anniversary of the Closing Date, each of the Purchaser and the Equityholder Representative shall execute and deliver to the Escrow Agent a joint written instruction, in accordance with the Escrow Agreement, instructing the Escrow Agent to distribute to the Payments Administrator and the Purchaser, as applicable, for payment to the Company Equityholders in accordance with Section 9.4(c), and to the Equityholder Representative in accordance with Section 11.1(e), if applicable, the balance of any remaining General Escrow Fund, less any amounts sufficient to satisfy any then-pending indemnification claim(s) previously asserted by the Purchaser, as such amounts are determined in accordance with the Escrow Agreement. At any time after such initial distribution of the remaining General Escrow Fund, if a claim previously reserved for is resolved for less than the reserved amount in accordance with the terms of the Escrow Agreement, then within three (3) Business Days following the final resolution and payment (if any) of such claim, each of the Purchaser and the Equityholder Representative shall execute and deliver to the Escrow Agent a joint written instruction, in accordance with the Escrow Agreement, instructing the Escrow Agent to distribute to the Payments Administrator and the Purchaser, as applicable, for payment to the Company Equityholders in accordance with Section 9.4(c), and to the Equityholder Representative in accordance with Section 11.1(e), if applicable, the balance of the cash reserved for such claim, in accordance with the Escrow Agreement.

(b) In the event the Section 382 Study concludes that there has been no Section 382 Ownership Change, then within three (3) Business Days following the date on which the final Section 382 Study is delivered to the Purchaser and the Equityholder Representative in accordance with Section 5.13, each of the Purchaser and the Equityholder Representative shall execute and deliver to the Escrow Agent a joint written instruction, in accordance with the Escrow Agreement, instructing the Escrow Agent to distribute to the Payments Administrator and the Purchaser, as applicable, for payment to the Company Equityholders in accordance with

Section 9.4(c), the entire balance of the Section 382 Escrow Fund. In the event the Section 382 Study concludes that a Section 382 Ownership Change has occurred, then within three (3) Business Days following October 15, 2018, each of the Purchaser and the Equityholder Representative shall execute and deliver to the Escrow Agent a joint written instruction, in accordance with the Escrow Agreement, instructing the Escrow Agent to distribute to the Payments Administrator and the Purchaser, as applicable, for payment to the Company Equityholders in accordance with Section 9.4(c), the balance of the Section 382 Escrow Fund, less any amounts sufficient to satisfy any then-pending indemnification claim(s) with respect to a Section 382 Liability previously asserted by the Purchaser in accordance with Section 7, as such amounts are determined in accordance with the Escrow Agreement.

(c) All amounts released from the Escrow Funds that constitute Additional Consideration payable to Company Vested Optionholders shall be delivered to the Purchaser, and the Purchaser shall cause such Additional Consideration to be paid to the Company Vested Optionholders through the Purchaser’s or the Surviving Corporation’s payroll processing service or system on the first reasonably practicable payroll date following receipt of such amounts from the Escrow Agent, subject to applicable Tax withholding and reporting requirements. All other amounts released from the Escrow Funds that constitute Additional Consideration payable to Company Equityholders shall be delivered to the Payments Administrator, and the Purchaser shall thereafter instruct the Payments Administrator to promptly (and in any event within three (3) Business Days) distribute such Additional Consideration to the Company Equityholders entitled thereto, based on the Additional Per Share Consideration each such Company Equityholder is entitled to receive pursuant to Section 2.6(a), Section 2.8 or Section 2.9.

9.5 Exclusive Remedies. Each of the Company Equityholders and the Purchaser acknowledges and agrees that following the Closing, other than (a) in the case of fraud by the Purchaser, the Company or any of their respective Affiliates or Representatives, or the Purchaser’s breach of its payment obligations in Sections 2.10, as to which the parties shall have all remedies available at law or equity, (b) relief under the Reps and Warranties Policy, (c) in the case of disputes subject to resolution pursuant to Section 2.11, as to which the provisions of Section 2.11 shall govern, (d) in the case of disputes subject to resolution pursuant to Section 2.12(b), as to which the provisions of Section 2.12(b) shall govern, or (e) as otherwise expressly provided in this Agreement or any other Transaction Agreement, the indemnification provisions of Section 7 and Section 9 shall be the sole and exclusive remedies of the Company Equityholders and the Purchaser, respectively, for any inaccuracy or breach of the representations or warranties in this Agreement and the Transaction Agreements and for any failure to perform or comply with any covenants or agreements in this Agreement or the Transaction Agreements; provided, however, that nothing set forth in this Section 9 shall be deemed to prohibit or limit any party’s right at any time on or after the Closing, to seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained herein.

9.6 Additional Indemnification Provisions.

(a) With respect to each indemnification obligation of the Company Equityholders and the Purchaser in the Transaction Agreements or any other document executed in connection with the Closing, all Losses shall be net of any third-party insurance proceeds which have been recovered by the Person entitled to indemnification in connection with the facts giving rise to the right of indemnification (excluding proceeds under the Reps and Warranties Policy), which proceeds shall be determined net of any deductible payable with respect to the applicable insurance policy and any costs of collection.

(b) In any case where a Person entitled to indemnification recovers from a third Person any amount in respect of a matter for which such Person has previously recovered from the Purchaser or the Company Equityholders pursuant to this Section 9, such Person shall promptly pay over to the Purchaser or the Company Equityholders, as applicable, the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the amount previously recovered from the Purchaser or the Company Equityholders, as applicable, in respect of such matter.

9.7 Mitigation. Each of the parties agrees to use commercially reasonable efforts in accordance with Applicable Law to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

9.8 Tax Treatment of Indemnification Payments. Notwithstanding anything to the contrary contained herein, all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the consideration payable to the Company Equityholders for all Tax purposes to the maximum extent permitted by Applicable Law.

9.9 Reps and Warranties Policy. For the avoidance of doubt, a Purchaser Indemnified Party may make a claim for the same Loss or related Losses under Section 7 or this Section 9, on the one hand, and the Reps and Warranties Policy, on the other hand (in its sole discretion); provided, however, that in no event will a Purchaser Indemnified Party be entitled to recover amounts under Section 7 or this Section 9 that, when aggregated together with the amounts recovered under the Reps and Warranties Policy, exceed its Losses with respect to such claim. The denial of any claim under the Reps and Warranties Policy shall not be construed as, or used as evidence that, a Purchaser Indemnified Party is not entitled to indemnification under Section 7 or this Section 9.

10. CONDITIONS PRECEDENT; TERMINATION

10.1 Conditions Precedent to the Obligations of the Purchaser and Merger Sub. The obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained.

(b) Company Closing Deliveries. All of the Closing deliveries set forth in Section 2.14(a) shall have been delivered.

(c) Governmental Consents. Any waiting period under any applicable antitrust or competition law, regulation or other Applicable Law shall have expired or been terminated.

(d) No Legal Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or other Governmental Order that (i) is in effect and (ii) has the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or making the consummation of any such transactions illegal.

(e) No Other Proceedings. There shall not be pending any Litigation in which there is a reasonable possibility of an outcome that is adverse to the Purchaser or the Company, and that challenges or seeks to restrain or prohibit the consummation of the Merger or the other transactions contemplated herein.

(f) Company Representations and Warranties. Each of the Company Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been so true and correct only on such date). Each of the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) shall be true and correct in all respects (in the case of any representation or warranty qualified by “materiality” or “Company Material Adverse Effect”), or in all material respects (in the case of any representation or warranty not qualified by “materiality” or “Company Material Adverse Effect”), as of the Agreement Date and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been so true and correct only on such date). For the avoidance of doubt, Section 4.3(c) of the Company Disclosure Schedule shall be updated prior to Closing in accordance with Section 5.11 and Section 4.21 of the Company Disclosure Schedule shall be updated prior to Closing in accordance with Section 4.21(b).

(g) Covenants and Agreements. The Company shall have performed or complied in all material respects with each of the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(h) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

(i) Reps and Warranties Policy. The Reps and Warranties Policy shall have been issued and bound; provided that this closing condition shall automatically terminate and be of no force or effect, in accordance with Section 5.8, in the event of any failure of the Purchaser to comply with the terms of Section 5.8(a).

10.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Company Stockholder Approval. The Requisite Stockholder Approvals shall have been obtained.

(b) Purchaser Closing Deliveries. All of the Closing deliveries forth in Section 2.14(b) shall have been delivered.

(c) Governmental Consents. Any waiting period under any applicable antitrust or competition law, regulation or other Applicable Law shall have expired or been terminated.

(d) No Legal Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or other Governmental Order that (i) is in effect and (ii) has the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or making the consummation of any such transactions illegal.

(e) No Other Proceedings. There shall not be pending any Litigation in which there is a reasonable possibility of an outcome that is adverse to the Company or any of the Company Equityholders, and that challenges or seeks to restrain or prohibit the consummation of the Merger or other transactions contemplated herein.

(f) Purchaser Representations and Warranties. Each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the Agreement Date and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been so true and correct only on such date). Each of the representations and warranties of the Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (in the case of any representation or warranty qualified by “materiality”), or in all material respects (in the case of any representation or warranty not qualified by “materiality”), as of the Agreement Date and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been so true and correct only on such date).

(g) Covenants and Agreements. The Purchaser shall have performed or complied in all material respects with each of the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

10.3 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser, if (i) the Purchaser shall not have received Company Stockholder Consent and Joinders representing the Requisite Stockholder Approvals and the Voting Agreement Approvals within twenty-four (24) hours following the execution of this Agreement, (ii) the Purchaser has received evidence that the satisfaction of any condition set forth in Section 10.1(b), Section 10.1(c), Section 10.1(e) or Section 10.1(h) has become impossible (other than as a result of any failure on the part of the Purchaser to comply with or perform any covenant or obligation of the Purchaser set forth in this Agreement), (iii) the Closing has not taken place on or before July 31, 2018 (the “End Date”) (other than as a result of any failure on the part of the Purchaser to comply with or perform any covenant or obligation of the Purchaser set forth in this Agreement), or (iv) the Company breaches any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 10.1(f) or Section 10.1(g) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach or untrue representation or warranty is incapable of being cured by the End Date, or if capable of being cured, is not cured by the earlier of the End Date and the twentieth (20th) Business Day following written notice of such breach or untrue representation or warranty from the Purchaser;

(b) by the Company, if (i) the Company shall have received evidence that the satisfaction of any condition set forth in Section 10.2(b), Section 10.2(c) or Section 10.2(e) has become impossible (other than as a result of any failure on the part of the Company or the Company Equityholders to comply with or perform any covenant or obligation of the Company or the Company Equityholders set forth in this Agreement), (ii) the Closing has not taken place on or before the End Date (other than as a result of any failure on the part of the Company or the Company Equityholders to comply with or perform any covenant or obligation of the Company or the Company Equityholders, as applicable, set forth in this Agreement), or (iii) the Purchaser breaches any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 10.2(f) or Section 10.2(g) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach or untrue representation or warranty is incapable of being cured by the End Date, or if capable of being cured, is not cured by the earlier of the End Date and the twentieth (20th) Business Day following written notice of such breach or untrue representation or warranty from the Company;

(c) by the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or other Governmental Order or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or making the consummation of any such transactions illegal, which Applicable Law, Governmental Order or other action (or failure to take action) is final and nonappealable; or

(d) by the mutual consent of the Purchaser and the Company.

10.4 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 10.3(a) or Section 10.3(c), the Purchaser shall deliver to the Company a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.3(b) or Section 10.3(c), the Company shall deliver to the Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement. Any termination of this Agreement under Section 10.3 will be effective immediately upon the delivery of such written notice, or in the case of a termination under Section  10.3(d), immediately upon the mutual written consent of the Purchaser and the Company.

10.5 Effect of Termination. If this Agreement is terminated pursuant to Section 10.3, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor the Purchaser shall be relieved of any obligation or liability arising from or related to its fraud or any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 10.5, Section 5.3, Section 5.7(a), Section 5.7(b) and Section 11.

11. MISCELLANEOUS

11.1 Equityholder Representative.

(a) Appointment of Equityholder Representative. By agreeing to become party to, or by voting in favor of, this Agreement, the principal terms hereof, and the consummation of the transactions contemplated hereby or by participating in the transactions contemplated hereby and receiving the benefits thereof, including the right to receive the consideration payable in connection herewith, each Company Equityholder shall be deemed to have approved the designation of, and hereby designates, constitutes and irrevocably appoints Shareholder Representative Services LLC as such Company Equityholder’s representative, agent and attorney-in-fact for all purposes in connection with this Agreement and the agreements ancillary hereto. The Equityholder Representative may resign at any time in accordance with the terms of the Equityholder Representative Engagement Letter. In the event of the resignation, death or incapacity of the Equityholder Representative, a successor Equityholder Representative shall be appointed by an instrument in writing signed by such successor Equityholder Representative and by those Company Equityholders who, immediately prior to the Agreement Date, held a majority of the shares of Company Capital Stock (on an as-converted basis), and such appointment shall become effective as to any such successor Equityholder Representative when a copy of such instrument shall have been delivered to Purchaser.

(b) Authority. Without limiting the authority granted in the previous paragraph, the Equityholder Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Company Equityholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including in connection with the indemnity provisions of Section 9 as they relate to the Company Equityholders generally and such other matters as the Equityholder Representative deems necessary, appropriate or advisable in connection with the consummation of the transactions contemplated by this Agreement, including:

(i) to facilitate the payments being made by the Payments Administrator to the Company Equityholders under this Agreement;

(ii) to amend or waive any provision of this Agreement or any of the other Transaction Agreements;

(iii) to act as the representative of the Company Equityholders to review and authorize all claims received under Section 7 or Section 9, question the accuracy thereof or settle any such claims, including Third Party Claims;

(iv) to accept and acknowledge on behalf of the Company Equityholders service of any and all legal process that may lawfully be served upon such Company Equityholders in any action, suit or proceeding under or relating to this Agreement in any action brought in any court and to commence any action in any such court, or take any other action that the Equityholder Representative determines to be appropriate, to enforce the rights of the Company Equityholders under this Agreement and the other Transaction Agreements;

(v) to negotiate and compromise on their behalf with the Purchaser any claims asserted hereunder and to authorize payments to be made with respect thereto from the Escrow Funds or otherwise;

(vi) to retain auditors, attorneys, arbitrators, accountants and any other Persons as the Equityholder Representative shall deem necessary in connection with the performance of its duties hereunder;

(vii) to take such further actions as are authorized in this Agreement or the Transaction Agreements; and

(viii) in general, do all things and perform all acts, including executing and delivering all agreements (including the Escrow Agreement and the other Transaction Agreements), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Equityholder Representative to be necessary or desirable in connection with this Agreement, the Transaction Agreements and the transactions contemplated herein or therein.

(c) Reliance on Authority. The Purchaser shall be entitled to rely on such appointment and to treat the Equityholder Representative as the duly appointed attorney-in-fact of each Company Equityholder. The Company Equityholders shall cooperate with the Equityholder Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. Each Company Equityholder, by execution of the Company Stockholder Consent and Joinder, and without any further action, confirms such appointment and authority. After the Closing, notices given to the Equityholder Representative in accordance with the provisions of this Agreement shall constitute notice to the Company Equityholders for all purposes under this Agreement.

(d) Extent and Survival of Authority. The appointment of the Equityholder Representative is an agency coupled with an interest and is irrevocable and any action taken by the Equityholder Representative pursuant to the authority granted in this Section 11.1 shall be effective and absolutely binding on each Company Equityholder notwithstanding any contrary action of or direction from such Company Equityholder. The Equityholder Representative undertakes to perform only such duties as are set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Equityholder Representative. The death or incapacity, or dissolution or other termination of existence, of any Company Equityholder shall not terminate the authority and agency of the Equityholder Representative. The Purchaser, the Company, their respective Affiliates, and each of its and their Affiliates’ respective Representatives shall be entitled to rely upon, and shall have no liability of any kind to, the Company Equityholders with respect to any such reliance on the actions, decisions and determinations of the Equityholder Representative, and such indemnified parties shall be entitled to assume in all cases that all actions, decisions and determinations of the Equityholder Representative are fully authorized by all of the Company Equityholders.

(e) Exculpation; Indemnification. The Equityholder Representative will incur no liability of any kind with respect to any action or omission by the Equityholder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except to the extent of liability resulting from the Equityholder Representative’s gross negligence, willful misconduct, fraud or bad faith. The Company Equityholders shall indemnify, defend and hold harmless the Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that to the extent that any such Representative Loss is finally adjudicated to have been caused by the gross negligence, willful misconduct, fraud or bad faith of the Equityholder Representative, the Equityholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, willful misconduct, fraud or bad faith. If not paid directly to the Equityholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Equityholder Representative, subject to the terms set forth in the Equityholder Representative Engagement Letter, from (i) the funds in the Equityholder Representative Expense Fund, (ii) the amounts in the General Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Equityholders pursuant to Section 9.4(a) and Section 9.4(c), and (iii) from any Earn-Out Payments pursuant to Section 2.12; provided, that while this section allows the Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

(f) Expense Fund. At the Closing, the Purchaser shall deliver or cause to be delivered to the Equityholder Representative the Equityholder Representative Expense Amount, which amount shall be used by the Equityholder Representative for the purposes of paying directly, or reimbursing the Equityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Equityholders will not receive any interest or earnings on the Equityholder Representative Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will not be liable for any loss of principal of the Equityholder Representative Expense Fund other than as a result of its gross negligence, willful misconduct, fraud or bad faith. The Equityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, any remaining balance of the Equityholder Representative Expense Fund shall be released by the Equityholder Representative for payment to the Company Equityholders, in accordance with Section 11.1(g). For tax purposes, the Equityholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing.

(g) Release of Equityholder Representative Expense Fund. The Equityholder Representative shall deliver to the Purchaser all amounts released from the Equityholder Representative Expense Fund that constitute Additional Consideration payable to Company Vested Optionholders, and the Purchaser shall cause such Additional Consideration to be paid to the Company Vested Optionholders through the Purchaser’s or the Surviving Corporation’s payroll processing service or system on the first reasonably practicable payroll date following receipt of such amounts from the Equityholder Representative, subject to applicable Tax withholding and reporting requirements. The Equityholder Representative shall deliver to the Payments Administrator, and the Purchaser shall instruct the Payments Administrator to promptly distribute, all other amounts released from the Equityholder Representative Expense Fund to the Company Equityholders entitled to such Additional Consideration, based on the Additional Per Share Consideration each such Company Equityholder is entitled to receive pursuant to Section 2.6(a), Section 2.8 or Section 2.9.

11.2 Entire Agreement. This Agreement, including the Schedules and Exhibits and the attachments to them, and the other agreements, documents and certificates contemplated hereby or delivered pursuant hereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications, whether oral or written, by and among the parties with respect to the subject matter hereof, except that the terms of the Confidentiality Agreement shall continue to bind the parties thereto in the event this Agreement is terminated.

11.3 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.4 Publicity.

(a) Except as may otherwise be required by Applicable Law, no press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made without the prior written approval of (i) the Purchaser and (ii) the Company (if at or prior to Closing) or the Equityholder Representative (if after the Closing), which approval shall not be unreasonably withheld or delayed. The parties hereto shall cooperate with each other in making any such press release or public announcement, provided, however, that the parties shall not be required to consult or cooperate with each other, and no consent shall be required with respect to any press release or public announcement issued in connection with a dispute between the parties. Notwithstanding the foregoing, following the Closing and the public announcement (if any) of the transactions contemplated hereby, the Equityholder Representative shall be permitted to include the Company in a list of clients on its web site and in its marketing materials, as long as such reference does not disclose any of the terms hereof.

(b) In addition and subject to the covenants and limitations contained in Section 5.6 hereof, the parties (other than the Equityholder Representative, which shall comply with the Equityholder Representative NDAs) agree that, other than as agreed or as required to implement the transactions contemplated hereby or as a result of releases or announcements made in accordance with subsection (a) above, the parties will keep confidential the terms and conditions of this Agreement, including, without limitation, the Exhibits and Schedules hereto, except as otherwise required by Applicable Law or court or judicial process (including, without limitation, pursuant to any federal or state securities laws or the rules of any stock exchange or self-regulatory organization or pursuant to any legal, regulatory or legislative proceedings).

11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the Purchaser, the Company and the Equityholder Representative, except that the Purchaser may assign any of its rights, interests or obligations to a wholly-owned subsidiary of the Purchaser or Gannett Co., Inc. Any assignment in violation of this section shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.6 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail postage pre-paid, or by courier or overnight courier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed given when delivered (if by hand or by courier), when transmitted (if sent by confirmed facsimile transmission), three (3) Business Days after the date of deposit in the United States mail (if mailed), and one (1) Business Day after the date of deposit with an overnight courier (if sent by overnight courier), as follows:

Purchaser:	Gannett Co., Inc. 7950 Jones Branch Drive, McLean VA 22107 Attention: Barbara W. Wall Title: SVP & Chief Legal Officer Phone: (703) 854-6951

With copy to counsel (which shall not constitute notice):	Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, D.C. 20005 Attention: Katherine Ashley Phone: (202) 371-7000

Company (if before Closing):	WordStream, Inc. 101 Huntington Avenue Suite 7000 Boston, MA 02199 Attention: Howard Kogan Title: President and CEO Phone: (617) 963-0555

With copy to counsel (which shall not constitute notice):	Gesmer Updegrove LLP 40 Broad Street Boston, MA 02109 Attention: Sarah Richmond, Esq. Phone: (617) 350-6800

Equityholder Representative and, after the Closing, the Company Equityholders:	Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com Facsimile: (303) 623-0294 Phone: (303) 648-4085

With copy to counsel (which shall not constitute notice):	Gesmer Updegrove LLP 40 Broad Street Boston, MA 02109 Attention: Sarah Richmond, Esq. Facsimile: (617) 350-6878 Phone: (617) 350-6800

11.7 Venue and Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware), with respect to any legal action or proceeding arising out of or connected with this Agreement.

11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

11.9 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All references herein to articles, sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Sections without decimals (such as “Section 2”) shall include all sections numbered with decimals in such Section (e.g., Section 2.1, Section  2.2).

11.10 Interpretation.

(a) For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules, unless otherwise indicated. Reference to the Schedules hereto include the Company Disclosure Schedule, the Purchaser Disclosure Schedule and any numbered Schedule referenced herein. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The words “include,” “includes” and “including,” and derivative or similar words, shall be deemed to be followed by the words “without limitation.” The word “or” shall include both the conjunctive and disjunctive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to dollars or “$” are references to United States of America dollars. All references to shares of Common Stock outstanding as of immediately prior to the Effective Time include all shares of Common Stock issued upon the conversion of any shares of Preferred Stock immediately prior to the Effective Time in accordance with the Mandatory Conversion Approval and Section 5 of Part B of Article FOURTH of the Company’s certificate of incorporation.

(b) No uncertainty or ambiguity herein shall be construed or resolved against any party under any rule of construction or any legal decision providing that ambiguities in an agreement or other document will be construed against the party that drafted it. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

11.11 Dollar References. All dollar references in this Agreement are to the currency of the United States.

11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

11.14 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: WORDSTREAM, INC.

By:	/s/ Howard Kogan

Name:	Howard Kogan

Title:	CEO

PURCHASER: GANNETT CO., INC.

By:	/s/ Robert J. Dickey

Name:	Robert J. Dickey

Title:	President & Chief Executive Officer

MERGER SUB: ORCA MERGER SUB, INC.

By:	/s/ Robert J. Dickey

Name:	Robert J. Dickey

Title:	President

EQUITYHOLDER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Sam Riffe

Name:	Sam Riffe

Title:	Executive Director